UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒ ☐	Preliminary Proxy Statement Definitive Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SUMTOTAL SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.001 per share (the “Common Stock”)

(2)	Aggregate number of securities to which transaction applies:

31,236,602 shares of Common Stock; options to purchase 1,545,164 shares of Common Stock; and restricted stock units with respect to 996,243 shares of Common Stock.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value was determined based upon the sum of (A) 31,236,602 shares of Common Stock multiplied by $3.80 per share; (B) options to purchase 1,545,164 shares of Common Stock with an exercise price per share less than $3.80 multiplied by $0.77 (which is the difference between $3.80 and the weighted average exercise price of $3.03 per share with respect to options having an exercise price per share less than $3.80); and (C) restricted stock units with respect to 996,243 shares of Common Stock multiplied by $3.80 per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.00005580 by the sum of the numbers in the preceding sentence.

(4)	Proposed maximum aggregate value of transaction:

$123,674,587.28

(5)	Total fee paid:

$6,901.05

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

SumTotal Systems, Inc.

1808 North Shoreline Boulevard
Mountain View, California 94043

—, 2009

Dear Stockholder:

The board of directors of SumTotal Systems, Inc., a Delaware corporation, has unanimously approved a merger agreement providing for the acquisition of SumTotal by ST Software Holdings, LLC, an entity controlled by a private equity fund or funds associated with Accel-KKR and/or its affiliates. If the merger contemplated by the merger agreement is completed, you will be entitled to receive $3.80 in cash, without interest and less any applicable withholding tax, for each share of SumTotal Common Stock owned by you.

At a special meeting of our stockholders, you will be asked to vote on a proposal to adopt the merger agreement and approve the related adjournment proposal. The special meeting will be held on —, 2009 at — a.m. local time, at —. Notice of the special meeting and the related proxy statement are enclosed.

The accompanying proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and the merger agreement carefully. You may also obtain more information about SumTotal from documents we have filed with the Securities and Exchange Commission.

Our board of directors has determined that the merger is fair to and in the best interests of SumTotal and its stockholders and recommends that you vote “FOR” the adoption of the merger agreement and the adjournment proposal.

Your vote is very important. We cannot complete the merger unless the adoption of the merger agreement is approved by the affirmative vote of a majority of the outstanding shares of SumTotal Common Stock. The failure of any stockholder to vote on the proposal to adopt the merger agreement will have the same effect as a vote against the adoption of the merger agreement.

Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy in the accompanying reply envelope. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

Thank you in advance for your cooperation and continued support.

Sincerely,

Jack Acosta

Chairman of the Board of Directors

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The proxy statement is dated —, 2009, and is first being mailed to stockholders on or about —, 2009.

SumTotal Systems, Inc.

1808 North Shoreline Boulevard

Mountain View, California 94043

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On —, 2009

Dear Stockholder:

A special meeting of stockholders of SumTotal Systems, Inc., a Delaware corporation (the “Company”), will be held on —, 2009, at — a.m. local time, at — for the following purposes:

1.	To consider and vote on a proposal to adopt the Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 23, 2009, by and among ST Software Holdings, LLC, a Delaware limited liability company (“Newco”), ST Mergersub, Inc., a Delaware corporation and a wholly owned subsidiary of Newco (“Merger Sub”), and the Company, pursuant to which Merger Sub will merge with and into the Company (the “Merger”) and each outstanding share of the Company’s Common Stock, par value $0.001 per share (other than shares owned by the Company, Newco or Merger Sub), will be cancelled and extinguished and converted into the right to receive $3.80 in cash, without interest and less any applicable withholding tax.

2.	To approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the Merger and adopt the Merger Agreement.

Only stockholders of record on —, 2009 are entitled to notice of and to vote at the special meeting or at any adjournment or postponement of the special meeting. All stockholders of record are cordially invited to attend the special meeting in person.

The adoption of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of the Company’s Common Stock. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy prior to the special meeting to ensure that your shares will be represented at the special meeting if you are unable to attend. If you fail to return your proxy card, your shares will not be counted for purposes of determining whether a quorum is present at the meeting and will have the same effect as a vote against the adoption of the Merger Agreement. If you are a stockholder of record, voting in person at the meeting will revoke any proxy previously submitted.

Attendance at the special meeting is limited to stockholders. If you hold shares in “street name” (that is, through a bank, broker or other nominee) and would like to attend the special meeting and vote in person, you will need to bring an account statement or other acceptable evidence of ownership of the Company’s Common Stock as of the close of business on —, 2009, the record date. Alternatively, in order to vote, you may contact the person in whose name your shares are registered, obtain a proxy from that person and bring it to the special meeting. The use of cell phones, personal data assistants, pagers, recording and photographic equipment, camera phones and/or computers is not permitted at the special meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY IN THE ACCOMPANYING REPLY ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON.

By Order of the Board of Directors,

Arun Chandra

Chief Executive Officer

Mountain View, California

—, 2009

Annex A	Agreement and Plan of Merger
Annex B	Opinion of RBC Capital Markets Corporation
Annex C	Section 262 of the Delaware General Corporation Law

References to “SumTotal,” the “Company,” “we,” “our” or “us” in this proxy statement refer to SumTotal Systems, Inc. and its subsidiaries unless otherwise indicated by context.

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. See “Where You Can Find More Information” beginning on page 63.

The Parties to the Merger (Page 12)

SumTotal

SumTotal Systems, Inc.

1808 North Shoreline Boulevard

Mountain View, California 94043

(650) 934-9500

SumTotal is a Delaware corporation. We were originally incorporated as Asymetrix Corporation in the State of Washington in 1984, and since our incorporation have developed, marketed and sold a wide range of software products. In 1995, we focused our business on the enterprise learning market and created our first learning management system in 1997. As a result of our decision to focus on the enterprise learning market, we divested several product lines and made a number of acquisitions to strengthen our position in this market. In connection with our initial public offering in June 1998, we reincorporated as a Delaware corporation and in 2001 we changed our name to Click2learn, Inc. On March 18, 2004, we merged with Docent, Inc., a public company listed on NASDAQ, to form SumTotal Systems, Inc. Our headquarters are in Mountain View, California. We are a global provider of learning, performance, and talent management solutions. Our offerings include learning, performance and compensation management software and services. Our markets are worldwide and include a broad range of industries. Our solutions automate the talent management processes within organizations including aligning individuals’ goals with business objectives, developing the individual’s skills and competencies, assessing the individual’s performance, providing succession planning and setting compensation based on performance. We sell our solutions to organizations primarily through our direct sales force, complemented by sales through our domestic and international partners. We offer our solutions on a subscription or perpetual license basis. Our solutions can be provided on an on-demand basis or deployed at the customer’s site. We have more than 1,500 customers worldwide across a variety of industries, including education, energy, financial services, government, healthcare, manufacturing, retail, services and utilities.

For more information about SumTotal, please visit our website at www.sumtotalsystems.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. See also “Where You Can Find More Information” beginning on page 63. The Company’s Common Stock is publicly traded on the NASDAQ Global Market under the symbol “SUMT.”

Newco

ST Software Holdings, LLC

c/o Accel-KKR Capital Partners III, L.P.

2500 Sand Hill Road, Suite 100

Menlo Park, California 94025

(650) 289-2460

ST Software Holdings, LLC, which we refer to as Newco, is a Delaware limited liability company that was formed solely for the purpose of acquiring SumTotal and has not engaged in any business except for activities incidental to its formation and as contemplated by the Merger Agreement.

Upon the consummation of the Merger, Newco will be owned by a private equity fund or funds associated with Accel-KKR Capital Partners III, L.P. and/or its affiliates, referred to as AKKR.

Merger Sub

ST Mergersub, Inc.

c/o Accel-KKR Capital Partners III, L.P.

2500 Sand Hill Road, Suite 100

Menlo Park, California 94025

(650) 289-2460

ST Mergersub, Inc., which we refer to as Merger Sub, is a Delaware corporation that was organized solely for the purpose of completing the proposed Merger. Merger Sub is a wholly owned subsidiary of Newco and has not engaged in any business except for activities incidental to its formation and as contemplated by the Merger Agreement. Upon the consummation of the proposed Merger, Merger Sub will cease to exist and SumTotal will continue as the surviving corporation.

The Merger (Page 16)

The Agreement and Plan of Merger (the “Merger Agreement”) provides that Merger Sub will merge with and into the Company (the “Merger”). The Company will be the surviving corporation in the Merger (the “Surviving Corporation”) and will continue to do business as “SumTotal Systems, Inc.” following the Merger. In the Merger, each outstanding share of the Company’s Common Stock, par value $0.001 per share (other than shares owned by the Company, Newco or Merger Sub), will be cancelled and extinguished and converted into the right to receive $3.80 in cash, without interest and less any applicable withholding tax, which amount we refer to in this proxy statement as the per share price.

Effects of the Merger

If the Merger is completed, you will be entitled to receive $3.80 in cash, without interest and less any applicable withholding taxes, for each share of the Company’s Common Stock owned by you. As a result of the Merger, SumTotal will cease to be an independent, publicly traded company. You will not own any shares of the Surviving Corporation.

The Special Meeting (Page 14)

Time, Place and Date

The special meeting will be held on —, 2009, starting at — a.m. local time, at —.

Purpose

You will be asked to consider and vote upon a proposal to adopt the Merger Agreement, pursuant to which Merger Sub will merge with and into the Company, and the adjournment proposal.

Record Date and Quorum

You are entitled to vote at the special meeting if you owned shares of the Company’s Common Stock at the close of business on —, 2009, the record date for the special meeting. You will have one vote for each share of the Company’s Common Stock that you owned on the record date. As of the record date there were — shares of the Company’s Common Stock outstanding and entitled to vote. The presence in person or by proxy of stockholders entitled to cast a majority of all votes entitled to be cast at the special meeting shall constitutes a quorum for the purpose of considering the proposal.

Vote Required

The adoption of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of our Common Stock. The approval of the adjournment proposal requires the affirmative vote of a majority of the shares of Common Stock casting votes at the meeting, whether in person or by proxy, excluding abstentions.

Common Stock Ownership of Directors and Executive Officers

As of the record date, the directors and executive officers of the Company held —% in the aggregate of the shares of the Company’s Common Stock entitled to vote at the special meeting.

Voting and Proxies

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, the Internet, by returning the enclosed proxy card by mail, or by voting in person by appearing at the special meeting. If your shares of the Company’s Common Stock are held in “street name” by your bank, broker or nominee, you should instruct your bank, broker or nominee on how to vote your shares of the Company’s Common Stock using the instructions provided. If you do not provide your bank, broker or nominee with instructions, your shares of the Company’s Common Stock will not be voted and that will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement and the approval of the adjournment proposal.

Revocability of Proxy

Any stockholder of record who executes and returns a proxy card (or submits a proxy via telephone or the Internet) may revoke the proxy at any time before it is voted at the special meeting in any one of the following ways:

•	if you hold your shares in your name as a stockholder of record, by notifying our Secretary at 1808 North Shoreline Boulevard, Mountain View, California 94043;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	by submitting a later-dated proxy card;

•	if you voted by telephone or the Internet, by voting a second time by telephone or Internet; or

•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Treatment of Stock Options and Company Stock-Based Awards (Page 39)

Stock Options

Upon the consummation of the Merger, each then outstanding Company option, whether vested or unvested, will be cancelled, and converted into the right to receive an amount in cash, without interest, equal to the product of (x) the excess, if any, of (A) the Per Share Price less (B) the exercise price per share attributable to such Company option, multiplied by (y) the total number of shares issuable upon exercise of such Company option. The Company will pay to holders of eligible Company options the option consideration described above, without interest thereon, less applicable taxes required to be withheld with respect to these payments. No consideration will be received in respect of stock options with an exercise price greater than or equal to $3.80 per share.

Company Stock-Based Awards

Upon the consummation of the Merger, each right of any kind to receive shares of the Company’s Common Stock or benefits measured by the value of a number of shares of the Company’s Common Stock, and each award of any kind consisting of shares of the Company’s Common Stock, in each case, granted under the Company Stock Plans (including restricted stock units) other than Company options (each of these awards is sometimes referred to in this proxy statement as a Company stock-based award), whether or not then vested, shall become fully vested and shall be converted automatically into the right to receive upon the consummation of the Merger an amount in cash in U.S. dollars equal to the product of (x) the total number of shares of the Company’s Common Stock subject to such Company stock-based award and (y) $3.80 (reduced, if applicable, by any exercise or base price applicable to such Company stock-based award) and each Company stock-based award shall be cancelled and shall only entitle the holder thereof to the payment described above.

Recommendation of Our Board of Directors (Page 23)

Our board of directors, at the meeting held on April 23, 2009, unanimously (i) determined that the Merger is in the best interests of the Company and its stockholders, and declared it advisable to enter into the Merger Agreement, (ii) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, (iii) resolved to recommend that the stockholders approve the adoption of the Merger Agreement and directed that the matter be submitted for consideration by the stockholders of the Company at the special meeting and (iv) took all necessary actions so that, to the extent permitted by law, the provisions of Section 203 of the Delaware General Corporation Law, referred to as the DGCL, any other similar applicable “anti-takeover” law will not be applicable to the Merger. The board of directors recommends that our stockholders vote “FOR” the adoption of the Merger Agreement and the approval of the adjournment proposal. For a discussion of the material factors considered by the board of directors in reaching its conclusions, see “The Merger—Reasons for the Merger; Recommendation of Our Board of Directors” beginning on page 23.

Interests of the Company’s Directors and Executive Officers in the Merger (Page 33)

In considering the recommendation of the board of directors, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, your interests as a stockholder, and that may present actual or potential conflicts of interest.

Opinion of the Financial Advisor to Our Board of Directors (Page 26)

In connection with the evaluation of the proposed merger by SumTotal’s board of directors, our board of directors’ financial advisor, RBC Capital Markets Corporation, referred to as RBC, rendered a written opinion to our board of directors on April 23, 2009 that, as of that date and subject to the assumptions, qualifications and limitations set forth in its written opinion, the per share price of $3.80 in cash, without interest, for each outstanding share of our Common Stock specified in the Merger Agreement was fair, from a financial point of view, to the SumTotal stockholders. The full text of RBC’s written opinion dated April 23, 2009 is attached to this proxy statement as Annex B. We urge you to read RBC’s opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken by RBC. RBC’s opinion was addressed to our board of directors and does not constitute a recommendation to our stockholders as to how you should vote with respect to the Merger.

Financing (Page 46)

Newco and Merger Sub estimate that the total amount of funds necessary to consummate the Merger and related transactions will be approximately $—, which Newco and Merger Sub expect will be funded by equity and possibly debt financings and cash of the Company. The consummation of the Merger is not subject to any financing conditions (although funding of the equity financing is subject to the satisfaction of the conditions set forth in the commitment letter under which the equity financing will be provided). See “The Merger Agreement—Financing” beginning page 46. The following arrangements are in place for the financing of the Merger, including the payment of related transaction costs, charges, fees and expenses:

Equity Financing. Newco has received an equity commitment letter from Accel-KKR Capital Partners III, L.P. (referred to in this proxy statement as the Investor) to provide equity financing in an aggregate amount sufficient to fully finance the Merger and other transactions contemplated by the Merger Agreement.

Debt Financing. No arrangement for any debt financing for the Merger is currently in place. Receipt of debt financing is not a condition to the consummation of the Merger.

Regulatory Approvals

The Company does not believe any filings are required under applicable antitrust or competition laws in connection with the Merger or any similar foreign filings.

Material United States Federal Income Tax Consequences (Page 36)

The exchange of shares of the Company’s Common Stock for cash pursuant to the Merger Agreement generally will be a taxable transaction for U.S. federal income tax purposes. Stockholders who exchange their shares of the Company’s Common Stock in the Merger will generally recognize gain or loss in an amount equal to the difference, if any, between the cash received in the Merger and the adjusted tax basis in their shares of the Company’s Common Stock. You should consult your tax advisor for a complete analysis of the effect of the Merger on your federal, state and local and/or foreign taxes.

Litigation Related to the Merger (Page 38)

On April 28, 2009, a purported class action lawsuit was filed on behalf of the Company’s stockholders in the Superior Court of Santa Clara County, California, docketed as Lief Irgens v. SumTotal Systems, Inc., et al., Case No. 109CV141073. The complaint alleges that our board of directors breached their fiduciary duties by entering into the Merger Agreement for an unfair price and failed to engage in a fair sale process, and that Accel-KKR Capital Partners III, L.P., Newco and Merger Sub aided and abetted such breach.

Conditions to the Merger (Page 47)

As more fully described in this proxy statement, the consummation of the Merger depends upon the satisfaction, or where legally permissible, waiver of certain conditions. Each party’s obligation to consummate the Merger is subject to the satisfaction of certain conditions, including the adoption of the Merger Agreement by the Company’s stockholders, compliance with federal and foreign antitrust laws, and the absence of any legal or other prohibition of the Merger. Newco and Merger Sub’s obligation to consummate the Merger is conditioned upon the satisfaction of certain conditions, including the accuracy of our representations and warranties, the performance in all material respects of our obligations prior to the consummation of the Merger, the absence of a continuing Company Material Adverse Effect, the delivery of certificates attesting to the foregoing conditions, and a minimum net cash and cash equivalents balance of $36.5 million. The Company’s obligation to consummate the Merger is subject to certain conditions, including the accuracy of Newco and Merger Sub’s representations and warranties, the performance in all material respects of Newco and Merger Sub’s obligations prior to the consummation of the Merger, and the delivery of a certificate attesting to the foregoing conditions.

Solicitations of Other Offers and Restrictions on Solicitations of Other Offers (Page 49)

The Merger Agreement permits us to, subject to certain requirements more fully described in this proxy statement, solicit or encourage an acquisition proposal from any person or group and engage in discussions with regard thereto, prior to 12:01 a.m. Eastern time on May 24, 2009. Thereafter, and prior to the adoption of the Merger Agreement by the Company stockholders, we may (i) continue discussions with any person or group provided that such person or group has made an acquisition proposal prior to May 24, 2009 that our board of directors has concluded constitutes a superior proposal or is reasonably likely to lead to a superior proposal until 12:01 a.m. Pacific time on June 7, 2009 (or such later time specified in the merger agreement) or (ii) engage in discussions with another party if such party has made an unsolicited written acquisition proposal that the board of directors has concluded constitutes a superior proposal or is reasonably likely to lead to a superior proposal and that the failure to take such action would be inconsistent with the directors’ fiduciary duties. We have agreed to provide Newco with notice of certain events, with regard to the solicitation of alternative acquisition proposals, including the name of any party submitting an acquisition proposal and the material terms of such proposal.

Termination of the Merger Agreement (Page 52)

Either Newco and Merger Sub or the Company may terminate the Merger Agreement under certain circumstances. In particular, the Merger Agreement may be terminated at any time by the mutual written consent of the parties. In addition, the Merger Agreement may be terminated by us in order to enter into a definitive agreement for an alternative acquisition transaction that constitutes a superior proposal. Newco may terminate the Merger Agreement if our board of directors withdraws or changes its recommendation that our stockholders approve the Merger in accordance with the applicable provisions of Delaware law. The Company or Newco may terminate the Merger Agreement for material breach by the other party of a representation or warranty or failure to perform a covenant, which material breach or failure would result in the failure of a condition to closing being satisfied, that remains uncured for 30 days after notice of such breach. The Merger Agreement may be terminated by us or Newco in the event that stockholder approval of the Merger Agreement is not obtained or the Merger is not consummated by 11:59 p.m., Pacific time, on October 15, 2009.

Termination Fees and Expenses Payable by Us (Page 53)

If the Merger Agreement is terminated in order to enter into an alternative transaction, we may be required to pay a termination fee of either $3,100,000 or $4,950,000, depending on the timing and circumstances, including, among other instances, in the event we terminate the Merger Agreement to accept a superior proposal in accordance with the terms of the Merger Agreement. In addition, if the Merger Agreement is terminated for certain reasons, we may be required to reimburse Newco for certain expenses, subject to specified limitations, incurred in connection with the negotiation of the Merger Agreement, up to a maximum of $1,000,000. In the event that the Merger Agreement is terminated and we are required to pay a termination fee, such fee will be offset by any transaction related expenses for which we reimburse Newco.

Specific Performance (Page 55)

The Company is entitled to an injunction to prevent or restrain breaches or threatened breaches of the Merger Agreement, the equity commitment letter or the guarantee, and to enforce specifically the terms of the Merger Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of Newco and Merger Sub under the Merger Agreement, the equity commitment letter and the guarantee. The Company also has the right to cause Newco and Merger Sub to fully enforce the terms of the equity commitment letter against the Investor to the fullest extent permissible under the equity commitment letter and applicable laws and to cause the Merger to be consummated.

Guarantee

In connection with the Merger Agreement, we and the Investor entered into a guarantee in which the Investor guarantees (i) Newco’s and Merger Sub’s obligation to fund the merger consideration and (ii) solely in the circumstances in which damages would be permitted as a remedy, liabilities for Newco’s and Merger Sub’s breach of the Merger Agreement.

Dissenters Rights of Appraisal Rights (Page 59)

Under Delaware law, our stockholders are entitled to appraisal rights with respect to the Merger and, if the Merger is completed, to receive payment in cash for the fair value of their shares of the Company’s Common Stock. In general, to preserve their appraisal rights, our stockholders who wish to exercise these rights must:

•	deliver a written demand for appraisal to us at or before the time the vote is taken at the special meeting;

•	not vote their shares for the adoption of the Merger Agreement;

•	continuously hold their shares of the Company’s Common Stock from the date they make the demand for appraisal through the closing of the Merger; and

•	comply with the other procedures set forth in Section 262 of the DGCL.

The full text of the Delaware statute governing appraisal rights is attached to this proxy statement as Annex C. Your failure to comply with the procedures described in Annex C will result in the loss of your appraisal rights. The text of the Delaware statute governing appraisal rights is very complex and you are urged to read it carefully and consult with your own legal counsel in the event you should decide to exercise your appraisal rights.

Market Price of the Company’s Common Stock (Page 56)

The closing sale price of our Common Stock on the NASDAQ Global Market on April 23, 2009, the last trading day prior to the public announcement of the proposed Merger, was $3.13 per share. The $3.80 per share price represents a premium of approximately 89% over our closing stock price on April 3, 2009, the last trading day prior to the public announcement of an unsolicited proposal from another party to acquire us for $3.25 per share in cash, a premium of approximately 133% over our average closing share price for the 30 trading days ending on April 3, 2009 and a premium of approximately 70% for the 30 trading days ending on April 22, 2009. On —, 2009, the most recent practicable date before this proxy statement was printed, the closing price for our Common Stock on the NASDAQ Global Market was $— per share. You are encouraged to obtain current market quotations for our Common Stock in connection with voting your shares.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger, the Merger Agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a SumTotal stockholder. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully. See “Where You Can Find More Information” beginning on page 63.

Q.	What is the proposed transaction?

A.	The proposed transaction is the acquisition of the Company pursuant to the Merger Agreement by Newco, an entity controlled by a private equity fund or funds affiliated with AKKR. Once the Merger Agreement has been adopted by our stockholders and other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub, a wholly owned subsidiary of Newco, will merge with and into SumTotal. SumTotal will be the Surviving Corporation and a wholly owned subsidiary of Newco.

Q.	What will I receive in the Merger?

A.	Upon completion of the Merger, you will be entitled to receive $3.80 in cash, without interest and less any applicable withholding tax, for each share of our Common Stock that you own. For example, if you own 100 shares of our Common Stock, you will receive $380 in cash in exchange for your shares of Common Stock, less any applicable withholding tax. You will not own any shares in the Surviving Corporation.

Q.	When and where is the special meeting?

A.	The special meeting of stockholders of SumTotal will be held on —, 2009, starting at —, local time, —.

Q.	What vote is required for SumTotal’s stockholders to adopt the Merger Agreement and approve the adjournment proposal?

A.	The affirmative vote of the holders of a majority of the outstanding shares of our Common Stock is required to adopt the Merger Agreement. The affirmative vote of a majority of the votes cast is required to approve the adjournment proposal.

Q.	How does SumTotal’s board of directors recommend that I vote?

A.	Our board of directors unanimously recommends that you vote “FOR” the proposal to adopt the Merger Agreement and “FOR” the related adjournment proposal. You should read “The Merger—Reasons for the Merger; Recommendation of our Board of Directors” for a discussion of the factors that our board of directors considered in deciding to recommend the adoption of the Merger Agreement.

Q.	What effects will the proposed Merger have on SumTotal?

A.	As a result of the proposed Merger, SumTotal will cease to be a publicly-traded company and will be wholly owned by Newco. You will no longer have any interest in the future earnings or growth of SumTotal. Following consummation of the Merger, the registration of our reporting obligations with respect to our Common Stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated upon application to the Securities and Exchange Commission (the “SEC”). In addition, upon completion of the proposed Merger, shares of our Common Stock will no longer be listed on any stock exchange or quotation system, including the NASDAQ Global Market.

Q.	What happens if the Merger is not consummated?

A.

If the Merger Agreement is not adopted by the requisite vote of our stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares in connection with the Merger. Instead, SumTotal will remain an independent public company and our Common Stock will continue to be listed and traded on the NASDAQ Global Market. Under specified circumstances, SumTotal may be required to pay Newco a termination fee or reimburse Newco for its expenses as described under the caption “The Merger Agreement—Termination Fees and Expenses.”

Q.	What do I need to do now?

A.	Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, if you hold your shares in your own name as the stockholder of record, please vote your shares by completing, signing, dating and returning the enclosed proxy card; using the telephone number printed on your proxy card; or using the Internet voting instructions printed on your proxy card. If you have Internet access, we encourage you to record your vote via the Internet. You can also attend the special meeting and vote. Do NOT return your stock certificate(s) with your proxy.

Q.	How do I vote?

A:	You may vote by:

•	signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope;

•	using the telephone number printed on your proxy card;

•	using the Internet voting instructions printed on your proxy card; or

•	if you hold your shares in “street name,” follow the procedures provided by your broker, bank or other nominee.

If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the proposal to adopt the Merger Agreement and “FOR” the approval of the adjournment proposal.

Q.	How can I change or revoke my vote?

A.	You have the right to change or revoke your proxy at any time before the vote taken at the special meeting:

•	if you hold your shares in your name as a stockholder of record, by notifying our Secretary at 1808 North Shoreline Boulevard, Mountain View, California 94043;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	by submitting a later-dated proxy card;

•	if you voted by telephone or the Internet, by voting a second time by telephone or Internet; or

•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Q.	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A.	Your broker, bank or other nominee will only be permitted to vote your shares if you instruct your broker, bank or other nominee how to vote. You should follow the procedures provided by your broker, bank or other nominee regarding the voting of your shares. If you do not instruct your broker, bank or other nominee to vote your shares, your shares will not be voted and the effect will be the same as a vote “AGAINST” the adoption of the Merger Agreement.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.	If you also hold shares in “street name” and directly as a record holder or in multiple accounts, you may receive more than one proxy and/or set of voting instructions relating to the special meeting. These should each be voted and/or returned separately as described elsewhere in this proxy statement in order to ensure that all of your shares are voted.

Q.	What happens if I sell my shares before the special meeting?

A.	The record date of the special meeting is earlier than the special meeting and the date that the Merger is expected to be completed. If you transfer your shares of our Common Stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive $3.80 per share in cash to be received by our stockholders in the Merger. In order to receive the $3.80 per share, you must hold your shares through completion of the Merger.

Q.	Am I entitled to exercise appraisal rights instead of receiving the per share price for my shares?

A.	Yes. Under Delaware law stockholders may exercise appraisal rights in connection with the Merger. The provisions of Delaware law governing appraisal rights are complex, and you should study them carefully, and consult your own legal advisor, if you wish to exercise appraisal rights. A stockholder may take actions that prevent that stockholder from successfully asserting these rights, and multiple steps must be taken to properly exercise and perfect the rights. A copy of Section 262 of the DGCL is attached to this proxy statement as Annex C. See the section entitled “Appraisal Rights” beginning on page 59 of this proxy statement for information regarding the actions that you must take in order to exercise appraisal rights.

Q.	When is the Merger expected to be completed?

A.	We are working toward completing the Merger as quickly as possible, and we anticipate that it will be completed by the third calendar quarter of 2009. However, the exact timing of the completion of the Merger cannot be predicted. In order to complete the Merger, we must obtain stockholder approval and the other closing conditions under the Merger Agreement must be satisfied or waived (as permitted by law). See “The Merger Agreement—Consummation of the Merger” and “The Merger Agreement—Conditions to the Merger” beginning on pages 39 and 47, respectively.

Q.	Will a proxy solicitor be used?

A.	Yes. The Company has engaged — to assist in the solicitation of proxies for the special meeting and the Company estimates it will pay — a fee of approximately $—. The Company has also agreed to reimburse — for reasonable administrative and out-of-pocket expenses incurred in connection with the proxy solicitation and indemnify — against certain losses, costs and expenses.

Q.	Should I send in my stock certificates now?

A.	No. After the Merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your Common Stock certificates for the portion of the merger consideration to which you are entitled. If your shares are held in “street name” by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your “street name” shares in exchange for the portion of the merger consideration to which you are entitled. Please do not send your certificates in now.

Q.	Who can help answer my other questions?

A.	If you have additional questions about the Merger, need assistance in submitting your proxy or voting your shares of Company Common Stock, or need additional copies of the proxy statement or the enclosed proxy card, please call SumTotal Investor Relations at (650) 934-9584 or —, our proxy solicitor, at —.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, include forward-looking statements based on estimates and assumptions. There are forward-looking statements throughout this proxy statement identified by statements containing words such as “believes,” “estimates,” “anticipates,” “continues,” “contemplates,” “expects,” “may,” “will,” “could,” “should” or “would” or other similar words or phrases. These statements, which are based on information currently available to us, are not guarantees of future performance and may involve risks and uncertainties that could cause our actual growth, results of operations, performance and business prospects, and opportunities to materially differ from those expressed in, or implied by, these statements. These forward-looking statements speak only as of the date on which the statements were made and we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statement included in this proxy statement or elsewhere. In addition to other factors and matters contained or incorporated in this document, these statements are subject to risks, uncertainties, and other factors, including, among others:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•	the outcome of any legal proceedings that may be instituted against SumTotal and others relating to the Merger Agreement;

•	the inability to complete the Merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to consummation of the Merger;

•	the inability to complete the Merger due to the failure to satisfy the minimum cash condition;

•	the failure of the Merger to close for any other reason;

•	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the Merger;

•	the effect of the announcement of the Merger on our customer relationships, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the Merger;

and other risks detailed in our current filings with the SEC, including our most recent filings on Forms 10-Q and 10-K. See “Where You Can Find More Information” beginning on page 63. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons that actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE PARTIES TO THE MERGER

SumTotal

SumTotal Systems, Inc.

1808 North Shoreline Boulevard

Mountain View, California 94043

(650) 934-9500

SumTotal is a Delaware corporation. We were originally incorporated as Asymetrix Corporation in the State of Washington in 1984, and since our incorporation have developed, marketed and sold a wide range of software products. In 1995, we focused our business on the enterprise learning market and created our first learning management system in 1997. As a result of our decision to focus on the enterprise learning market, we divested several product lines and made a number of acquisitions to strengthen our position in this market. In connection with our initial public offering in June 1998, we reincorporated as a Delaware corporation and in 2001 we changed our name to Click2learn, Inc. On March 18, 2004, we merged with Docent, Inc., a public company listed on NASDAQ, to form SumTotal Systems, Inc. Our headquarters are in Mountain View, California. We are a global provider of learning, performance, and talent management solutions. Our offerings include learning, performance and compensation management software and services. Our markets are worldwide and include a broad range of industries. Our solutions automate the talent management processes within organizations including aligning individuals’ goals with business objectives, developing the individual’s skills and competencies, assessing the individual’s performance, providing succession planning and setting compensation based on performance. We sell our solutions to organizations primarily through our direct sales force, complemented by sales through our domestic and international partners. We offer our solutions on a subscription or perpetual license basis. Our solutions can be provided on an on-demand basis or deployed at the customer’s site. We have more than 1,500 customers worldwide across a variety of industries, including education, energy, financial services, government, healthcare, manufacturing, retail, services and utilities.

For more information about SumTotal, please visit our website at www.sumtotalsystems.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. See also “Where You Can Find More Information” beginning on page 63. The Company’s Common Stock is publicly traded on the NASDAQ Global Market under the symbol “SUMT.”

Newco

ST Software Holdings, LLC

c/o Accel-KKR Capital Partners III, L.P.

2500 Sand Hill Road, Suite 100

Menlo Park, California 94025

(650) 289-2460

ST Software Holdings, LLC, which we refer to as Newco, is a Delaware limited liability company that was formed solely for the purpose of acquiring SumTotal and has not engaged in any business except for activities incidental to its formation and as contemplated by the Merger Agreement.

Upon the consummation of the Merger, Newco will be owned by a private equity fund associated with AKKR.

Merger Sub

ST Mergersub, Inc.

c/o Accel-KKR Capital Partners III, L.P.

2500 Sand Hill Road, Suite 100

Menlo Park, California 94025

(650) 289-2460

ST Mergersub, Inc., which we refer to as Merger Sub, is a Delaware corporation that was organized solely for the purpose of completing the Merger. Merger Sub is a wholly owned subsidiary of Newco and has not engaged in any business except for activities incidental to its formation and as contemplated by the Merger Agreement. Upon the consummation of the Merger, Merger Sub will cease to exist and SumTotal will continue as the surviving corporation.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on —, 2009, starting at — a.m. local time, at —, or at any postponement or adjournment thereof. The purpose of the special meeting is for our stockholders to consider and vote upon adoption of the Merger Agreement and approval of the related adjournment proposal. Our stockholders must adopt the Merger Agreement in order for the Merger to occur. If we do not receive the requisite vote of our stockholders to adopt the Merger Agreement, the Merger will not occur. A copy of the Merger Agreement is attached to this proxy statement as Annex A. This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on —, 2009.

Record Date and Quorum

We have fixed the close of business on —, 2009 as the record date for the special meeting, and only holders of record of Company Common Stock on the record date are entitled to vote at the special meeting. On the record date, there were — shares of Company Common Stock outstanding and entitled to vote. Each share of Company Common Stock entitles its holder to one vote on all matters properly coming before the special meeting.

A majority of the total voting power of the Company’s Common Stock issued, outstanding and entitled to vote at the special meeting constitutes a quorum for the purpose of considering the proposal. Shares of Company Common Stock represented at the special meeting but not voted, including shares of Common Stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

Vote Required for Approval

Adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of our outstanding shares of Common Stock on the record date. Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast on the proposal. For both proposals, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not be counted as votes cast or shares voting on the proposals, but will count for the purpose of determining whether a quorum is present. If you abstain, it will have the same effect as a vote “AGAINST” adoption of the Merger Agreement. Abstentions will have no effect on the outcome of the adjournment proposal.

Brokers who hold shares in “street name” for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers may not exercise their voting discretion with respect to approving non-routine matters such as the adoption of the Merger Agreement and the adjournment proposal and, as a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.” Broker non-votes will not be counted as votes cast or shares voting on the proposals. These broker non-votes will be counted for purposes of determining whether a quorum is present, but will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement. Broker non-votes will have no effect on the outcome of the adjournment proposal.

Proxies and Revocation

If you submit a proxy by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate on your proxy card or by such other method. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the Merger Agreement and “FOR” approval of the adjournment proposal.

If your shares of our Common Stock are held in “street name,” you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. If you do not instruct your broker, bank or other nominee to vote your shares, it will have the same effect as a vote against adoption of the Merger Agreement and against approval of the adjournment proposal.

Proxies received at any time before the special meeting, and not revoked or superseded before being voted, will be voted at the special meeting. You have the right to change or revoke your proxy at any time before the vote taken at the special meeting:

•	if you hold your shares in your name as a stockholder of record, by notifying our Secretary at 1808 North Shoreline Boulevard, Mountain View, California 94043;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	by submitting a later-dated proxy card; or

•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Please do not send in your stock certificates with your proxy card. When the Merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the merger consideration in exchange for your stock certificates.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies up to one time at the request of Newco. Any adjournment may be made without notice (if the adjournment is not for more than 30 days), other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting. Whether or not a quorum exists, holders of a majority of the combined voting power of our Common Stock present in person or represented by proxy at the special meeting and entitled to vote thereat may adjourn the special meeting. Any signed proxies received by SumTotal in which no voting instructions are provided on such matter will be voted “FOR” an adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the Merger Agreement. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Solicitation of Proxies

This proxy solicitation is being made and paid for by SumTotal on behalf of its board of directors. In addition, we have retained — to assist in the solicitation. We will pay — $— plus reasonable out-of-pocket expenses for their assistance. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of Company Common Stock that the brokers and fiduciaries hold of record. Upon request, we will reimburse them for their reasonable out-of-pocket expenses. In addition, we will indemnify — against any losses arising out of that firm’s proxy soliciting services on our behalf.

Questions and Additional Information

If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call SumTotal Investor Relations at (650) 934-9584 or our proxy solicitor —, at —.

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Background of the Merger

The board of directors and management of the Company have continually engaged in a review of the Company’s business plans and other strategic opportunities, including the evaluation of the market in which the Company competes, the possibility of pursuing strategic alternatives, such as acquisitions, and the possible sale of the Company, each with the view towards enhancing stockholder value. In addition, the Company has held discussions from time to time with various companies and private equity firms that expressed preliminary interest in pursuing a potential acquisition of the Company. However, (except as described below) none of these discussions resulted in a firm indication of interest in an acquisition of the Company.

In March 2008, a representative from Vista Equity Partners (“Vista”) contacted Sanjay Dholakia, the Company’s then-current Senior Vice President responsible for the learning management systems (“LMS”) business. Subsequently, the Vista representative and Mr. Dholakia held several conversations and a meeting. Following that meeting, on June 6, 2008, Don Fowler, a director of the Company and our then-current Chief Executive Officer, Neil Laird, our Chief Financial Officer, and Mr. Dholakia met with representatives of Vista to discuss publicly available information regarding the Company and to obtain additional information about Vista. During this meeting, Vista indicated that it might have an interest in pursuing a potential acquisition of the Company. Based on this meeting, the parties agreed to continue discussions.

In April 2008, in the context of a general discussion with RBC in which the Company was discussed, AKKR informed RBC that it had interest in meeting with the Company management to explore a potential acquisition of the Company. Since RBC had acted as the sole placement agent for the Company’s registered direct offering of common stock in 2007, AKKR recognized that RBC had a relationship with the Company and, accordingly, requested that RBC coordinate a meeting with the Company. On May 18, 2008, the Company entered into a nondisclosure agreement with AKKR.

On June 3, 2008, Messrs. Fowler, Dholakia and Laird and a representative of RBC met with representatives from AKKR to discuss publicly available information regarding the Company’s business and to obtain additional information about AKKR. Based on this initial meeting, the parties agreed to continue discussions.

Around May 2008, the Company was also contacted by a third party (“Party A”). At Party A’s request, a meeting was held on June 3, 2008 with representatives of Party A and Messrs. Fowler and Laird, to discuss public information about the Company, as well as information about Party A. Following that meeting, Party A submitted a written preliminary indication of interest to acquire the Company for $6.00 per share, subject to additional due diligence and other conditions. The Company subsequently indicated that it was not interested in pursuing a transaction at that price.

On July 16, 2008, the Company’s board of directors held a meeting. At the meeting, Messrs. Fowler and Laird updated the board on the status of the recent discussions, and Mr. Laird presented the Company’s forecast and potential valuations of the Company under various scenarios. The board of directors discussed the Company’s prospects and the circumstances under which it might consider pursuing a possible sale of the Company.

On July 29, 2008, a representative of Vista contacted Mr. Fowler with a proposed agenda for a meeting with the Company’s management team that was tentatively scheduled for August 1, 2008, following the Company’s scheduled second quarter earnings announcement. Mr. Fowler indicated that he would be available to meet to discuss publicly available information regarding the Company, but proposed to limit participation of other management at the meeting to avoid potential disruption to the Company’s operations and business. Mr. Fowler also indicated that a preliminary indication of value that Vista had communicated to him verbally was below where the board would consider discussing a transaction. Based on these factors, Vista indicated to Mr. Fowler that it did not believe it made sense to hold the meeting.

On August 1, 2008, AKKR submitted a letter to the Company expressing an interest in pursuing a potential acquisition of the Company, outlined a potential timeline of due diligence that would enable AKKR to provide a formal proposal and expressed a willingness to enter into a nondisclosure agreement that included standstill language with the Company in order to receive non-public information regarding the Company. Based on preliminary discussions, AKKR indicated that it believed it could provide an offer that would be compelling to the Company’s board of directors.

On August 6, 2008, AKKR entered into a nondisclosure agreement with the Company that included a standstill provision. During the remainder of August 2008, AKKR undertook preliminary due diligence regarding the Company. In early September 2008, AKKR provided an oral indication of interest to acquire the Company at $7.00 per share. The Company responded that it did not believe a $7.00 per share offer would be acceptable. On September 12, 2008, AKKR met with the Company and a representative of RBC and provided a preliminary, non-binding indication of interest to acquire the Company and outlined the key items that would need to be confirmed in due diligence that would potentially allow AKKR to increase its price up to $8.00 per share, pending additional due diligence. AKKR stated that this preliminary offer was conditioned on the Company pursuing exclusive negotiations with AKKR, but noted that the offer contemplated a “go-shop” period following the public announcement of the signing of a definitive agreement to allow the Company to solicit potential interest from other parties.

During this time period, the Company was contacted by another party (“Party B”) that expressed preliminary interest in pursuing a potential acquisition of the Company. On September 15, 2008, Messrs. Fowler and Dholakia, and a representative of RBC met with Party B to discuss public information about the Company, as well as information about Party B. On September 17, 2008, Party B entered into a nondisclosure agreement with a standstill provision and was furnished with financial information that could enable it to provide a price indication.

On September 16, 2008, the Company’s board of directors held a meeting with representatives of management and Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to the Company, referred to as WSGR present. At the meeting, Mr. Fowler reviewed the recent meetings the Company had with AKKR, as well as other interested parties, and noted the additional due diligence requested by AKKR. Representatives of WSGR reviewed with the board its fiduciary duties and discussed a possible future process with respect to a transaction, including retention of a financial advisor.

On September 18, 2008, the Company’s board of directors held another meeting with representatives of WSGR present. At the meeting, the board discussed, in executive session, the indication of interest from AKKR, the Company’s financial plan and attendant risks, and the Company’s progress on the search for a new CEO to replace Mr. Fowler upon his retirement. Mr. Fowler then joined the meeting and the board discussed the retention of RBC to perform certain financial analyses to assist the board of directors in evaluating the Company’s strategic alternatives. Later that day, the Company retained RBC under a limited engagement solely to perform such financial analyses.

On September 19, 2008, the Company’s board of directors met with RBC and WSGR to discuss the non-binding indication of interest from AKKR and review RBC’s financial analysis. In addition, Company management discussed updated forecasts and reviewed the progress made in pursuing its business strategy. Representatives of WSGR reviewed with the board its fiduciary obligations with respect to a potential transaction. Following these discussions, the board determined it was in the best interest of the Company’s stockholders to further explore a potential sale of the Company and agreed to facilitate additional due diligence to allow AKKR to confirm its indicated price, but did not agree to enter into an exclusivity agreement with AKKR until AKKR had completed the limited financial and business due diligence required to confirm its stated price. At the meeting, to reduce the administrative burden on the board, the board formed an M&A Committee of four directors, with Mr. Fowler serving in an observer capacity, to consider strategic alternatives and make recommendations to the board of directors.

On September 22, 2008, the Company’s board of directors engaged RBC as its financial advisor with respect to a potential sale transaction. Later that day, the M&A Committee met with RBC and WSGR to discuss other potential parties that might have interest in acquiring the Company and to review the process and timeline required for AKKR to confirm its preliminary price. At the direction of the board of directors, RBC was instructed to contact Party B and three large strategic partners to determine whether these parties would have an interest in exploring a transaction that might be superior to that proposed by AKKR. Subsequently, RBC contacted each of the four parties and was advised that none of the parties were interested in exploring a transaction with the Company at that time, or were not willing to pursue a potential acquisition at price levels similar to the potential $8.00 per share price indicated by AKKR.

On September 29, 2008, the senior management team of the Company, RBC and AKKR met to review the due diligence items specified by AKKR as being necessary for it to be able to confirm its indicated price.

On October 2, 2008, AKKR indicated that it would not be able to offer $8.00 per share and it provided a revised verbal indication of interest of $7.00 per share, pending further due diligence by both AKKR and potential financing partners. AKKR indicated it was only prepared to proceed on an exclusive basis, although it reiterated that it would accept a “go-shop” period after the signing of a definitive agreement.

On October 3, 2008, the M&A Committee met, with members of RBC present, to discuss the revised indication of interest from AKKR. The M&A Committee discussed the recent adverse developments in the stock markets, and the status of AKKR’s discussions with bank financing sources. The M&A Committee concluded to recommend to the board of directors that, in light of the difficult market conditions and the uncertainty associated with obtaining debt financing for an acquisition by a private equity acquiror, the Company should not proceed with respect to AKKR’s indication of interest at that time.

On October 6, 2008, the Company’s board of directors met with RBC and WSGR to discuss AKKR’s revised proposal and the recommendation of the M&A Committee. Representatives of WSGR again reviewed with the board of directors its fiduciary responsibilities in considering the proposal. The board of directors reviewed the Company’s recent trading history, its stand-alone plan and the opportunities and risks related to its stand-alone plan as well as recent economic and financial developments, noting the significant deterioration in the debt markets which would impact the ability of potential buyers to obtain financing and complete a transaction. In addition, the Company had for several months actively searched for a new chief executive officer to replace Mr. Fowler, who planned to retire but remain a member of the Company’s board of directors. The board of directors expressed optimism that they had identified a potential replacement for Mr. Fowler. In light of the foregoing, the board of directors concluded that the best interests of the Company’s stockholders would be served by the Company continuing to execute on its strategic plan and proceed with the hiring of a new chief executive officer.

On October 6, 2008, based on the decision of the board of directors to have the Company continue to focus on executing its strategic plan, the Company terminated the September 22, 2008 engagement letter with RBC.

During the time period between when the Company held discussions with AKKR in September and October 2008 and the Company’s board of directors’ decision on April 2, 2009 to solicit indications of interest (described further below), the stock market experienced significant, widespread declines. For example, the Dow Jones Industrial Average (DJIA) had declined from 10,365 on September 29, 2008 to 7,978 on April 2, 2009, representing a 23% decline and the Nasdaq Composite Index had declined from 1,984 on September 29, 2008 to 1,603 on April 2, 2009, representing a 19% decline. The closing price of SumTotal stock on April 2, 2009 was $1.97 per share versus a per share price of $3.93 on September 29, 2008, representing a 50% decline. In addition, on September 29, 2008, the DJIA had its largest one-day point decline in history, dropping 7% after the U.S. House of Representatives failed to approve a $700 billion rescue plan to the U.S. financial system and prior to that the general availability of debt financing had significantly deteriorated.

On October 14, 2008, Vista filed a Schedule 13D with the SEC reporting its beneficial ownership of 11.4% of the Company’s Common Stock for investment purposes.

On October 15, 2008, the Company re-engaged RBC as its financial advisor in light of Vista’s filing. Later that day, the board of directors met with RBC and WSGR to discuss the recent Vista filing, review its fiduciary duties and discuss potential strategic alternatives.

On October 21, 2008, the Company announced that it named Arun Chandra as its chief executive officer effective as of November 1, 2008, replacing Mr. Fowler.

On October 23, 2008, Vista filed an amendment to its Form 13D stating its beneficial ownership had increased to 12.6%.

On December 8, 2008, Vista met with Messrs. Chandra and Laird as part of a series of meetings with investors to introduce Mr. Chandra to the Company’s largest investors. The Company discussed its current business plans and Mr. Chandra discussed his plans for his first 90 days as CEO. Vista indicated it was interested in holding a follow-up meeting in early 2009.

On December 11, 2008, the Company’s board of directors held a meeting with a representative of WSGR present. At the meeting, Mr. Chandra updated the board of directors on the December 8, 2008 discussion with Vista.

In early January 2009, AKKR held a preliminary discussion with the Company regarding possibly restarting discussions regarding a potential acquisition of the Company. The Company indicated to representatives of AKKR that, although the Company was not actively up for sale, the Company was always open to discussing ways to maximize stockholder value and management would report the interest to the board of directors at its upcoming meeting.

On February 3, 2009, the Company announced its earnings for the fourth quarter and full year 2008, reporting operating results for the fourth quarter below the range of guidance provided in its October 28, 2008 earnings release. In the announcement, the Company indicated it was unable to provide guidance for the full year 2009 in light of uncertain economic conditions and the transformation of the Company’s business model but provided guidance with respect to the first quarter of 2009. The Company also outlined its plans to accelerate the transition to a Software as a Service (SaaS) business model, and the effect of that transition on its future financial results, and its actions to reduce the cost structure of the Company in light of this and current market conditions.

On February 6, 2009, as part of a series of investors meetings, the Company again met with Vista. At the meeting, Vista indicated it was potentially interested in acquiring the Company. The Company indicated to representatives of Vista that, although the Company was not actively up for sale, the Company was always open to discussing ways to maximize stockholder value and that management would report the interest to the board of directors at its upcoming meeting.

On February 12, 2009, the Company’s board of directors held a meeting, with representatives of WSGR present. At the meeting, Mr. Chandra reported Vista’s and AKKR’s interest. The board of directors discussed Vista’s and AKKR’s interest and concluded that although the Company was not presently pursuing a sale and should continue to execute on its business strategy, it should continue discussions with Vista and AKKR to see if either was able to make a compelling proposal.

On March 2, 2009, AKKR met with the Company and indicated that it would be prepared to update its previous due diligence investigation and provide a new indication of price range for a possible transaction.

On March 10, 2009, Vista provided a limited data request and a proposed nondisclosure agreement. Vista indicated that it was potentially interested to make an offer at a premium to the Company’s then-current market price, but wanted to move very quickly to reach a transaction. In response, the Company indicated that it was willing to provide non-public and forward-looking information, but only if Vista agreed to a customary standstill provision.

On March 11, 2009, the Company’s board of directors held a meeting with a representative of WSGR present. At the meeting, Mr. Chandra informed the board of directors of the data request from Vista and Vista’s proposed timing and the interest from AKKR. From March 17, 2009 through March 31, 2009, the Company continued discussions with AKKR and provided due diligence information to AKKR under its existing nondisclosure agreement with AKKR (which contained a standstill provision).

Between March 12 and March 22, 2009, Vista and the Company negotiated the terms of a nondisclosure agreement, including whether the agreement would contain a customary standstill provision. Vista and the Company were unable to reach agreement on the standstill provision, but agreed to execute a nondisclosure agreement without a standstill provision with the understanding that the Company would only provide limited information relating to the historical operations of the business. The Company informed Vista it would revisit the standstill in the event that additional disclosure was requested of the Company.

On March 22, 2009, Vista executed the negotiated nondisclosure agreement and on March 24, 2009, the Company provided Vista with limited non-public information solely related to the historical operations of the business. The Company provided answers to certain follow-up questions on March 26, 2009.

On March 30, 2009, representatives of Vista and its financial advisors met with the Company. At the meeting, representatives of Vista provided the Company with Vista’s perspective on the Company’s prospects as an independent public company.

On March 31, 2009, Vista informed the Company verbally that it was contemplating submitting an offer to acquire the Company at a price between $2.90 and $3.20 per share. Vista noted that it intended to provide the Company with a draft definitive agreement, that it would require no additional due diligence and that its proposal would include a go-shop period following the public announcement of the signing of a definitive agreement. Vista noted that regardless of whether the Company decided to engage in negotiations with it, it would be required to publicly disclose its proposal as a greater than 5% beneficial owner of the Company’s shares.

On April 1, 2009, the Company received a non-binding written indication of interest from AKKR with a price range of $3.50 to $4.00 per share.

On April 2, 2009, the Company’s board met with RBC and WSGR to discuss the Vista and AKKR proposals, review the board’s fiduciary duties, review the Company’s recent financial performance, review strategic alternatives and discuss the valuation of the Company and what potential next steps could be pursued to maximize stockholder value. After deliberation, the board of directors instructed RBC to hold dialogues with seven potential acquirers to solicit indications of interest regarding a potential sale of the Company: Vista, AKKR, the three large strategic buyers contacted in September 2008, Party A and Party B. The Company concluded not to conduct a broader search or contact competitors in light of the significant risks presented to the Company’s business of rumors that the Company was pursuing a sale, the possibility that AKKR would withdraw its indication of interest if it believed its indication of interest was being used to solicit other transactions, and the fact that if a transaction were to be pursued, the Company would require the agreement to contain a go-shop provision that would allow competing bidders to emerge after the announcement of a transaction. The board of directors also established an ad hoc committee of three directors to consider strategic alternatives and make recommendations to the full board of directors.

On April 2, 2009, RBC contacted each of the five parties it was authorized to contact that had not submitted indications of interest to see if they were interested in pursuing a potential acquisition of the Company. The three large strategic buyers subsequently declined interest in pursuing an acquisition of the Company. Party A and Party B confirmed potential interest in pursuing an acquisition of the Company. Party A and Party B were informed that the Company would be requesting them to submit non-binding indications of interest within the next week. RBC also informed Party A and Party B that the Company was willing to provide them with access to certain non-public financial information and with access to Company management to perform their preliminary due diligence and assist them in preparing their indications of interest, subject to entering a nondisclosure agreement with a standstill provision, if one was not already in place.

On April 2, 2009 and April 3, 2009, RBC and Vista’s financial advisor had multiple conversations. At the direction of the board of directors, RBC informed Vista’s financial advisors that the price range being proposed by Vista was not competitive. During these conversations, RBC reiterated that the Company was willing to provide additional non-public information to assist Vista in improving its offer. However, such information would require that Vista sign a revised nondisclosure agreement that contained customary standstill provisions. Vista’s financial advisors noted that Vista did not need additional due diligence and therefore indicated it would not sign a revised nondisclosure agreement that included a standstill provision.

On April 3, 2009, Vista contacted the Company and verbally indicated that it intended to raise its offer to $3.25 per share, and requested that the Company meet with Vista. Later that day, Vista submitted a non-binding written indication of interest to acquire the Company for $3.25 per share and provided a draft definitive merger agreement that contemplated a go-shop period following the public announcement of the signing of a definitive agreement. Vista also proposed a timeline for negotiating and signing the definitive agreement over the weekend that would allow them to announce the transaction on April 6, 2009. After receiving this proposal, through April 5, 2009, RBC and Vista’s financial advisor had multiple conversations. In each conversation, Vista’s financial advisor was informed that the price of $3.25 per share being proposed by Vista was not competitive and RBC encouraged Vista to submit a revised proposal at a higher price.

On April 3, 2009, AKKR submitted another non-binding written indication of interest to acquire the Company at a price of $3.50 to $4.00 per share, with no financing contingency. AKKR proposed an exclusivity agreement for a 30 day period, with automatic extensions, to allow AKKR to conduct due diligence and complete the negotiations of a definitive agreement. AKKR indicated that an exclusivity agreement was a condition to AKKR’s willingness to proceed. The proposal also contemplated a “go-shop” period following the public announcement of the signing of a definitive agreement. After negotiations among counsel, AKKR proposed a revised 21-day exclusivity period, with a potential 9-day extension, subject to termination provisions if AKKR would not re-confirm its price if requested to do so. RBC contacted AKKR to request that it revise the proposal to include a narrower and higher price range. Later that day, AKKR submitted a revised non-binding indication of interest with a higher price range of $3.65 to $4.00 per share.

On April 3, 2009, in light of AKKR’s improved proposal and the anticipated announcement by Vista of its offer, RBC contacted Party A and Party B to request that they submit non-binding indications of interest by April 5, 2009. On April 3, 2009, Party B informed RBC that it would not be able to submit a written indication of interest by April 5, 2009.

On April 4, 2009, Party A signed a confidentiality agreement that contained a standstill provision. Later that day, Party A received confidential information and held a teleconference call with Company management to discuss the materials provided and conduct preliminary due diligence regarding the Company.

On April 5, 2009, the Company received a further revised non-binding written indication of interest to acquire the Company from Party A. This indication of interest proposed a price of $3.75 per share and requested a 30-day period to conduct due diligence and complete the negotiations of a definitive agreement.

On April 5, 2009, RBC contacted AKKR to request that it further revised its proposal to include a narrower and higher price range. Later that day, AKKR submitted a further revised non-binding written indication of interest with a price range of $3.75 to $4.00 per share.

On April 5, 2009, the Company’s board of directors met with RBC and WSGR to discuss the indications of interest received from AKKR ($3.75-$4.00), Vista ($3.25) and Party A ($3.75). After deliberation, the board of directors decided that the written proposal submitted by AKKR was the most favorable of the three indications of interest because it offered the highest purchase range, and included an indication that the transaction would be fully financed and contain a go-shop provision. The board of directors authorized the Company to enter into the exclusivity agreement. Later that day, the Company entered into the exclusivity agreement with AKKR.

On April 6, 2009, Vista filed an amendment to its Schedule 13D which publicly disclosed its indication of interest to acquire the Company for $3.25 per share. Also on April 6, 2009, Discovery Group and its affiliates, together the beneficial holders of approximately 9.8% of the Company’s common stock, filed an amendment to their Schedule 13D to indicate that they had issued a press release encouraging the Company to negotiate with Vista and other logical suitors for a sale of the Company.

Also on April 6, 2009, the Company’s board of directors held a meeting, with members of RBC and WSGR present. Mr. Chandra updated the board of directors that the Company had entered into the exclusivity agreement with AKKR and outlined the due diligence process being discussed with AKKR. Mr. Chandra also updated the board on Vista’s and Discovery Group’s respective Schedule 13D filings and noted that Vista had indicated it intended to nominate three candidates for election to the board at the Company’s 2009 annual meeting of stockholders. That same day, Vista delivered its notice of nomination of three candidates for election to the Company’s board of directors at the 2009 annual meeting of stockholders.

On April 9, 2009, Vista filed an amendment to its Schedule 13D expressing disappointment that the Company had not pursued its proposal and requesting a meeting with the Company. Also on the same date, the Company’s Corporate Governance and Nominating Committee met to discuss the Company’s 2009 annual meeting and the Vista nominations. Later that day, the Company’s board of directors held a meeting with representatives of WSGR and RBC. At the meeting, among other things, Mr. Chandra updated the board of directors with respect to the progress of AKKR’s due diligence and transaction documentation, as well as the recent announcement by Vista.

On April 10, 2009, Vista’s financial advisor contacted RBC. In light of the exclusivity agreement with AKKR, RBC informed Vista it was not authorized to speak at the present time. Also on April 10, 2009, the Company’s board of directors held a meeting with representatives of WSGR and RBC at which the Company reviewed the proposed merger agreement to be delivered to AKKR.

Over the period from April 6, 2009 to April 21, 2009, AKKR conducted confirmatory due diligence and as part of such due diligence, the Company provided to AKKR preliminary results for the quarter ended March 31, 2009, which were expected to be below the projections previously provided for the quarter. The parties and their respective legal and financial advisors also engaged in negotiations regarding the definitive agreements.

On April 21, 2009, AKKR confirmed that it had completed its business due diligence and that its proposed purchase price was $3.75 per share.

On April 22, 2009, the Company’s board met with representatives of WSGR, RBC and certain members of Company management to provide an update on the status of the negotiations and to discuss certain matters related to the draft merger agreement. The board of directors considered the relative risks of terminating the exclusivity agreement with AKKR to pursue other parties or continuing to execute a definitive agreement with AKKR. After deliberating, the board of directors instructed management, WSGR and RBC to continue negotiations with AKKR to improve the price and various terms of the definitive agreement. Later on April 22, 2009, the Company contacted representatives of AKKR to discuss both the outstanding issues regarding the definitive agreement and the proposed price. Following this discussion, AKKR increased its price to $3.80 per share and the parties reached a compromise on other key terms with respect to the definitive agreement. Based on these discussions, WSGR was instructed to work with AKKR’s legal counsel to finalize any remaining issues and finalize the definitive agreement.

On April 23, 2009, the Company’s board of directors convened a meeting, with representatives of RBC and WSGR in attendance, to consider whether the terms of the negotiated merger agreement were advisable, fair to, and in the best interests of Company stockholders and whether to approve and adopt the merger agreement and the transactions contemplated thereby. At this meeting, representatives of WSGR reviewed the fiduciary duties of the board of directors, provided a summary of the Merger Agreement terms and discussed certain other legal matters. Representatives of RBC reviewed RBC’s analysis of the fairness of AKKR’s proposed price, from a financial point of view, to the stockholders of the Company and RBC rendered its oral opinion to the board. RBC’s oral opinion, which was subsequently confirmed in writing, was to the effect that as of that date, based upon and subject to the various assumptions, qualifications and limitations set forth in such written opinion, the per share price payable in the merger of $3.80 in cash for each outstanding share of Company common stock to be received by stockholders of the Company pursuant to the Merger was fair, from a financial point of view, to such stockholders (the full text of RBC’s opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by RBC in connection with its opinion, is attached as Annex B to this proxy statement and should be read in its entirety in conjunction with the information contained in “The Merger—Opinion of the Financial Advisors to our Board of Directors”).

Following these discussions, the board of directors unanimously concluded that the Merger and the other transactions contemplated by the Merger Agreement were advisable and in the best interests of the Company and the Company’s stockholders, that the executive officers were authorized on behalf of the Company to execute and deliver the Merger Agreement and that the board unanimously recommended adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement be submitted to the Company’s stockholders for their approval. Later that day, the Merger Agreement and related documents were executed by the parties.

On April 24, 2009, a joint press release announcing the merger was issued by the Company and AKKR.

Recommendation of Our Board of Directors

Our board of directors, at the meeting held on April 23, 2009 described above, (i) determined that the Merger is in the best interests of the Company and its stockholders, and declared it advisable to enter into the Merger Agreement, (ii) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, (iii) resolved to recommend that the stockholders approve the Merger in accordance with the applicable provisions of Delaware law and directed that such matter be submitted for consideration of the stockholders of the Company at a special meeting and (iv) took all necessary actions so that, to the extent permitted by law, the provisions of Section 203 of the DGCL and any other similar applicable “anti-takeover” law will not be applicable to the Merger.

In the course of reaching its determination, our board of directors considered the possibility of continuing to operate the Company as an independent public company. Our board of directors considered the perceived risks and uncertainties of this alternative to the Merger, the range of possible values to our stockholders arising from this alternative, and the uncertainty as to whether or when the Company could successfully achieve a successful business transition and increase growth. Our board’s assessment was that pursuit of a growth strategy as an independent company was not reasonably likely to create greater value for the Company stockholders than the Merger. In considering the alternative of pursuing growth as an independent company, our board of directors considered the following factors and potential benefits of the Merger:

•

the current and historical market prices of our Common Stock and the fact that the price of $3.80 per share represented a premium to those historical prices, a premium of approximately 89% over our closing stock price on April 3, 2009, the last trading day prior to the public announcement of an unsolicited proposal from another party to acquire us for $3.25 per share in cash, a premium of approximately 133% over our average closing share price for the 30 trading days ending on April 3, 2009 and a premium of approximately 70% for the 30 trading days ending on April 22, 2009;

•

the recent widespread decline in trading values in the stock market generally and the reduction in the Company’s trading price, which had traded as low as $1.24 per share as recently as March 10, 2009;

•	the current volatile state of the economy and general uncertainty surrounding forecasted economic conditions in both the near-term and the long-term, globally as well as within our industries;

•	the substantial relative costs of operating as a small public company;

•	the increased competition from large-scale competitors;

•	the results of the process conducted by us and our financial advisors to evaluate strategic alternatives available to us;

•

the opportunity for our stockholders to realize in cash a fair value for their investment provided by the Merger, compared to the possible alternatives to the sale of SumTotal, including continuing to operate SumTotal on a stand-alone basis, and the risks and uncertainties associated with our stand-alone operating plan, such as:

•

our recent quarterly financial performance and uncertainty regarding our ability to maintain revenue levels in the near term, evidenced in part by the fact that our recent quarterly revenue has been less than the quarterly revenue for the same quarter in the preceding year for the last two consecutive quarters, including a 34% decline in revenue in the first quarter of 2009 relative to the first quarter in 2008; and

•

changes that would be required to our stand-alone operating plan on a going forward basis and the related cost, which will create additional distraction and require additional effort and expense to implement such changes;

•	our historical performance relative to our operating plan and strategic goals;

•	our historical share price relative to that of market indices and our peers;

•	reduced growth in our core learning management systems and performance management businesses due to the current economic environment;

•	execution and market risks, and short-term revenue impact, of transitioning our business model from a perpetual license-based software business to a SaaS model;

•	the terms of the Merger Agreement and the related agreements, including:

•	the limited number and nature of the conditions to Newco’s obligation to consummate the Merger;

•

the fact that the terms of the Merger Agreement provide for a 31-day post-signing “go-shop” period during which we may solicit additional interest in transactions involving us, and, after such 31-day period, continue discussions and negotiations with certain persons, under certain circumstances;

•	our ability, under certain circumstances, to furnish information to and conduct negotiations with third parties regarding other unsolicited proposals following the “go-shop” period;

•

our ability to terminate the Merger Agreement in order to accept a financially superior proposal, subject to paying Newco a termination fee of either $3,100,000 or $4,950,000, depending on the timing and circumstances of such termination;

•

that the equity commitment provided in favor of Newco was for an amount sufficient to cover the aggregate merger consideration, and that we are a named third party beneficiary of the equity commitment letter;

•	that a fund affiliated with AKKR guaranteed Newco’s obligations under the equity commitment letter and the Merger Agreement; and

•	our ability to enforce specifically the terms and provisions of the Merger Agreement to prevent breaches of the Merger Agreement;

•

the fact that the merger consideration is all cash, allowing our stockholders to immediately realize a fair value for their investment, while also providing such stockholders certainty of value for their shares;

•

the receipt by our board of directors of RBC’s oral opinion, subsequently confirmed in writing, that, as of April 23, 2009, and subject to the assumptions, qualifications and limitations set forth in its written opinion, the per share price of $3.80 in cash, without interest, for each outstanding share of our Common Stock specified in the Merger Agreement was fair, from a financial point of view, to the SumTotal stockholders, and the review of RBC’s opinion and the analyses underlying it that RBC provided to our board of directors (we urge you to read RBC’s opinion, which is attached as Annex B to this proxy statement, carefully in its entirety as well as the information contained in “The Merger—Opinion of the Financial Advisor to Our Board of Directors” beginning on page 26 for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken by RBC); and

•	the view expressed by several of our significant stockholders, including Discover Equity Partners, that such stockholders were generally supportive of a merger transaction at the current time.

Our board of directors also considered a variety of risks and other potentially negative factors concerning the Merger Agreement and the Merger, including the following:

•

the risks and costs to us if the Merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on our business and our relationships with customers and suppliers;

•

the fact that our stockholders will not participate in any future earnings or growth of SumTotal and will not benefit from any appreciation in value of SumTotal, including any appreciation in value that could be realized as a result of improvements to our operations;

•

the current volatile state of the economy and general uncertainty surrounding forecasted economic conditions, both globally and also within our industries, and the related impact on the our current share price and overall valuation;

•	the vote of our stockholders required to adopt the Merger Agreement is a majority of the total outstanding shares;

•

the requirement that we pay Newco a termination fee of either $3,100,000 or $4,950,000, depending on the timing and circumstances surrounding our termination of the Merger Agreement, including if our board of directors accepts a superior proposal;

•

the restrictions on the conduct of our business prior to the completion of the Merger, requiring us to conduct our business only in the ordinary course, subject to specific limitations, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the Merger; and

•	the fact that an all cash transaction would be taxable to the Company’s stockholders that are U.S. persons for U.S. federal income tax purposes.

The foregoing discussion summarizes the material factors considered by the board of directors in its consideration of the Merger. After considering these factors, the board of directors concluded that the positive factors relating to the Merger Agreement and the Merger outweighed the potential negative factors. In view of the wide variety of factors considered by the board of directors, and the complexity of these matters, the board of directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the board of directors may have assigned different weights to various factors. Our board of directors unanimously approved the Merger Agreement and the Merger and recommends that stockholders adopt the Merger Agreement based upon the totality of the information presented to and considered by it.

Our board of directors unanimously recommends that you vote “FOR” the adoption of the Merger Agreement and “FOR” approval of the adjournment proposal.

Opinion of the Financial Advisor to Our Board of Directors

On April 23, 2009, as financial advisor to our board of directors, RBC rendered its written opinion to our board of directors that, as of that date and subject to the assumptions, qualifications and limitations set forth in its opinion, the per share price of $3.80 in cash, without interest, for each share of our Common Stock specified in the Merger Agreement was fair, from a financial point of view, to our stockholders. The full text of RBC’s written opinion dated April 23, 2009 is attached to this proxy statement as Annex B. RBC’s opinion was approved by the RBC M&A Fairness Opinion Committee. This summary of RBC’s opinion is qualified in its entirety by reference to the full text of the opinion. We urge you to read RBC’s opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken by RBC.

RBC’s opinion was provided for the information and assistance of our board of directors in connection with its consideration of the Merger. RBC’s opinion did not address our underlying business decision to engage in the Merger or the relative merits of the Merger compared to any alternative business strategy or transaction in which we might engage. RBC’s opinion and the analyses performed by RBC in connection with its opinion and reviewed by our board of directors were only two of many factors taken into consideration by our board of directors in connection with its evaluation of the Merger. RBC’s opinion does not constitute a recommendation to our stockholders as to how you should vote with respect to the Merger.

RBC’s opinion addressed solely the fairness of the per share price payable in the Merger, from a financial point of view, to our stockholders and did not in any way address other terms or arrangements of the Merger or the Merger Agreement, including, without limitation, the financial or other terms of any other agreement contemplated by, or to be entered into in connection with, the Merger Agreement. Further, in rendering its opinion, RBC expressed no opinion about the fairness of the amount or nature of the compensation to any of our officers, directors, or employees, or class of such persons, relative to the compensation to our public stockholders.

In rendering its opinion, RBC assumed and relied upon the accuracy and completeness of all information that was publicly available to RBC and all of the financial, legal, tax, operating, and other information provided to or discussed with it by us, including, without limitation, our financial statements and related notes thereto. RBC did not assume responsibility for independently verifying, and did not independently verify, this information. RBC assumed that the financial estimates, projections and forecasts of SumTotal prepared by our management and reviewed by RBC were reasonably prepared reflecting the best currently available estimates and good faith judgments of the future financial performance of SumTotal as a standalone entity. RBC expressed no opinion as to those financial estimates, projections and forecasts or the assumptions on which they were based. RBC did not assume any responsibility to perform, and did not perform, an independent evaluation or appraisal of any of the assets or liabilities of SumTotal, and RBC was not furnished with any such valuations or appraisals. In addition, RBC did not assume any obligation to conduct, and did not conduct, any physical inspection of the property or facilities of SumTotal. Additionally, RBC was not asked to, and did not consider, the possible effects of any litigation or other claims affecting SumTotal. RBC did not investigate and made no assumption regarding the solvency of SumTotal, Newco or Merger Sub nor the impact (if any) on such solvency of the financing for the Merger contemplated by the commitment letter or of any debt financing (see “The Merger—Financing” beginning on page 46).

In rendering its opinion, RBC assumed, in all respects material to its analysis, that all conditions to the consummation of the Merger would be satisfied without waiver. RBC further assumed that the executed version of the Merger Agreement would not differ, in any respect material to its opinion, from the latest draft RBC received on April 23, 2009.

RBC’s opinion spoke only as of the date it was rendered, was based on the conditions as they existed and information with which RBC was supplied as of such date, and was without regard to any market, economic, financial, legal or other circumstances or events of any kind or nature which may exist or occur after such date. RBC has not undertaken to reaffirm or revise its opinion or otherwise comment on events occurring after the date of its opinion and does not have an obligation to update, revise or reaffirm its opinion. Unless otherwise noted, all analyses were performed based on market information available as of April 22, 2009, the last trading day preceding the finalization of RBC’s analysis.

In connection with its review of the Merger and the preparation and rendering of its opinion, RBC undertook the review and inquiries it deemed necessary and appropriate under the circumstances, including:

•	reviewing the financial terms of the draft Merger Agreement dated April 23, 2009;

•

reviewing and analyzing certain publicly available financial and other data with respect to SumTotal and certain other relevant historical operating data relating to SumTotal made available to RBC from published sources and from our internal records;

•	reviewing financial estimates, projections and forecasts of SumTotal prepared by our management;

•	conducting discussions with members of our senior management with respect to our business prospects and financial outlook as a standalone entity;

•	reviewing the reported prices and trading activity for our Common Stock; and

•	performing other studies and analyses as RBC deemed appropriate.

In arriving at its opinion, in addition to reviewing the matters listed above, RBC performed the following analyses:

•	RBC compared the financial metrics of selected precedent transactions with the financial metrics implied by the per share price payable in the Merger;

•	RBC compared selected market valuation metrics of SumTotal and other comparable publicly-traded companies with the financial metrics implied by the per share price payable in the Merger; and

•	RBC compared the premiums paid in selected precedent transactions with the premiums implied by the per share price payable in the Merger.

In connection with the rendering of its opinion to our board of directors, RBC reviewed with our board of directors the analyses listed above and other information material to the opinion. RBC informed our board of directors that it did not perform a discounted cash flow analysis because we do not prepare sufficiently long-term financial projections to facilitate such an analysis and that in its professional judgment RBC did not believe that a discounted cash flow analysis was a reliable method for determining the value of a company of our size due to the particular difficulty of forecasting the long-term future results of smaller companies. Whereas RBC used multiples based on results for calendar year 2008, the last twelve months (“LTM”) ended March 31, 2009 and projected calendar year 2009 in its analyses of the fairness of the per share price payable in the Merger from a financial point of view, RBC noted to our board of directors that a potential investor might view 2009 projected multiples as being more reflective of the Company’s current near-term prospects than either 2008 or LTM multiples given the anticipated decline in the Company’s revenue and profitability from 2008 to 2009. Set forth below is a summary of the analyses used by RBC, including information presented in tabular format. To fully understand the summary of the analyses used by RBC, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analysis.

For all purposes of its analyses summarized in this section, RBC defined enterprise value (“EV”) as equity value plus total debt, preferred stock and minority interest less cash, cash equivalents and marketable securities.

Comparable Precedent Transaction Analysis. RBC prepared a comparable precedent transaction analysis of our implied transaction multiples relative to a group of publicly-announced merger and acquisition transactions that RBC deemed for purposes of its analysis to be comparable to the Merger. In selecting comparable precedent transactions, RBC considered mergers and acquisitions publicly announced since January 1, 2008 in the enterprise software industry in which the publicly-traded target company had a transaction value of between $10 and $300 million.

Acquiror	Target
Thoma Bravo, LLC	Entrust, Inc.
SafeNet, Inc. / Vector Capital	Aladdin Knowledge Systems, Ltd.
Acresso Software Inc.	Intraware Incorporated
Tripos, Inc. / Vector Capital	Pharsight Corporation
Open Text Corporation	Captaris, Inc.
International Business Machines Corp.	ILOG S.A.
Progress Software Corporation	IONA Technologies plc
TIBCO Software Inc	Insightful Corporation
Alcatel-Lucent	Motive, Inc.
US Investigations Services, Inc.	HireRight, Inc.
Blackbaud, Inc.	Kintera, Inc.
Embarcadero Technologies, Inc. / Thoma Bravo, LLC	Borland Software Corporation (CodeGear Division)
Micro Focus International PLC	NetManage, Inc.
Blue Coat Systems, Inc.	Packeteer, Inc.
Bottomline Technologies, Inc.	Optio Software, Inc.
Thoma Cressy Bravo, Inc.	Manatron, Inc.

In discussing its analysis with our board of directors, RBC noted that 13 of the 16 comparable precedent transactions were announced prior to October 1, 2008 and therefore transaction values for those transactions did not reflect the downturn in overall financial market conditions since October 1, 2008.

For the purpose of RBC’s analysis with respect to SumTotal’s LTM results ending March 31, 2009, RBC analyzed both actual results for the final three quarters of 2008 and estimated results for the first quarter of 2009.

RBC compared EV-to-LTM revenue and EV-to-LTM earnings before interest, taxes, depreciation and amortization (“EBITDA”) multiples relating to the Merger with corresponding multiples in the comparable precedent transactions.

For the purpose of calculating the multiples for the comparable precedent transactions, multiples of LTM revenue and LTM EBITDA were derived from the actual revenue and EBITDA (adjusted to exclude non-cash and one-time charges) of the target companies in the last twelve months prior to the announcement of the transaction. In discussing its analysis with our board of directors, RBC noted that 9 of the 16 comparable precedent transactions had EBITDA multiples that were either not available or not meaningful due to the respective target’s having minimal or negative EBITDA. Financial data regarding the precedent transactions was taken from filings with the SEC, press releases, Dealogic and Factset.

The following table compares the selected implied transaction multiples for the Merger with the corresponding multiples for the selected precedent transactions:

	Precedent Transactions				SumTotal
	Min.	Median	Mean	Max.	(As Implied by the Merger Per Share Price)

EV as a multiple of:
LTM Revenue	0.4x	1.2x	1.2x	2.6x	0.7x
LTM EBITDA	10.9x	12.2x	16.1x	32.3x	10.0x

RBC noted that our multiple for EV-to-LTM revenue implied by the per share price payable in the Merger was within the range of the selected precedent transactions but was below both the mean and median multiples found in those transactions analyzed. RBC noted that our multiple for EV-to-LTM EBITDA implied by the per share price payable in the Merger was below the range of the selected precedent transactions.

Comparable Public Company Analysis. RBC prepared a comparable company analysis of certain of our implied transaction multiples relative to a group of publicly-traded companies that RBC deemed for purposes of its analysis to be comparable to us. In selecting publicly-traded companies, RBC considered two groups of comparable companies: (1) companies focused primarily on human capital management (“HCM”) software and (2) other small-cap software companies with flat or declining revenue from 2008 to 2009 and less than $300 million in revenue in 2008.

Human Capital Management Software Comparable Companies

•	Callidus Software Inc.;

•	Kenexa Corp.;

•	Saba Software, Inc.;

•	Salary.com, Inc.;

•	SuccessFactors, Inc.;

•	Taleo Corp.; and

•	Ultimate Software Group, Inc.

Other Small-Cap Software Comparable Companies

•	Chordiant Software, Inc.;

•	DealerTrack Holdings, Inc.;

•	Deltek, Inc.;

•	Kana Software, Inc.;

•	PROS Holdings, Inc.;

•	QAD Inc.;

•	Unica Corp.; and

•	Vignette Corporation.

In this analysis, RBC compared our EV implied by the per share price payable in the Merger, expressed as a multiple of our actual calendar year 2008 and projected calendar year 2009 revenue and EBITDA, to the respective multiples of calendar year 2008 and projected calendar year 2009 EV-to-revenue and to EV-to-EBITDA of the comparable companies implied by the public trading prices of their common stock. RBC also compared the multiples implied by the per share price payable in the Merger, expressed as multiples of actual calendar year 2008 and projected calendar year 2009 fully-diluted non-GAAP earnings per share (“EPS”), to the comparable-period price-to-EPS multiples of the comparable companies implied by the public trading prices of their common stock. Projected revenue, EBITDA and EPS were based on internal management projections in the case of us and, in the case of the comparable companies, SEC and other public filings, press releases, Factset, ThomsonOne, RBC institutional research and other Wall Street sources.

The following table presents our implied EV-to-revenue, EV-to-EBITDA and price-to-EPS multiples, and the corresponding multiples for the comparable companies, for the periods reviewed by RBC in connection with its analysis:

	Comparable Companies				SumTotal
	Min.	Median	Mean	Max.	(As Implied by the Merger Per Share Price)
EV as a multiple of:
2008A Revenue	0.2x	0.5x	1.1x	3.4x	0.6x
2009F Revenue	0.3x	0.6x	1.0x	2.6x	0.8x

EV as a multiple of:
2008A EBITDA	2.9x	6.7x	9.4x	23.7x	5.5x
2009F EBITDA	1.9x	7.4x	9.2x	22.7x	9.7x

Share price as a multiple of:
2008A Non-GAAP EPS	5.5x	18.1x	17.5x	38.0x	12.4x
2009F Non-GAAP EPS	6.4x	15.5x	25.9x	64.6x	35.4x

RBC noted that: (1) our EV-to-revenue multiples implied by the per share price payable in the Merger for the calendar year 2008 and the projected calendar year 2009 were within the observed range of multiples, were above the median multiples and were below the mean multiples of the comparable companies analyzed; (2) our EV-to-EBITDA multiple implied by the per share price payable in the Merger for the calendar year 2008 was within the observed range of multiples and below the median and mean multiples of the comparable companies analyzed; and our EV-to-EBITDA multiple implied by the per share price payable in the Merger for the projected calendar year 2009 was within the observed range of multiples and above the median and mean multiples of the comparable companies analyzed; and (3) our price-to-EPS multiple implied by the per share price payable in the Merger for the calendar year 2008 was within the observed range of multiples and below the median and mean multiples of the comparable companies analyzed; and our price-to-EPS multiple implied by the per share price payable in the Merger for the projected calendar year 2009 was within the observed range of multiples and above the median and mean multiples of the comparable companies analyzed.

Premiums Paid Analysis (Premiums to Price). RBC compared the premiums implied by the per share price payable in the Merger to the premiums paid in selected precedent publicly-announced merger and acquisition transactions in the U.S. technology industry. The transactions selected for the Premiums Paid Analysis were a different and broader group of transactions than those selected for the Comparable Precedent Transaction Analysis. In selecting precedent transactions for the Premiums Paid Analysis, RBC considered comparable transactions announced since January 1, 2008 with public targets in which the transaction values were between $10 million and $300 million, which totaled 43 transactions. RBC performed this analysis taking into account the trading prices of our Common Stock during periods it considered relevant ending on April 3, 2009, the last trading day prior to the publicly announced offer of Vista Equity Partners to purchase us for $3.25 per share on April 6, 2009.

RBC compared the “unaffected” premiums implied by dividing the per share price payable in the Merger by (x) SumTotal’s “spot” stock price one day, one week, one month and three months prior to April 6, 2009 and (y) SumTotal’s average closing stock price for the one week, one month and three month periods prior to April 6, 2009. The precedent transaction premiums were sourced from SEC and other public filings and FactSet. The following tables summarize this analysis:

	Spot Premiums Paid Analysis
	Precedent Transactions				SumTotal
	Min.	Median	Mean	Max.	(As Implied by the Merger Per Share Price)
“Unaffected” Spot Premium
1 Day prior to April 6, 2009	(1.1)%	48.0%	62.4%	309.4%	89.1%
1 Week prior to April 6, 2009	4.5%	48.8%	61.3%	288.9%	114.7%
1 Month prior to April 6, 2009	(7.6)%	44.4%	60.3%	345.9%	187.9%
3 Months prior to April 6, 2009	(46.1)%	33.3%	50.3%	356.3%	27.5%

	Average Premiums Paid Analysis
	Precedent Transactions				SumTotal
	Min.	Median	Mean	Max.	(As Implied by the Merger Per Share Price)
“Unaffected” Average Premium
1 Week prior to April 6, 2009	1.0%	51.6%	62.8%	292.8%	105.0%
1 Month prior to April 6, 2009	(2.7)%	41.0%	57.6%	320.1%	138.4%
3 Months prior to April 6, 2009	(13.5)%	39.1%	54.2%	335.0%	77.5%

RBC noted that during the measuring period prior to April 6, 2009 for the spot one day, one week and one month “unaffected” premiums and the one week, one month and three month average premiums, the premiums implied by the per share price payable in the Merger were within the observed range and above the median and mean of the transactions premiums analyzed; and during the measuring period prior to April 6, 2009 for the spot three month “unaffected” premium, the premium implied by the per share price payable in the Merger was within the observed range and below the median and mean of the selected transactions premiums analyzed.

Overview of Analyses; Other Considerations. In reaching its opinion, RBC did not assign any particular weight to any one analysis or the results yielded by that analysis. Rather, having reviewed these results in the aggregate, RBC exercised its professional judgment in determining that, based on the aggregate of the analyses used and the results they yielded, the per share price payable in the Merger was fair, from a financial point of view, to our stockholders. RBC believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analyses and, accordingly, also made qualitative judgments concerning differences between the characteristics of SumTotal and the Merger and the data selected for use in its analyses, as further discussed below.

No single company or transaction used in the above analyses as a comparison is identical to SumTotal or the Merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses, or transactions analyzed. The analyses were prepared solely for purposes of RBC providing an opinion as to the fairness of the per share price payable in the Merger, from a financial point of view, to our stockholders and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty.

The opinion of RBC as to the fairness of the per share price payable in the Merger, from a financial point of view, to our stockholders was necessarily based upon market, economic, and other conditions that existed as of the date of its opinion and on information available to RBC as of that date.

The preparation of a fairness opinion is a complex process that involves the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Several analytical methodologies were used by RBC and no one method of analysis should be regarded as critical to the overall conclusion reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusions of RBC were based on all the analyses and factors presented herein taken as a whole and also on application of RBC’s own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. RBC therefore believes that its analyses must be considered as a whole and that selecting portions of the analyses and of the factors considered, without considering all factors and analyses, could create an incomplete or misleading view of the processes underlying its opinion.

In connection with its analyses, RBC made, and was provided by our management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond our control. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of SumTotal or its advisors, none of SumTotal, RBC or any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

Our board of directors selected RBC to render its opinion based on RBC’s familiarity with the market in which we compete and RBC’s focus on small cap companies. RBC has advised on numerous acquisitions of unaffiliated third parties in the enterprise software market. In receiving and taking into consideration RBC’s opinion dated April 23, 2009, our board of directors was aware of other investment banking and financial advisory services that RBC had provided to us, referred to below in this section. Our board of directors was also aware of the fact that RBC and/or one or more of its affiliates hold(s) passive investments in certain of the investment funds managed by AKKR. RBC is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. In the ordinary course of business, RBC may act as a market maker and broker in the publicly-traded securities of SumTotal and receive customary compensation, and may also actively trade securities of SumTotal for its own account and the accounts of its customers, and, accordingly, RBC and its affiliates may hold a long or short position in such securities.

Under its engagement agreement with our board of directors dated October 15, 2008, as amended April 3, 2009, RBC became entitled to receive a fee of $300,000 upon the delivery of its April 23, 2009 opinion to our board of directors regarding the fairness to our stockholders, from a financial point of view, of the per share price payable in the Merger, without regard to whether RBC’s opinion was accepted or the Merger is consummated. In addition, for its services as financial advisor to SumTotal in connection with the Merger, if the Merger is successfully completed RBC will receive an additional, larger transaction fee of approximately $1.7 million. In the event that RBC is requested to, and does, render to our board of directors any additional opinions with respect to the fairness, from a financial point of view, to our stockholders of the consideration offered in any alternative transactions considered by the our board of directors as permitted by the Merger Agreement, RBC would be entitled to receive an additional fee of $300,000 for each such opinion upon its delivery, without regard to whether the Merger or any such alternative transaction were consummated, but any such additional opinion fee (unlike the fee payable for RBC’s April 23, 2009 opinion described in this section) would be credited against the transaction fee payable to RBC were the Merger or any such alternative transaction consummated. Further, in the event that the Merger is not completed and SumTotal consummates at any time thereafter, pursuant to a definitive agreement entered into during the term of RBC’s engagement or (unless RBC has terminated its engagement) during the 12 months following such term, another “Transaction,” (i) if such Transaction constitutes a change in control of SumTotal or a disposition of an interest in a material amount of SumTotal’s assets, RBC will be entitled to a specified Transaction fee based on the “Aggregate Transaction Value” of such other Transaction, and (ii) if such other Transaction is not within the categories referred to in (i) above, our board of directors and RBC have agreed to negotiate a reasonable and customary fee for such other Transaction (all as specified in RBC’s amended engagement agreement). In addition, whether or not the Merger closes, or another Transaction occurs, we have agreed to indemnify RBC for certain liabilities that may arise out of RBC’s engagement, including, without limitation, liabilities arising under the federal securities laws, and to reimburse the reasonable out-of-pocket expenses incurred by RBC in performing its services (subject to a limit which may not be exceeded without our approval not to be unreasonably withheld). The terms of RBC’s engagement letter were negotiated at arm’s-length between SumTotal and RBC, and our board of directors was aware of this fee arrangement at the time they reviewed and approved the Merger Agreement.

In the past two years, RBC has provided the following investment banking and financial advisory services to SumTotal, in addition to its services as financial advisor to the board of directors in connection with the Merger: (i) in 2007, RBC acted as sole placement agent to SumTotal in connection with its registered direct offering of common stock, for which RBC received customary fees, and (ii) in 2008, RBC provided certain financial analysis to our board of directors, for which RBC received a customary fee that will be credited against the contingent fee RBC will receive if the Merger (or any other Transaction for which a Transaction fee is specified in RBC’s amended engagement agreement) is completed. In addition, RBC and/or one or more of its affiliates hold(s) passive investments in certain of the investment funds managed by AKKR. RBC will not receive any fees from AKKR in connection with the Merger and, except as described above, does not have any agreement or understanding with us or AKKR regarding any other services to be performed now or in the future.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendations of the board of directors, our stockholders should be aware that certain of our directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below. The board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decisions to approve the Merger Agreement and the Merger and to recommend that our stockholders adopt the Merger Agreement.

Treatment of Stock Options

As of the record date, there were approximately — shares of the Company’s Common Stock issuable pursuant to stock options granted under our equity incentive plans to our current executive officers and directors, — of which have an exercise price less than $3.80 per share. Upon the consummation of the Merger, each then outstanding Company option, whether vested or unvested, will be cancelled, and converted into the right to receive an amount in cash, without interest, equal to the product of (x) the excess, if any, of (A) the per share price less (B) the exercise price per share attributable to such Company option, multiplied by (y) the total number of shares issuable upon exercise of such Company option. Newco will, or will cause the Company to, pay to holders of eligible Company options the option consideration described above, without interest thereon, less applicable taxes required to be withheld with respect to these payments. No consideration will be received in respect of stock options with an exercise price greater than or equal to $3.80 per share.

Treatment of Company Stock-Based Awards

As of the record date, there were approximately — Company stock-based awards (including approximately — restricted stock units) granted under our equity incentive plans to our current executive officers and directors. Upon the consummation of the Merger, each outstanding Company stock-based award that is outstanding, whether or not then vested, will become fully vested and will be converted automatically into the right to receive upon the consummation of the Merger an amount in cash in U.S. dollars equal to the product of (x) the total number of shares of the Company’s Common Stock subject to such Company stock-based award and (y) $3.80

(reduced, if applicable, by any exercise or base price applicable to the relevant Company stock-based award) and each Company stock-based award will be cancelled and will only entitle the holder to payment described above.

Summary of Equity, Incentive and Other Awards of Directors and Executive Officers of the Company

The following table identifies, for each director and executive officer of the Company, as of the record date, the aggregate number of shares subject to outstanding options to purchase shares of Company Common Stock held by such individual, the aggregate number of shares of Company Common Stock subject to vested options held by such individual, the aggregate number of shares of Company Common Stock subject to unvested options held by such individual, which will be subject to accelerated vesting upon the occurrence of the Merger, the weighted average exercise price of all outstanding options to purchase Company Common Stock with an exercise price less than $3.80, referred to as In-the-Money Options, held by such individual, the aggregate number of Company restricted stock units held by such individual that are unvested as of the date hereof and will be subject to accelerated vesting upon the occurrence of the Merger.

Name	Title	Aggregate Common Shares subject to Outstanding In-the-Money Options (vested)	Aggregate Common Shares subject to Outstanding In-the-Money Options (unvested) (1)	Weighted Average Exercise Price of Outstanding In-the-Money Options	Aggregate Number of Restricted Stock Units (2)	Total Estimated Payment in Respect of Outstanding Equity Awards as a Result of the Merger
Jack Acosta	Chairman of the Board and Director	21,981	0	$3.74	0	$1,319
Arun Chandra	Chief Executive Officer and Director	0	850,000	$3.21	0	$501,500
John Coné	Director	2,391	0	$2.51	0	$3,085
Donald E. Fowler	Director	14,653	0	$3.62	0	$2,638
Ali Kutay	Director	9,891	0	$2.81	0	$9,793
Sally Narodick	Director	5,977	0	$2.51	0	$7,711
Kevin Oakes	Director	0	0	—	0	0
Vijay Vashee	Director	0	0	—	0	0
Neil Laird	Chief Financial Officer	153,867	0	$2.96	40,000	$282,688

(1)	Pursuant to the terms of the Merger Agreement and the Company’s equity incentive plans, all unvested options will immediately vest as a result of the Merger and will become entitled to receive an amount of cash equal to the option consideration described above.
(2)	Pursuant to the terms of the Merger Agreement and the Company’s equity incentive plans, all unvested restricted stock units will immediately vest as a result of the Merger and will become entitled to receive an amount of cash equal to the per share price described above.

Existing Change of Control and Severance Benefits

Each of our named executive officers and certain other employees have entered into change of control agreements with the Company. These agreements provide that, if the individual’s employment, other than Mr. Chandra’s employment, with the Company and its subsidiaries is involuntarily terminated without cause within twelve months following the occurrence of a change of control of the Company or if the individual voluntarily terminates his or her employment within three months of the occurrence of an event constituting good reason and on account of an event constituting good reason within twelve months following the occurrence of a change of control, the individual, will be entitled to (i) 12 months base salary, paid in equal semi-monthly installments over the one year period following termination, (ii) 100% of the individual’s annual target bonus, (iii) continued health insurance coverage for twelve months following the date of termination and (iv) full vesting of any outstanding options and, if applicable, restricted stock held by the individual at the time of termination. As a condition of receipt of benefits, the individual must comply with all of the terms of the change of control agreement, including an agreement not to solicit employees of the Company or perform services for a competitor of the Company for one year following the individual’s termination of employment. Mr. Chandra’s change of control agreement is substantially the same except that the period of coverage, the amount of base salary payable, the amount of bonus payable and the length of continued health insurance coverage and period of continuing obligations such as the agreement not to solicit employees of the Company or perform services for a competitor of the Company, is 18 months instead of 12. In addition, the individual will be required to execute a release of claims, releasing all rights and claims against the Company relating to the individual’s employment with the Company.

The following table describes the potential payments and benefits that would be paid to each of our current executive officers under the terms of their respective change of control agreement, as if their employment terminated immediately following the consummation of the Merger.

	Salary	Executive Bonus Plan (1)	Health Benefits (2)	Stock/ Options (3)	Total
Arun Chandra	$712,000	$712,000	$25,270	$0	$
Neil Laird	$305,000	$183,000	$5,877	$0	$

(1)	Based on 100% payout under the 2009 Executive Bonus Plan.
(2)	Estimated value of premiums for one year of health coverage based on 2008 rates and coverage.
(3)	All options and stock awards will be cancelled and converted into the right to receive cash consideration in connection with the Merger. Immediately following the Merger, no options or stock awards will remain outstanding.

Mr. Chandra, upon the start of his employment in November 2008, executed the Company’s form of change of control agreement as described above with benefits for 12 months, which was subsequently amended to 18 months; however, Mr. Chandra’s offer letter also provides that if his employment is terminated prior to December 31, 2009 without cause or good reason, then he shall be entitled to receive one year’s base salary, 100% of his bonus under the Company’s Executive Bonus Plan, acceleration of outstanding stock options such that Mr. Chandra would be vested in one-fourth of his options, and COBRA reimbursements. If Mr. Chandra’s employment is terminated prior to the consummation of the Merger, and prior to December 31, 2009, then he will be entitled to (i) one year’s salary of $475,000; (ii) full annual bonus of $475,000, (iii) COBRA reimbursements for one year, with an estimated value of $16,847 and (iv) partial acceleration of outstanding stock options such that one-fourth of his stock options will be vested. All of Mr. Chandra’s options will be cancelled and converted into the right to receive cash consideration in connection with the Merger. Immediately following the Merger, no options or stock awards will remain outstanding.

Indemnification and Insurance

The Surviving Corporation has agreed, for a period of six years, to indemnify each of our present and former officers, directors and employees against all expenses, losses and liabilities incurred in connection with any claim, action, suit proceeding or investigation arising out of, relating to, or in connection with, any act or omission in their capacity as an officer, director or employee occurring on or before the consummation of the Merger. In addition, the Surviving Corporation will honor and fulfill all of the Company’s obligations under any indemnification agreements between the Company and its directors, officers and employees. Further, for a period of six years after the consummation of the Merger, the organizational documents of the Surviving Corporation and its subsidiaries shall contain provisions with respect indemnification, exculpation and advancement of expenses that are at least as favorable as the organizational documents of the Company.

The Merger Agreement requires that following the consummation of the Merger, subject to certain limitations, the Surviving Corporation maintain directors’ and officers’ liability insurance policies, or a “tail”

policy purchased by the Company, containing the same coverage and in the same amount as the Company’s existing policies and with a claims period of at least six years from the consummation of the Merger for claims arising from facts or events that occurred on or prior to the consummation of the Merger.

Continued Benefits

To the extent that any of our executive officers remain employed by the Surviving Corporation, they will be entitled to receive compensation and benefits following the Merger. Immediately following the consummation of the Merger, the Surviving Corporation shall:

•

honor existing Company benefit plans listed on a schedule to the Merger Agreement (excluding equity based benefits and certain bonus or incentive plans) in accordance with their terms, provided that the Surviving Corporation may amend or terminate such benefit plans in accordance with their terms or if required by applicable law; and

•

to the extent any employee benefit plans are made available to employees of the Company who remain employed with the Surviving Corporation following the Merger, the Surviving Corporation will cause to be granted to such employees credit for all service to the Company and its subsidiaries prior to the consummation of the Merger for purposes of eligibility to participate, vesting and for purposes of vacation accrual and severance pay, benefit entitlement.

All of the Company’s executive officers currently participate or are eligible to participate in the Company’s benefit plans, which include medical, dental, vision, prescription drug, life insurance, accidental death and dismemberment insurance, short term and long term disability, employee assistance program, flexible spending accounts, educational assistance, 401(k) Plan, bonus plans, deferred compensation plan, and other welfare fringe benefit plans.

Material United States Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the Merger to U.S. persons (as defined below) whose shares of the Company’s Common Stock are converted into the right to receive cash in the Merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. For purposes of this discussion, we use the term “U.S. person” to mean a beneficial owner of shares of the Company’s Common Stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (including any entity treated as a corporation for U.S federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

•

a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person;

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds the Company’s Common Stock, the tax treatment of a partner generally will depend on the status of the partners and the activities of the partnership. A partner of a partnership holding the Company’s Common Stock should consult its tax advisor.

This discussion is based on current law, which is subject to change, possibly with retroactive effect. It applies only to beneficial owners who hold shares of the Company’s Common Stock as capital assets (generally, for investment), and may not apply to shares of the Company’s Common Stock received in connection with the exercise of employee stock options or otherwise as compensation, stockholders who hold an equity interest, directly or indirectly, in Newco or the Surviving Corporation after the Merger, who actually or constructively own more then 5% of the Company’s Common Stock, or who exercise statutory rights of appraisal or to certain types of beneficial owners who may be subject to special rules (such as insurance companies, banks, tax-exempt organizations, financial institutions, dealers in securities or currencies, partnerships, S corporations or other pass-through entities, mutual funds, traders in securities who elect the mark-to-market method of accounting, stockholders subject to the alternative minimum tax, U.S. persons that have a functional currency other than the U.S. dollar, or stockholders who hold the Company’s Common Stock as part of a hedge, straddle or a constructive sale or conversion transaction or other integrated investment). This discussion does not address the receipt of cash in connection with the cancellation of shares of stock appreciation rights, restricted stock units or options to purchase shares of the Company’s Common Stock, or any other matters relating to equity compensation or benefit plans. This discussion also does not address the U.S. tax consequences to any stockholder who, for U.S. federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address any aspect of state, local or foreign tax laws.

Exchange of Shares of the Company’s Common Stock for Cash Pursuant to the Merger Agreement. The exchange of shares of the Company’s Common Stock for cash in the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a stockholder whose shares of the Company’s Common Stock are converted into the right to receive cash in the Merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares and the stockholder’s adjusted tax basis in such shares. Gain or loss must be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss provided that a stockholder’s holding period for such shares is more than 12 months at the time of the consummation of the Merger. Long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

Backup Withholding and Information Reporting. Backup withholding of tax may apply to cash payments to which a non-corporate stockholder is entitled under the Merger Agreement, unless the stockholder or other payee provides a taxpayer identification number, certifies that such number is correct, and otherwise complies with the backup withholding rules. Each of our stockholders should complete and sign the Substitute Form W-9 included as part of the letter of transmittal and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent. Cash received in the Merger will also be subject to information reporting unless an exemption applies.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or a credit against a stockholder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the Merger. Because individual circumstances may differ, each stockholder should consult the stockholder’s tax advisor regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the Merger in light of such stockholder’s particular circumstances, the application of state, local and foreign tax laws, and, if applicable, the tax consequences of the receipt of cash in connection with the cancellation of options, stock appreciation rights or restricted stock units to purchase shares of the Company’s Common Stock, including the transactions described in this proxy statement relating to our other equity compensation and benefit plans.

Delisting and Deregistration of the Company’s Common Stock

If the Merger is completed, our Common Stock will be delisted from the NASDAQ Global Market and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC on account of Company Common Stock.

Litigation Related to the Merger

On April 28, 2009, a purported class action lawsuit was filed on behalf of the Company’s stockholders in the Superior Court of Santa Clara County, California, docketed as Lief Irgens v. SumTotal Systems, Inc., et al., Case No. 109CV141073. The complaint names the Company, each of the members of our board of directors, AKKR, Newco and Merger Sub as defendants. The lawsuit alleges, among other things, that our board of directors breached their fiduciary duties to SumTotal stockholders by entering into the Merger Agreement for an unfair price and failing to engage in a fair sale process with respect to the proposed Merger. The complaint also alleges that AKKR, Newco and Merger Sub aided and abetted the Company’s directors in the alleged breach of their fiduciary duties. The plaintiffs are seeking relief that includes, among other things, preliminary and permanent injunctions prohibiting the consummation of the Merger, rescission or rescissory damages in the event the Merger is consummated prior to the entry of the court’s final judgment and payment of costs and expenses related to the lawsuit. We believe the lawsuit to be without merit and intend to defend against it vigorously. There can be no assurance, however, with regard to the outcome of the lawsuit.

THE MERGER AGREEMENT

This section of the proxy statement describes the material provisions of the Merger Agreement but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. We urge you to read the full text of the Merger Agreement because it is the legal document that governs the Merger. It is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 63.

The Merger

The Merger Agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, of the Merger Agreement. As the surviving corporation, the Company will continue to exist following the Merger as a wholly-owned subsidiary of Newco (the Company is sometimes referred to herein as the Surviving Corporation). Upon consummation of the Merger, the directors of Merger Sub will be the initial directors of the Surviving Corporation and the officers of Merger Sub will be the initial officers of the Surviving Corporation. All directors and officers of the Surviving Corporation will hold their positions until their successors are duly elected.

The Company, Newco or Merger Sub may terminate the Merger Agreement prior to the consummation of the Merger in some circumstances, whether before or after the adoption by our stockholders of the Merger Agreement. Additional details on termination of the Merger Agreement are described in “—Termination of the Merger Agreement” beginning on page 52.

Consummation of the Merger

The Merger will be effective at the time that the certificate of merger is filed with the Secretary of State of the State of Delaware (or at a later time, if agreed upon in writing by the parties). We expect to complete the Merger as promptly as practicable after our stockholders adopt the Merger Agreement.

Unless otherwise agreed by the parties to the Merger Agreement, the parties are required to close the Merger no later than the first business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions described under “—Conditions to the Merger” beginning on page 47.

Merger Consideration

If the Merger is completed, each share of Common Stock (other than (i) shares held by the Company, Newco, Merger Sub or their respective subsidiaries, (ii) shares for which appraisal right have been exercised as described below beginning on page 59, and (iii) shares which received consideration in respect of Company options or Company stock-based awards) issued and outstanding immediately prior to the consummation of the Merger will be converted into the right to receive $3.80 in cash, referred to as the per share price or in the aggregate as the merger consideration, without interest and less any applicable withholding taxes.

After the Merger is effective, each holder of a certificate representing any shares of Common Stock will no longer have any rights with respect to the shares, except for the right to receive the per share price.

Treatment of Stock Options and Company Stock-Based Awards

Stock Options

Upon the consummation of the Merger, each then outstanding Company option, whether vested or unvested, will be cancelled, and converted into the right to receive an amount in cash, without interest, equal to the product of (x) the excess, if any, of (A) the Per Share Price less (B) the exercise price per share attributable to such Company option, multiplied by (y) the total number of shares issuable upon exercise of such Company option. As soon as practicable (and in no event more than 30 calendar days) following the consummation of the Merger, the Company will pay to holders of eligible Company options the option consideration described above, without interest thereon, less applicable taxes required to be withheld with respect to these payments. No consideration will be received in respect of stock options with an exercise price greater than or equal to $3.80 per share.

Company Stock-Based Awards

Upon the consummation of the Merger, each right of any kind to receive shares of our Common Stock or benefits measured in whole or in part by the value of a number of shares of Common Stock, granted under the Company Stock Plans (including restricted stock units) or other Company employee benefit plans other than Company options (each of these awards is sometimes referred to in this proxy statement as a Company stock-based award), whether or not then vested, shall be cancelled and converted automatically into the right to receive upon the consummation of the Merger an amount in cash in U.S. dollars equal to the product of (x) the total number of shares of the Company’s Common Stock subject to such Company stock-based award and (y) $3.80 (reduced, if applicable, by any exercise price applicable to such Company stock-based award) and each Company stock-based award shall be cancelled and shall only entitle the holder thereof to the payment described above. As soon as practicable (and in no event more than 30 calendar days) following the consummation of the Merger, the Company will pay to holders of eligible Company stock-based awards, the Company stock-based award consideration described above, without interest thereon, less applicable taxes required to be withheld with respect to these payments.

The effect of the Merger on our other employee benefit plans is described under “—Employee Benefits” beginning on page 54.

Treatment of Employee Stock Purchase Plan

Pursuant to the Merger Agreement, the Company has agreed to adopt resolutions or take any other required actions to provide that, with respect to the Company Employee Stock Purchase Plan, or ESPP, (i) each individual participating in the offering period in progress as of the date of the Merger Agreement will not be permitted (x) to increase the amount of his or her rate of payroll contributions under the ESPP from the rate in effect when such offering period commenced, or (y) to make separate non-payroll contributions to the ESPP on or following the date of the Merger Agreement; and that (ii) no individual who is not participating in the ESPP as of the date of the Merger Agreement may commence participation in the ESPP following the date of the Merger Agreement. The Company also agreed to provide notice of a new exercise date under the ESPP as promptly as practicable after the date of the Merger Agreement such that the new exercise date will occur ten business days following the date of delivery of such notice and the offering period will thereafter terminate. Each ESPP participant’s accumulated contributions as of the exercise date will be used to purchase shares of Common Stock as of the exercise date and the ESPP will terminate immediately following the end of the offering period. After termination of the ESPP, no further rights will be granted or exercised.

Payment for the Shares of the Company’s Common Stock

Prior to the consummation of the Merger, Newco will designate a payment agent reasonably acceptable to us to make payment of the merger consideration in respect of shares of Common Stock. Upon the consummation of the Merger, Newco will deposit or cause to be deposited, including by utilizing the Company’s cash, with the payment agent the funds appropriate to pay the merger consideration to the stockholders, holders of Company stock-based awards and holders of Company options.

Following the consummation of the Merger, we will close our stock ledger. After that time, there will be no further transfer of shares of Common Stock.

Promptly following the consummation of the Merger, Newco and the Surviving Corporation will cause the payment agent to send you a letter of transmittal and instructions advising you how to surrender your certificates and uncertificated shares in exchange for an amount in cash equal to the product obtained by multiplying the aggregate number of shares of Common Stock represented by your certificate(s) or uncertificated shares, as the case may be, and the per share price (less any applicable withholding taxes payable in respect thereof). The payment agent will pay you your pro rata portion of the merger consideration after you have surrendered your certificates for cancellation to the payment agent together with the letter of transmittal duly completed and validly executed, or upon receipt of an “agent’s message” by the payment agent in the case of a book-entry transfer or uncertificated shares. Interest will not be paid or accrue in respect of the merger consideration. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYMENT AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

If any portion of the cash deposited with the payment agent remains undistributed within six (6) months following the consummation of the Merger, this undistributed cash will be delivered to Newco upon demand. Any unclaimed amounts in existence two (2) years after the consummation of the Merger, or at such earlier date as these amounts would become property of any government entity, will, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any prior claims or interest.

If you want the payment agent to pay some or all of your portion of the merger consideration to someone other than you, as the registered owner of a stock certificate or uncertificated shares or in the event a transfer of ownership of Common Stock is not registered in the Company stock ledger, you must have your certificate(s) properly endorsed or otherwise in proper form for transfer, surrender such certificate(s) or uncertificated shares and you must pay any transfer or other taxes payable by reason of the transfer or establish to the paying agent’s reasonable satisfaction that the taxes have been paid or are not required to be paid.

In the event that you have lost your certificate, or if it has been stolen or destroyed, the payment agent will only issue to you your portion of the merger consideration in exchange for such lost, stolen or destroyed certificates upon the making of an affidavit of that fact. Newco may, in its discretion and as a condition precedent to the payment of your portion of the merger consideration, require that you deliver a bond as indemnity against any claim that may be made against Newco, the Surviving Corporation or the payment agent with respect of the lost, stolen or destroyed certificate.

Representations and Warranties

The Merger Agreement contains representations and warranties made by us to Newco and Merger Sub and representations and warranties made by Newco and Merger Sub to us. The assertions embodied in those representations and warranties were made solely for purposes of the Merger Agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating its terms, which are not contained in the Merger Agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or a “Company Material Adverse Effect” (as defined below) different from that generally applicable to public disclosures to stockholders or used for the purpose of allocating risk between the parties to the Merger Agreement rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the Merger Agreement as statements of factual information.

In the Merger Agreement, the Company, Newco and Merger Sub each made representations and warranties relating to, among other things:

•	corporate organization, existence and good standing;

•	corporate power and authority to enter into and perform its obligations under, and enforceability of, the Merger Agreement;

•	the absence of conflicts with or defaults under organizational documents, other contracts and applicable laws;

•	required regulatory filings and consents and approvals of governmental entities;

•	solvency;

•	brokers’ fees;

•	the absence of litigation or legal orders that would prevent or materially delay the Merger; and

•	information supplied for inclusion in this proxy statement.

In the Merger Agreement, Newco and Merger Sub also each made representations and warranties relating to:

•	the commitment by the Investor to provide the funds necessary for Newco to perform its obligations under the Merger Agreement;

•	the operations of Newco and Merger Sub;

•	ownership of our Common Stock;

•	the absence of management arrangements with our directors and officers; and

•	the non-reliance on estimates, projections, forecasts, forward-looking statements and business plans prepared by us.

We also made representations and warranties relating to:

•	the approval and recommendation of our board of directors;

•	the receipt by our board of directors of the opinion from RBC that, as of April 23, 2009, the per share price payable in the merger was fair to our stockholders from a financial point of view;

•	the inapplicability of state “anti-takeover” statutes to the Merger;

•	the requisite stockholder approval;

•	our capital structure;

•	our subsidiaries;

•	documents filed with the SEC;

•	financial statements;

•	the absence of undisclosed liabilities;

•	the absence of certain changes or events since December 31, 2008;

•	material contracts;

•	sufficiency of and title to personal and real properties;

•	intellectual property matters;

•	tax matters;

•	compliance with the Employee Retirement Income Securities Act of 1974, as amended, and other employee benefit matters;

•	labor matters;

•	environmental matters;

•	permits;

•	compliance with laws;

•	absence of litigation or legal orders threatened against the Company;

•	insurance; and

•	related party transactions.

Many of our representations and warranties are qualified by a material adverse effect standard. For purposes of the Merger Agreement, “Company Material Adverse Effect” is defined to mean any change, event, violation, inaccuracy, effect or circumstance (each, an “Effect”) that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole, except that none of the following, by itself or when aggregated, shall constitute and cannot be considered when determining whether a Company Material Adverse Effect has occurred, or may, would or could occur:

•	changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally;

•

changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any country and any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

•

changes in conditions in the industries in which the Company and its subsidiaries conduct business, including changes in conditions in the software industry generally or the human capital management industry generally;

•	changes in political conditions in the United States or any other country or region in the world;

•	acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

•

earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

•	any Effect resulting from the announcement of the Merger Agreement or the pendency of the transactions contemplated thereby;

•	compliance with the terms of the Merger Agreement;

•	any actions taken, or failure to take action, in each case, to which Newco has in writing expressly approved, consented to or requested;

•	changes in law or other legal or regulatory conditions (or the interpretation thereof);

•	changes in GAAP or other accounting standards (or the interpretation thereof);

•

changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself (provided that this exception will not in any way prevent or otherwise affect a determination that any Effect underlying such change has resulted in, or contributed to, a Company Material Adverse Effect);

•

any failure, in and of itself, by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure, in and of itself, by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

•	the availability or cost of equity, debt or other financing to Newco or Merger Sub;

•

any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company arising out of the Merger or in connection with any other transactions contemplated by the Merger Agreement; and

•	any matters expressly specified as such in the Company Disclosure Letter;

except in the case of the first six (6) bullets above, to the extent such Effect has not had a disproportionate impact on the Company relative to other companies of a similar size operating in the industries in which the Company and its subsidiaries conduct business. For purposes of the definition of a Company Material Adverse Effect, the term “companies of a similar size” includes (at a minimum) the seven most similar sized publicly-traded companies operating in the industries in which the Company and its subsidiaries conduct business.

Conduct of Business Prior to Closing

We have agreed in the Merger Agreement that, until the consummation of the Merger, except as approved by Newco and unless the Merger Agreement is terminated pursuant to the termination provisions described below, we will (and will cause our subsidiaries to):

•	maintain our existence in good standing under applicable law;

•

conduct our business and operations only in the ordinary course of business consistent with prior practice (subject to certain restrictions and exceptions otherwise set forth in the Merger Agreement); and

•

use reasonable efforts to preserve intact our material assets, properties, contracts or other legally binding understandings, licenses and business organizations, keep available the services of our current officers and key employees and preserve the current relationships with those persons with which we or our subsidiaries have business relationships.

We have also agreed that, until the consummation of the Merger, except as expressly contemplated by the Merger Agreement and as set forth in the Company Disclosure Letter or approved by Newco, we and our subsidiaries will not:

•	amend our or our subsidiaries charter or bylaws or comparable organizational documents;

•	propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of us or any of our subsidiaries;

•

issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any securities of the Company or its subsidiaries, except for the issuance and sale of shares of our Common Stock pursuant to the exercise of Company options or Company Stock-Based Awards outstanding prior to the date of the Merger Agreement;

•

directly or indirectly acquire, repurchase or redeem any of our or our subsidiaries securities (other than repurchases of our securities pursuant to the terms and conditions of Company options or Company stock-based awards outstanding prior to the date of the Merger Agreement);

•

adjust, split, combine or reclassify any shares of capital stock, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of our capital stock;

•

declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock, except for cash dividends made by any direct or indirect wholly-owned subsidiary of ours to us or one of our subsidiaries;

•	pledge or encumber any shares of our capital stock or any of our other securities;

•	modify the terms of any shares of our subsidiaries capital stock or any of its other securities;

•

incur, assume or suffer any indebtedness (including any long-term or short-term debt) or issue any debt securities, except for trade payables incurred in the ordinary course of business and loans or advances to direct or indirect wholly-owned subsidiaries;

•

assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except with respect to obligations of direct or indirect wholly-owned subsidiaries of ours;

•

make any loans, advances or capital contributions to or investments in any other person, except for travel advances in the ordinary course of business consistent with past practice to employees of ours or any of our subsidiaries;

•	mortgage or pledge any of our or our subsidiaries’ assets, tangible or intangible, or create or suffer to exist any lien thereupon (other than permitted liens);

•

enter into, adopt, amend (including acceleration of vesting), modify or terminate any bonus, profit sharing, compensation, severance, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any director, officer or employee in any manner, except in any such case as may be required by applicable law;

•

increase the compensation of any director, officer or employee, pay any special bonus or special remuneration to any director, officer or employee, or pay any benefit not required by any plan or arrangement as in effect as of the date of the Merger Agreement, except in any such case as may be required by applicable law;

•	settle any pending or threatened material legal proceeding, except for the settlement of any legal proceeding that is reflected or reserved against in our balance sheet and not in excess of $250,000;

•	settle any pending or threatened legal proceeding related to or arising out of the Merger Agreement, the transactions contemplated thereby or any other acquisition proposal;

•

except as required by applicable law or GAAP, revalue in any material respect any of our properties or assets, including writing-off notes or accounts receivable, other than in the ordinary course of business and consistent with past practice;

•	except as may be required as a result of a change in applicable law or in GAAP, make any change in any of the accounting principles or practices used by us;

•	make or change in any material tax election;

•	settle or compromise any material tax liability;

•	consent to any extension or waiver of any limitation period with respect to any claim or assessment for material taxes;

•

incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith that individually or in the aggregate, are in excess of $500,000, except in the ordinary course of business consistent with past practices;

•

waive, release, grant or transfer any right of material value, other than in the ordinary course of business, consistent with past practice, or waive any material benefits of, or agree to modify in any material adverse respect, or, subject to the terms of the Merger Agreement, fail to enforce, or consent to any material matter with respect to which its consent is required under any material confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party;

•

enter into, modify, amend or terminate any contract which if so entered into, modified, amended or terminated could be reasonably likely to have a Company Material Adverse Effect, or except in the ordinary course of business, any material contract;

•	maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice;

•

engage in any transaction with, or enter into any agreement, arrangement or understanding with any affiliate of the Company or other person covered by Item 404 of Regulation S-K promulgated under the Securities Act of 1933 that would be required to be disclosed under such Item 404;

•

effectuate a “plant closing” or “mass layoff,” as those terms are defined in WARN, affecting in whole or in part any site of employment, facility, operating unit or employee of ours or any of our subsidiaries;

•

grant any material refunds, credits, rebates or other allowances by us or our subsidiaries to any end user, customer, reseller or distributor, in each case, other than in the ordinary course of business;

•	abandon or allow to lapse or expire any registration or application for any of our material intellectual property;

•	acquire (by merger, consolidation or acquisition of stock or assets) any other person or any material equity interest therein;

•	sell, transfer or encumber all or any material portion of the our or our subsidiaries’ assets outside of the ordinary course of business; or

•	enter into an agreement to do any of the foregoing.

Required Action and Forbearance

Upon the terms and conditions set forth in the Merger Agreement, each of the parties to the Merger Agreement has agreed to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and assist and cooperate with the other party or parties in doing, all things necessary, proper or advisable under applicable law or otherwise to consummate the Merger in the most expeditious manner practicable, including using reasonable efforts to cause the conditions of the Merger to be satisfied, to obtain all consents, waivers and approvals from governmental authorities necessary to consummate the Merger and to obtain all consents, waivers and approvals under material contracts so as to maintain and preserve the benefits under such material contracts following consummation of the Merger.

In the event that any state anti-takeover or other similar law is or becomes applicable to any of the transactions contemplated by the Merger Agreement, the parties have agreed to take all action necessary within their power to ensure that the transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in the Merger Agreement and otherwise to minimize the effect of such law on the Merger and the transactions contemplated by the Merger Agreement.

The Company has agreed to use its reasonable best efforts to obtain payoff letters with respect to all of our and our subsidiaries’ indebtedness.

Financing

Commitment Letter

Newco and Merger Sub have agreed to take all actions, and to do (or cause to be done) all things, necessary, proper or advisable to obtain the financing contemplated by the commitment letter, subject to the terms and conditions of the commitment letter and the Merger Agreement, including:

•	maintaining in effect the commitment letter;

•

satisfying on a timely basis all conditions applicable to Newco and Merger Sub set forth in the commitment letter that are within their control (other than Newco and Merger Sub’s conditions to closing in the Merger Agreement);

•

as long as all of the conditions to the closing of the Merger are satisfied (or waived by Newco), consummating the financing contemplated by the commitment letter at the effective time of the Merger; and

•	enforcing the Investor’s obligations under the commitment letter, including by filing one or more lawsuits against the Investor to enforce the Investor’s obligations thereunder.

Furthermore, neither Newco nor Merger Sub will amend, alter or waive or agree to amend, alter or waive any term of the commitment letter without our prior written consent.

Debt Financing

We have agreed to use our reasonable efforts to assist Newco in the arrangement of any third party debt financing requested by Newco to finance the Merger and the other transactions contemplated by the Merger Agreement including, among other things, participating in meetings, assisting with presentations, and executing definitive financing documents as are reasonably requested by Newco, provided that we will not be required to pay any fees, reimburse any expenses or give any indemnities for which are not reimbursed or indemnified. Receipt of debt financing is not a condition to the consummation of the Merger.

Conditions to the Merger

Conditions to Each Party’s Obligations. Each party’s obligation to complete the Merger is subject to the satisfaction or waiver, prior to the consummation of the Merger, of the following conditions:

•

the Merger must have been approved by the affirmative vote of the holders of a majority of the outstanding shares of the our Common Stock (sometimes referred to in this proxy statement as the requisite stockholder approval);

•	any applicable waiting period (and any extension of the waiting period, if any) under the HSR Act and any foreign antitrust laws shall have expired or been terminated; and

•

no temporary restraining order or preliminary or permanent injunction or judgment by a court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing consummation of the Merger shall be in effect, and no action shall have been taken by any governmental authority of competent jurisdiction and no statute, rule, regulation or order shall have been enacted, entered, enforced or deemed applicable to the Merger, which prohibits, makes illegal or enjoins the Merger.

Conditions to Newco’s and Merger Sub’s Obligations. The obligation of Newco and Merger Sub to complete the Merger is subject to the satisfaction or waiver of the following additional conditions:

•

our representations and warranties with respect to our outstanding shares of Common Stock, the absence of any treasury shares, the issuance of any shares of Common Stock, the number and weighted average exercise price of Company options with an exercise price per share below $3.80, the number of outstanding Company stock-based awards and the absence of any other outstanding issuances or grants of or other obligations to issue Company securities other than those set forth in the Company capitalization representation of the Merger Agreement or the Company Disclosure Letter, the absence of voting trusts or proxies to which the Company is a party, the absence of any obligations to which the Company is a party restricting the transfer of any shares and the absence of any obligations to make any payments based on the value of the Company Common Stock (which we refer to collectively as the “Excluded Capitalization Representations”) must each be true and correct in all respects on and as of the closing date with the same force and effect as if made on and as of such date, except for such inaccuracies as are de minimis in the aggregate;

•

our representations and warranties with respect to corporate organization, existence and good standing and the absence of certain changes since December 31, 2008, that are qualified as to “Company Material Adverse Effect,” will be true and correct in all respects on and as of the closing date with the same force and effect as if made on and as of such date, except for those representations and warranties that are qualified as to “Company Material Adverse Effect” that address matters only as of a particular date, which representations and warranties shall have been true and correct as of the date made;

•

our representations and warranties that are not qualified as to “Company Material Adverse Effect” and made with respect to: compliance with and delivery of our charter and bylaws; our power and authority to execute and perform our obligations under the Merger Agreement; the due execution and enforceability of the Merger Agreement; the absence of any anti-takeover laws being applicable to the Merger; our ownership of the capital stock of our subsidiaries; other than with respect to our subsidiaries, the absence of any ownership position of 5% or greater in any other entity; and the absence of a “Company Material Adverse Effect” since December 31, 2008 and through the date of the Merger Agreement; will be true and correct in all material respects as of the closing date as if made on the closing date except to the extent that any such representation or warranty speaks as of an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date;

•

all other representations and warranties made by us in the Merger Agreement, with the exception of those listed above, must be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) on and as of the closing date with the same force and effect as if made on and as of such date, except for:

•	those representations and warranties that address matters only as of a particular date, which representations and warranties shall have been true and correct as of such particular date,

•	any failure to be so true and correct which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

•	we must have performed in all material respects all covenants, obligations, and conditions that are to be performed under the Merger Agreement prior to the closing of the Merger;

•	no Company Material Adverse Effect shall have arisen or occurred following the execution, delivery and effectiveness of the Merger Agreement that is continuing;

•

we must have delivered to Newco and Merger Sub at closing a certificate with respect to the satisfaction of the foregoing conditions relating to representations, warranties, obligations, covenants and agreements and absence of a “Company Material Adverse Effect”;

•

we must have delivered to Newco evidence, that immediately prior to the consummation of the Merger, the Company will have a minimum cash and cash equivalents balance net of certain indebtedness of not less than $36.5 million, excluding certain specified transaction expenses and have delivered a certificate to Newco from our Chief Financial Officer certifying to such cash and cash equivalents position; and

•	we must have filed all periodic reports on Form 10-K or Form 10-Q with the SEC having a filing deadline that precedes consummation of the Merger.

Conditions to the Company’s Obligations. Our obligation to complete the Merger is subject to the satisfaction or waiver of the following further conditions, which may be waived exclusively by us:

•

the representations and warranties made by Newco and Merger Sub in the Merger Agreement must be true and correct on and as of the closing date with the same force and effect as if made on and as of such date, except:

•

for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement or the ability of Newco and Merger Sub to perform their obligations under the Merger Agreement,

•	for changes contemplated by the Merger Agreement, and

•

for those representations and warranties that address matters only as of a particular date, which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such particular date that would not, individually or in the aggregate, prevent the Merger or prevent or materially impair the ability of Newco and Merger Sub to fully comply with and perform their respective covenants and obligations under the Merger Agreement;

•

Newco and Merger Sub must have performed in all material respects all covenants, obligations and conditions that are to be performed by them under the Merger Agreement prior to the consummation of the Merger; and

•

Newco and Merger Sub must have delivered to us a certificate with respect to the satisfaction of the foregoing conditions relating to representations, warranties, obligations, covenants and agreements.

Solicitations of Other Offers and Restrictions on Solicitations of Other Offers

The Merger Agreement provides that, until 12:01 a.m., Eastern Time, on May 24, 2009 (which we refer to as the “No-Shop Period Start Date”), we may, directly or indirectly, pursuant to an acceptable confidentiality agreement:

•

initiate, solicit and/or encourage the submission of one or more Acquisition Proposals (as defined below) including by providing non-public information relating to us or our subsidiaries or by providing access to our business, properties, assets, books, records or non-public information or to our personnel, provided that we promptly make available to Newco and Merger Sub any material non-public information concerning us and our subsidiaries that is made available to any person given such access which was not previously delivered to Newco and Merger Sub;

•

continue, enter into, participate in and/or engage in any discussions or negotiations with one or more persons with respect to one or more Acquisition Proposals or any other proposals that could lead to an Acquisition Proposal; and

•

to the extent not otherwise prohibited by the Merger Agreement, otherwise cooperate with, assist or take any action to facilitate any Acquisition Proposals or other proposals that could lead to any Acquisition Proposals.

We will promptly (within 48 hours) notify Newco in the event we receive an Acquisition Proposal, and include the identity of the person or group making such Acquisition Proposal and material terms and conditions of such proposal. We will promptly inform Newco of the status and terms of such proposals and the status of any discussions or negotiations with respect to such proposals. In addition, after the No-Shop Period Start Date we will promptly (within 48 hours) notify Newco if any non-public information is requested from or any discussions or negotiations are sought to be initiated or continued with us, including the status of any such discussions or negotiations, including any change in our intentions.

From and after the No-Shop Period Start Date, we will not:

•	solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, an Acquisition Proposal;

•

furnish to any person (other than Newco, Merger Sub or any designees of Newco or Merger Sub) any non-public information relating to us or our subsidiaries, or afford to any person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company, with the intent to induce the making, submission or announcement of, or to encourage, facilitate or assist, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal;

•	participate or engage in discussions or negotiations with any person with respect to an Acquisition Proposal;

•	approve, endorse or recommend an Acquisition Proposal;

•	grant any waiver, amendment or release under any standstill or confidentiality agreement, or anti-takeover laws, or otherwise knowingly facilitate any effort to make an Acquisition Proposal; or

•	enter into any contract relating to an Acquisition Transaction (other than an acceptable confidentiality agreement) or that conflicts with or requires the Company to abandon the Merger Agreement.

Notwithstanding the restrictions set forth above, from and after the No-Shop Period Start Date, until receipt of the requisite stockholder approval of the Merger Agreement, we may participate or engage in discussions or negotiations with, furnish non-public information to, and/or afford access to the business, properties, assets, books, records or other non-public information, or to our personnel or any of our subsidiaries pursuant to a confidentiality agreement with:

•

any person that has made an Acquisition Proposal that the board of directors has concluded prior to the No Shop Period Start Date constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal (we refer to such persons as “continuing parties”); and/or

•

any person that has made or delivered to us a written Acquisition Proposal after the No-Shop Period Start Date that was not solicited in breach of the Merger Agreement, provided that our board of directors or any authorized committee thereof shall have determined in good faith (after consultation with its financial advisor and outside legal counsel) that (1) such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal and (2) the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable laws.

For purposes of the foregoing, a party will cease to be a continuing party, upon the later of:

•	12:01 a.m., Pacific Time, on June 7, 2009 if we have not entered into an acquisition agreement with such Continuing Party; or

•

if, prior to June 7, 2009, we have concluded such proposal constitutes a Superior Proposal and the three-day notice period discussed below during which Newco shall have the right to match such proposal shall have commenced, the earlier of (1) if the continuing party’s proposal ceases to be a Superior Proposal, the third business day thereafter if the continuing party’s proposal does not once again (taking into account any modifications or amendments that such continuing party may have made to such Superior Proposal during the three business day period) constitute a Superior Proposal during such three business day period and (2) the end of such notice period if such continuing party’s proposal remains a Superior Proposal (we refer to this period as the “continuing discussion period”).

Whether before or after the No-Shop Period Start Date, neither our board of directors nor any committee of our board of directors shall:

•	take any of the following actions (any of which we refer to as a “Recommendation Change”):

•

withhold, withdraw, amend, qualify or modify in a manner adverse to Newco, or publicly propose to withhold, withdraw, amend, qualify or modify in a manner adverse to Newco, our board of directors’ recommendation that our stockholders approve the Merger in accordance with the applicable provisions of Delaware law and the Merger Agreement;

•	adopt, approve or recommend or publicly propose to adopt, approve or recommend an Acquisition Proposal (other than the Merger);

•

fail to publicly reaffirm our board of directors’ recommendation that our stockholders approve the Merger in accordance with the applicable provisions of Delaware law in the absence of a publicly announced Acquisition Proposal within two business days after Newco so requests in writing;

•

fail to recommend against any publicly announced Acquisition Proposal and reaffirm our board of directors’ recommendation that our stockholders approve the Merger in accordance with the applicable provisions of Delaware law, in each case, within ten business days following the public announcement of such Acquisition Proposal and in any event at least two business days prior to the special meeting to approve the Merger and adopt the Merger Agreement; or

•	fail to include our board of directors’ recommendation of the Merger and the Merger Agreement in the Proxy Statement; or

•	cause or permit the Company to enter into any acquisition agreement relating to any acquisition proposal (other than a confidentiality agreement);

provided that, notwithstanding anything to the contrary set forth in the Merger Agreement, at any time prior to obtaining the requisite stockholder approval,

•

our board of directors may (in circumstances in which it has not received a bona fide written acquisition proposal that constitutes a Superior Proposal) effect a Recommendation Change if and only if, (1) our board of directors determines in good faith, after consultation with its independent financial advisor and outside legal counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable laws; and (2) we shall have complied in all material respects with our non-solicit obligations with respect to such Acquisition Proposal (if any) relating to such Recommendation Change, or

•

if we have received a bona fide written Acquisition Proposal from any person that is not withdrawn and that our board of directors concludes in good faith constitutes a Superior Proposal, our board of directors may effect a Recommendation Change with respect to such Superior Proposal, and our board of directors may authorize us to terminate the Merger Agreement to enter into an acquisition agreement with respect to such Superior Proposal, if (1) our board of directors determines in good faith, after consultation with its independent financial advisor and outside legal counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable laws; (2) we shall have complied in all material respects with our non-solicit obligations with respect to such Superior Proposal; and (3) we shall have validly terminated the Merger Agreement, including the payment of the required termination fee.

In the case of either a Recommendation Change or a termination of the Merger Agreement to enter into an agreement with respect to a Superior Proposal, we must provide prior written notice to Newco at least three business days in advance (which we refer to as the “notice period”), to the effect that absent any revision to the terms and conditions of the Merger Agreement, our board of directors has resolved to effect a Recommendation Change and/or to terminate the Merger Agreement to enter into an agreement with respect to a Superior Proposal, and prior to taking either action, we shall, during the notice period, negotiate with Newco in good faith to make such adjustments in the terms and conditions of the Merger Agreement such that our board of directors would not take such action. In the event of any material or substantive revisions to the Acquisition Proposal that our board of directors has determined to be a Superior Proposal, the we shall be required to deliver a new written notice to Newco and to comply with these requirements with respect to such new written notice.

We are required to comply with the foregoing requirements regardless of whether the Superior Proposal is from a continuing party.

For purposes of this section, the term “Acquisition Proposal” means the offer or proposal to engage in a transaction or series of transactions (which we refer to as an Acquisition Transaction) resulting in the purchase or acquisition by any person or group (as defined under Section 13(d) of the Exchange Act of: more than 20% of the Company Common Stock outstanding after the consummation of such acquisitions; of more than 20% of the consolidated assets of the Company and its subsidiaries taken as a whole; or any merger, consolidation, business combination, or other transaction involving the Company pursuant to which any person or group would hold more then 20% of our Common Stock after consummation thereof.

A Superior Proposal means any bona fide written Acquisition Proposal for an not solicited in material violation of the non-solicitation provisions of the Merger Agreement on terms that the board of directors shall have determined in good faith (after consultation with our financial advisor and outside legal counsel) would be more favorable from a financial point of view to the our stockholders (in their capacity as such) than the Merger (and is reasonably likely to be consummated in accordance with its terms) (in each case taking into account any revisions to the Merger Agreement made or proposed in writing by Newco prior to the time of determination); provided however, that for purposes of the reference to an Acquisition Proposal in this definition of Superior Proposal, all references to 20% in the definition of Acquisition Transaction shall be references to 50%.

Termination of the Merger Agreement

The Merger Agreement may be terminated only as follows:

•	by mutual written agreement of us and Newco, at any time prior to the consummation of the Merger even if we have already received the requisite stockholder approval;

•	by either us or Newco, at any time prior to the consummation of the Merger even if we have already received requisite stockholder approval, in the event that:

•

any governmental authority of competent jurisdiction has enacted a law that renders the Merger illegal, or formally issues a permanent, final and non-appealable injunction that prohibits the Merger and in each case each of the parties shall have used its reasonable efforts to resist, appeal, obtain consent under, resolve or lift, as applicable, the law or injunction;

•

the consummation of the Merger has not occurred by 11:59 p.m. (Pacific Time) on October 15, 2009, provided that this right to terminate will not be available to any party whose actions or omissions have been the cause of, or resulted in, either the failure to satisfy the conditions to the obligations of the terminating party to consummate the Merger prior to the termination date, or the failure of the Merger to be completed prior to the termination date;

•

by either us or Newco, if we have failed to obtain the requisite stockholder approval at the meeting of our stockholders at which a vote is taken on the approval of the Merger or any adjournment or postponement of the meeting;

•	by us, in the event that:

•

Newco and/or Merger Sub have breached or failed to perform in any material respect with any of their respective representations, warranties and covenants in the Merger Agreement and such breach or failure to perform would result in the failure of a condition to closing being satisfied and have failed to cure such breach or failed to perform within thirty (30) calendar days after Newco and Merger Sub have received written notice of such breach from us;

•

at any time prior to receiving the requisite stockholder approval if we have received a Superior Proposal, our board of directors has authorized us to enter into a definitive agreement to consummate the transaction contemplated by that Superior Proposal, we have complied in all material respects with our non-solicitation covenants with respect to such Superior Proposal and concurrently with the termination of the Merger Agreement, we have paid Newco the applicable Company termination fee and entered into the definitive agreement to consummate the transaction contemplated by such superior proposal;

•	by Newco:

•

if the Company has breached or failed to perform in any material respect with any of its representations, warranties or covenants in the Merger Agreement if such breach or failure to perform would result in the failure of a condition to closing being satisfied and has failed to cure the breach within thirty (30) calendar days after the receipt of a written notice of the breach from Newco; or

•	If our board of directors or authorized committee shall have effected a Recommendation Change.

Termination Fees and Expenses Payable by Us

Except as set forth below, all fees and expenses incurred in connection with the Merger Agreement will be paid by the party or parties incurring the expense, whether or not the Merger is consummated.

If we terminate the Merger Agreement to enter into a definitive agreement to consummate a Superior Proposal prior to 12:01 a.m., Eastern Time on May 24, 2009, or enter into a definitive agreement constituting a Superior Proposal with a continuing party within one business day following the continuing discussion period, and we have complied in all material respects with the covenant regarding non-solicitation with respect to that proposal, we must pay a termination fee of $3,100,000 to AKKR Fund III Management Company, L.P.

We shall pay a termination fee of $4,950,000 to AKKR Fund III Management Company, L.P. in the following circumstances:

•

the Merger Agreement is terminated by Newco due to our breach of the covenants regarding non-solicitation, the filing of our proxy materials and other required SEC filings, or our stockholder meeting, and within one year of the termination of the Merger Agreement we consummate a competing acquisition transaction or enter into a definitive agreement for a competing acquisition transaction and such transaction is subsequently consummated;

•

the Merger Agreement is terminated by us prior to receipt of the requisite stockholder approval if we shall have received a Superior Proposal on or after the No Shop Period Start Date from a person that is not a continuing party, our board of directors or a committee thereof shall have authorized us to enter into a definitive agreement to consummate the Superior Proposal, we shall have complied in all material respects with our non-solicitation covenants with respect to such Acquisition Proposal, and concurrently with termination of the Merger Agreement, we enter into a definitive agreement for such Superior Proposal and we pay the termination fee;

•

the Merger Agreement is terminated by Newco or us because our stockholders did not approve the Merger and following the execution and delivery of the Merger Agreement and prior to the termination of the Merger Agreement, an Acquisition Proposal was made public and within one year of the termination of the Merger Agreement, we consummate a competing acquisition transaction or enter into a definitive agreement for a competing acquisition transaction and such transaction is subsequently consummated; or

•	the Merger Agreement is terminated by Newco upon a Recommendation Change.

In addition, in the event that either we or Newco terminate the Merger Agreement due to the failure to obtain the requisite stockholder approval at the meeting of stockholders at which a vote is taken on the Merger or Newco terminates the Merger Agreement due to an uncured material breach of our representations, warranties or covenants that would cause a condition to closing not to be satisfied, we shall pay all of Newco’s reasonably documented out-of-pocket expenses (including reasonable legal fees and expenses) actually incurred by Newco and its affiliates on or prior to the termination of the Merger Agreement in connection with the transactions contemplated by the Merger Agreement (including the debt and equity financing contemplated by the commitment letter), which amount shall not exceed $1,000,000 in the aggregate, such expenses referred to as the Newco expenses. If after reimbursement of the Newco expenses by us a termination fee subsequently becomes payable to AKKR Fund III Management Company, L.P., the termination fee shall be reduced by the amount of Newco expenses reimbursed by us.

The parties have agreed that in no event will the Company be required to pay the termination fee on more than one occasion, whether or not the termination fee may be payable under more than one provision of the Merger Agreement at the same time or at different times.

Indemnification and Insurance

The Surviving Corporation and its subsidiaries will honor and fulfill in all respects our and any of our subsidiaries’ obligations under any indemnification agreements between us or any of our subsidiaries and their respective current or former directors, officers or employees (with respect to employees, only those employees whose indemnification agreements were made available to Newco prior to the date of the Merger Agreement) and any person that becomes an officer or director or employee of ours or our subsidiaries prior to the consummation of the Merger.

In addition, for a period of six (6) years following the consummation of the Merger, the Surviving Corporation shall cause the charter and bylaws of the Surviving Corporation to contain provisions with respect to indemnification, exculpation and advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses set forth in our charters and bylaws as of the date of the Merger Agreement, and such provisions shall not be repealed, amended or otherwise modified in any manner except as required by applicable law.

In addition, for a period of six (6) years following the consummation of the Merger, the Surviving Corporation shall indemnify and hold harmless each of our current or former directors, officers and employees from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises directly or indirectly out of, or pertains directly or indirectly to (i) any action or omission or alleged action or omission in an indemnified person’s capacity as a director or officer of ours or any of our subsidiaries or other affiliates (regardless of whether such action or omission, or alleged action or omission, occurred prior to or at the effective time of the Merger), or (ii) any of the transactions contemplated by the Merger Agreement.

Moreover, during the period of six (6) years following the consummation of the Merger, the Surviving Corporation will (and Newco will cause the Surviving Corporation to), subject to certain limitations, maintain in effect our current directors’ and officers’ liability insurance, referred to as D&O Insurance, in respect of acts or omissions occurring at or prior to the consummation of the Merger, covering each person covered by the D&O Insurance.

Employee Benefits

After the consummation of the Merger, the Surviving Corporation shall (and Newco shall cause the Surviving Corporation to) honor certain identified employee benefit and welfare plans in effect immediately prior to the consummation of the Merger, provided that such plans may be amended or terminated in accordance with their terms or as required by applicable law.

The Surviving Corporation has agreed to grant any continuing employee credit for all service with us and our subsidiaries prior to the consummation of the Merger for purposes of eligibility to participate, vesting and, solely for purposes of vacation accrual and severance pay, benefit entitlement. However, such service need not be credited to the extent that it would result in duplication of coverage or benefits.

Amendment, Extension and Waiver

The parties may amend the Merger Agreement at any time, however, after the Company stockholders have adopted the Merger Agreement, there shall be no amendment that by law requires stockholder approval without such approval. All amendments to the Merger Agreement must be in a writing signed by Newco, Merger Sub, and us.

At any time before the consummation of the Merger, each of the parties to the Merger Agreement may, by written instrument and to the extent legally allowed:

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties of the other parties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; and

•	waive compliance with any of the agreements or conditions contained in the Merger Agreement.

Specific Performance

In the event of a breach or threatened breach by Newco, Merger Sub or us, we, on the one hand, and Newco and Merger Sub, on the other hand, are entitled to seek an injunction to prevent or restrain breaches or threatened breaches of the Merger Agreement, the commitment letter or the guarantee, and to enforce specifically the terms of the Merger Agreement to prevent breaches or threatened breaches of, and to enforce compliance with, the covenants and obligations of the Company, on the one hand, and Newco and Merger Sub, on the other hand, under the Merger Agreement, the commitment letter and the guarantee. The Company also has the right to cause Newco and Merger Sub to fully enforce the terms of the commitment letter against the Investor to the fullest extent permissible under the commitment letter and applicable laws and to cause the Merger to be consummated, so long as all conditions have been satisfied.

Specific performance of the obligations under the Merger Agreement and the transactions contemplated thereby is the sole and exclusive remedy available to the Company with respect to breaches by Newco or Merger Sub, provided that in the event that a court declines to specifically enforce the obligations of Newco and Merger Sub to consummate the Merger pursuant to a claim brought by the Company and has instead granted an award of monetary damages (which Newco agrees may include damages based upon a decrease in share value or lost premium), the Company may enforce such award only if, within two weeks following the court’s determination, Newco and Merger Sub are not willing to consummate the Merger in accordance with the terms of Merger Agreement. At such time as the Merger is consummated or Newco and Merger Sub are otherwise willing to do so, we shall cause any pending legal proceedings to be dismissed with prejudice, and we and our affiliates will not be entitled to seek or recover monetary or other damages or relief against Newco, the Surviving Corporation, the Guarantor or any of their affiliates other than for claims regarding indemnification of directors, officers and employees and claims by holders of shares of Company Common Stock solely to receive his or her portion of the merger consideration or to enforce valid and perfected appraisal claims under Section 262 of the DGCL.

In addition to the right to seek specific performance, Newco and Merger Sub have the right to seek any other form of relief that may be available under the Merger Agreement (including monetary damages), in the event that the Merger Agreement is terminated or in the event that specific performance is not available. Newco and Merger Sub are not required to institute any proceeding for specific performance as a condition to exercising any termination rights nor does the commencement of any such legal proceeding limit the rights of Newco or Merger Sub to terminate the Merger Agreement or pursue other remedies available thereunder.

Guarantee

In connection with the Merger Agreement, we and the Investor entered into a guarantee in which the Investor guarantees (i) Newco’s and Merger Sub’s obligation to fund the merger consideration and (ii) solely in the circumstances in which damages would be permitted as a remedy, liabilities for Newco’s and Merger Sub’s breach of the Merger Agreement.

MARKET PRICE OF COMMON STOCK

Our Common Stock is listed for trading on the NASDAQ Global Market under the symbol “SUMT.” The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per share of Common Stock as reported on the NASDAQ Global Market or its predecessor, the NASDAQ National Market.

	Common Stock
	High	Low
FISCAL YEAR ENDED DECEMBER 31, 2007
First Quarter	$8.87	$5.69
Second Quarter	$8.95	$6.81
Third Quarter	$8.20	$5.11
Fourth Quarter	$6.00	$4.48

FISCAL YEAR ENDED DECEMBER 31, 2008
First Quarter	$4.98	$3.24
Second Quarter	$4.78	$3.98
Third Quarter	$5.15	$3.26
Fourth Quarter	$4.68	$2.25

FISCAL YEAR ENDING DECEMBER 31, 2009
First Quarter	$3.14	$1.30
Second Quarter (through April —, 2009)

The closing sale price of our Common Stock on the NASDAQ Global Market on April 23, 2009, the last trading day prior to the public announcement of the proposed Merger, was $3.13 per share. On —, 2009, the most recent practicable date before this proxy statement was printed, the closing price for our Common Stock on the NASDAQ Global Market was $— per share. You are encouraged to obtain current market quotations for our Common Stock in connection with voting your shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Company Common Stock as of April 15, 2009:

•	each stockholder who is known by the Company to own beneficially more than 5% of Company Common Stock;

•

each of our Chief Executive Officer, Chief Financial Officer, former Chief Executive Officer and our other three most highly compensated executive officers during 2008, which includes the our former Senior Vice President, General Counsel, and Secretary and former Senior Vice President, Learning and Talent Management Business Unit (collectively, the “Named Executive Officers”);

•	each of our non-employee directors; and

•	our non-employee directors and Named Executive Officers as a group.

Unless otherwise indicated, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of Company Common Stock, except to the extent authority is shared by spouses under applicable law. Beneficial ownership is determined in accordance with the rules of the SEC. Applicable percentage ownership is based on 31,236,602 shares of Company Common Stock outstanding as of April 15, 2009, and options and other securities convertible into Common Stock exercisable within sixty days of that date. In computing the number and percentage of shares beneficially owned by each person, shares of Common Stock subject to options currently exercisable, or exercisable within sixty days of April 15, 2009, are counted as outstanding, while these shares are not counted as outstanding for computing the percentage ownership of any other person.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class
Vista Equity Partners Fund III GP, LLC (3)	4,016,754	12.9%
c/o Vista Equity Partners, 150 California St., 19th Floor
San Francisco, CA 94111

Discovery Group I, LLC (4)	3,095,118	9.9%
191 North Wacker Drive, Suite 1685
Chicago, IL 60606

Wellington Management Company, LLP (5)	3,017,568	9.7%
75 State Street
Boston, MA 02109

Austin W. Marxe and David M. Greenhouse (6)	2,377,190	7.6%
c/o Special Situation Funds
AWM Investment Company, Inc.
527 Madison Ave, Suite 2600
New York, NY 10022

Gagnon Securities LLC (7)	1,998,181	6.4%
1370 Avenue of the Americas, Suite 2400
New York, NY 10019
Donald Fowler (8)	629,653	2.0%
Neil Laird (9)	429,903	1.4%
Sanjay Dholakia (10)	318,711	1.0%
Erika Rottenberg (11)	160,119	*
Jack Acosta (12)	121,981	*
Ali Kutay (13)	82,847	*
Kevin Oakes (14)	73,343	*
Vijay Vashee (15)	63,252	*
Sally Narodick (16)	59,296	*
John Coné (17)	57,173	*
Ray Villareal (18)	56,352	*
Arun Chandra	10,000	*
All executive officers and directors as a group (19)	2,062,630	6.3%

*	Represents beneficial ownership of less than one percent of the Common Stock.
(1)	Unless otherwise stated, the address of each beneficial owner is c/o SumTotal Systems, Inc. 1808 North Shoreline Blvd., Mountain View CA 94043.
(2)	This table is based on information supplied by the Named Executive Officers, directors and principal stockholders, Schedules 13D and 13D/A, Schedules 13G and 13G/A and Forms 13F-HR filed with the SEC, and the Company’s register of stockholders.
(3)	Number of shares based on Schedule 13D/A filed on April 6, 2009 (the “Vista 13D/A”) which reports Vista Equity Partners Fund III, L.P. as beneficially owning, with shared voting and dispositive power of, 3,568,012 shares; Vista Equity Partners Fund III (Parallel), L.P. as beneficially owning, with shared voting and dispositive power of, 367,536 shares; VEPF III FAF, L.P. as beneficially owning, with shared voting and dispositive power of, 81,206 shares; and each of Vista Equity Partners II GP, LLC,VEFIIGP, LLC and Robert F. Smith as each beneficially owning, with shared voting and dispositive power of, 4,016,754 shares.
(4)	Number of shares based on Schedule 13D/A filed on April 6, 2009 (the “Discovery 13D/A”), which reports Discovery Group, Michael Murphy and Daniel Donoghue as each beneficially owning 3,095,118 shares and Discovery Equity Partners, LP as beneficially owning 2,652,366 shares. Pursuant to the Discovery 13D/A, Discovery Equity Partners has shared voting power and shared dispositive power of 2,652,366 shares and Discovery Group, Michael Murphy and Daniel Donoghue each have shared voting power and shared dispositive power over all shares.
(5)	Number of shares based on Schedule 13G/A filed by Wellington Management Company, LLP on February 17, 2009, and it claims shared dispositive power over 3,017,568 shares and shared voting power over 1,962,576 shares.
(6)	Number of shares based on Schedule 13G/A filed by Austin W. Marxe and David M. Greenhouse on February 13, 2009 pursuant to which the reporting persons report shared voting and dispositive power over all shares.
(7)	Number of shares based on Schedule 13G/A filed by Gagnon Securities LLC on February 18, 2009 and reports 1,518,657 shares beneficially owned by Gagnon Securities LLC and 1,998,181 beneficially owned by Neil Gagnon. Pursuant to filing, shares are held by various funds to which Gagnon Securities LLC furnishes investment advice and it has disclaimed beneficial ownership of all securities held by such funds.
(8)	Includes 559,653 shares that Mr. Fowler has the right to acquire within sixty (60) days after April 15, 2009.
(9)	Includes 300,532 shares that Mr. Laird has the right to acquire within sixty (60) days after April 15, 2009.
(10)	Includes 316,244 shares that Mr. Dholakia has the right to acquire within sixty (60) days after April 15, 2009.
(11)	Includes 145,725 shares that Ms. Rottenberg has the right to acquire within sixty (60) days after April 15, 2009.
(12)	Includes 71,981 shares that Mr. Acosta has the right to acquire within sixty (60) days after April 15, 2009.
(13)	Includes 82,847 shares that Mr. Kutay has the right to acquire within sixty (60) days after April 15, 2009.
(14)	Includes 20,000 shares that Mr. Oakes has the right to acquire within sixty (60) days after April 15, 2009.
(15)	Includes 50,000 shares that Mr. Vashee has the right to acquire within sixty (60) days after April 15, 2009.
(16)	Includes 59,296 shares that Ms. Narodick has the right to acquire within sixty (60) days after April 15, 2009.
(17)	Includes 52,391 shares that Mr. Coné has the right to acquire within sixty (60) days after April 15, 2009.
(18)	Includes 40,102 shares that Mr. Villareal has the right to acquire within sixty (60) days after April 15, 2009.
(19)	Includes 1,698,771 shares that executive officers and directors have the right to acquire within sixty (60) days after April 15, 2009.

DISSENTERS’ RIGHTS OF APPRAISAL

Under Section 262 of the DGCL, any holder of Company Common Stock who does not wish to accept the Price Per Share may elect to exercise appraisal rights in lieu of receiving the Price Per Share. A stockholder who exercises appraisal rights may petition the Delaware Court of Chancery to determine the “fair value” of his, her or its shares (exclusive of any element of value arising from the effectuation of the Merger), and receive payment of fair value in cash, together with interest, if any. However, any dissenting stockholder must comply with the provisions of Section 262 of the DGCL.

The following discussion is a summary of the law pertaining to appraisal rights under the DGCL. The full text of Section 262 of the DGCL is attached to this proxy statement as Annex C. All references in Section 262 of the DGCL and this summary to a “stockholder” are to the record holder of the shares of Company Common Stock who exercises appraisal rights.

Under Section 262 of the DGCL, when a merger is submitted for approval at a meeting of stockholders, as in the case of the Merger Agreement, the corporation, not less than twenty days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement constitutes such notice, and the applicable statutory provisions are attached hereto as Annex C. This summary is not a complete summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the text of Section 262 of the DGCL attached as Annex C. Any holder of Company Common Stock who wishes to exercise appraisal rights or who wishes to preserve the right to do so, should review Annex C carefully. Failure to comply with the procedures of Section 262 of the DGCL in a timely and prior manner will result in the loss of appraisal rights. If you lose your appraisal rights, you will be entitled to receive the merger consideration described in the Merger Agreement.

Stockholders wishing to exercise the right to seek an appraisal of their shares must do ALL of the following:

•

The stockholder must not vote in favor of the proposal to adopt the Merger Agreement. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the Merger Agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the proposal to adopt the Merger Agreement, abstain or not vote its shares.

•	The stockholder must deliver to the Company a written demand for appraisal before the vote on the Merger Agreement at the special meeting.

•

The stockholder must continuously hold the shares from the date of making the demand through the effective time of the Merger. A stockholder will lose appraisal rights if the stockholder transfers the shares before the effective time of the Merger.

•

The stockholder must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within one hundred twenty (120) days after the effective time of the Merger. The Surviving Corporation is under no obligation to file any petition and has no intention of doing so.

Voting, in person or by proxy, against, abstaining from voting on or failing to vote on the proposal to adopt the Merger Agreement will not constitute a written demand for appraisal as required by Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

Only a holder of record of shares of Company Common Stock issued and outstanding immediately prior to the effective time of the Merger may assert appraisal rights for the shares of stock registered in that holder’s name. A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder’s name appears on the stock certificates. The demand must reasonably inform us of the identity of the stockholder and that the stockholder intends to demand appraisal of his, her or its Common Stock.

STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS, AND WHO WISH TO EXERCISE APPRAISAL RIGHTS, SHOULD CONSULT WITH THEIR BROKERS TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE NOMINEE HOLDER TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

A stockholder who elects to exercise appraisal rights under Section 262 of the DGCL should mail or deliver a written demand to:

SumTotal Systems, Inc.

1808 North Shoreline Boulevard

Mountain View, California 94043

Attention: Corporate Secretary

If the Merger is completed, we will give written notice of the effective time of the Merger within ten days after such effective time to each former Company stockholder who did not vote in favor of the Merger Agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL. Within one hundred twenty (120) days after the effective time of the Merger, but not later, either the Surviving Corporation or any dissenting stockholder who has complied with the requirements of Section 262 of the DGCL may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of Company Common Stock held by all dissenting stockholders. The Surviving Corporation is under no obligation to file any petition and has no intention of doing so. Stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

Within one hundred twenty (120) days after the effective time of the Merger, any stockholder who, to that point in time, has complied with the provisions of Section 262 of the DGCL, may receive from the Surviving Corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the Merger Agreement and with respect to which we have received demands for appraisal, and the aggregate number of holders of those shares. The Surviving Corporation must mail this statement to the stockholder within the later of ten days of receipt of the request or ten days after expiration of the period for delivery of demands for appraisal.

If any party files a petition for appraisal in a timely manner, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and may require the stockholders demanding appraisal who hold certificated shares to submit their stock certificates to the court for notation of the pendency of the appraisal proceedings and any stockholder who fails to comply with such direction may be dismissed from such proceedings. The Delaware Court of Chancery will thereafter determine the fair value of the shares of Company Common Stock held by dissenting stockholders (exclusive of any element of value arising from the effectuation of the merger), together with interest, if any, to be paid on the amount determined to be fair value.

In determining the fair value, the Delaware Court of Chancery will take into account all relevant factors. The Delaware Supreme Court has stated that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, in cases of unfair dealing, may or may not be a dissenter’s exclusive remedy. If no party files a petition for appraisal in a timely manner, then stockholders will lose the right to an appraisal, and will instead receive such stockholders portion of the merger consideration described in the Merger Agreement. The fair value of their shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the Price Per Share.

An opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL.

The Delaware Court of Chancery will determine the costs of the appraisal proceeding and will allocate those costs to the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

Any stockholder who has duly demanded an appraisal in compliance with Section 262 of the DGCL may not, after the effective time of the Merger, vote the shares subject to the demand for any purpose or receive any dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of shares as of a record date prior to the effective time of the merger.

Any stockholder may withdraw a demand for appraisal and accept his, her or its portion of merger consideration by delivering a written withdrawal of the demand for appraisal to the Surviving Corporation, except that any attempt to withdraw made more than sixty days after the effective time of the Merger will require written approval of the surviving company, and no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and may be conditioned on such terms as the Delaware Court of Chancery deems just. If the stockholder fails to perfect, successfully withdraws or loses the appraisal right, the stockholder’s shares will be converted into the right to receive his, her or its portion of the merger consideration.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of appraisal rights. In that event, you will be entitled to receive the consideration for your dissenting shares in accordance with the Merger Agreement. In view of the complexity of the provisions of Section 262 of the DGCL, if you are a Company stockholder and are considering exercising your appraisal rights under the DGCL, you should consult your own legal advisor.

SUBMISSION OF STOCKHOLDER PROPOSALS

If the Merger is consummated, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the Merger is not completed or if we are otherwise required to do so under applicable law, we will hold the 2009 Annual Meeting of Stockholders. The deadline for submitting stockholder proposals for consideration at the 2009 Annual Meeting of Stockholders has passed.

HOUSEHOLDING OF SPECIAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you write or call us at the following address or phone number: SumTotal Systems, Inc., 1808 North Shoreline Boulevard, Mountain View, California 94043, telephone (650) 934-9500, Attention: Investor Relations. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. You also may obtain free copies of the documents we file with the SEC by going to the “Investors Relations” section of our website at http://investor.sumtotalsystems.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of this proxy statement or other information concerning us, without charge, by written or telephonic request directed to SumTotal Systems, Inc., 1808 North Shoreline Boulevard, Mountain View, California 94043, telephone (650) 934-9500, Attention: Investor Relations, on the Company’s website at http://investor.sumtotalsystems.com or from the SEC through the SEC’s website at the address provided above.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED —, 2009. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

ST SOFTWARE HOLDINGS, LLC

ST MERGERSUB, INC.

and

SUMTOTAL SYSTEMS, INC.

Dated as of April 23, 2009

A-i

(Continued)

A-ii

(Continued)

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of April 23, 2009 by and among ST Software Holdings, LLC, a Delaware limited liability company (“Newco”), ST Mergersub, Inc., a Delaware corporation and a wholly owned subsidiary of Newco (“Merger Sub”), and SumTotal Systems, Inc., a Delaware corporation (the “Company”). All capitalized terms that are used in this Agreement shall have the respective meanings ascribed thereto in Article I.

RECITALS:

A. The Company Board has (i) unanimously determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement providing for the merger of Merger Sub with and into the Company (the “Merger”) in accordance with the Delaware General Corporation law (the “DGCL”) upon the terms and subject to the conditions set forth herein, (ii) unanimously approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder and the consummation of the Merger upon the terms and subject to the conditions set forth herein, and (iii) unanimously resolved to recommend that the stockholders of the Company approve the Merger in accordance with the DGCL.

B. Each of the Manager of Newco and the board of directors of Merger Sub have (i) declared it advisable to enter into this Agreement, and (ii) approved the execution and delivery of this Agreement, performance of their respective obligations hereunder and the consummation of the Merger and the other transactions contemplated hereby upon the terms and subject to the conditions set forth herein.

C. Concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Accel-KKR Capital Partners III, L.P. (the “Guarantor”) has entered into a guarantee, dated as of the date hereof and in the form attached hereto as Exhibit A (the “Guarantee”), in favor of the Company with respect to the obligations and liabilities of Newco and Merger Sub arising under, or in connection with, this Agreement.

D. Newco, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the transactions contemplated hereby, and to prescribe certain conditions with respect to the consummation of the Merger and the other transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Newco, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

(a) “Acceptable Confidentiality Agreement” shall mean an agreement that is either (i) in effect as of the execution and delivery of this Agreement or (ii) executed, delivered and effective after the execution, delivery and effectiveness of this Agreement, in either case containing provisions that require any counter-party(ies) thereto (and any of its(their) representatives named therein) that receive material non-public information of or with respect to the Company to keep such information confidential, provided, in each case, that such confidentiality and other provisions (including “standstill” or similar provisions) are no less restrictive in the aggregate to such counter-party(ies) (and any of its(their) representatives named therein) than the terms of the Confidentiality Agreement; provided, however, that if the terms of such Acceptable Confidentiality Agreement are less restrictive in the aggregate to such counter-party(ies) (and any of its (their) representatives named therein) than the terms of the Confidentiality Agreement, then notwithstanding the foregoing, such agreement will be deemed an “Acceptable Confidentiality Agreement” if the Company offers to amend the Confidentiality Agreement so as to make the Confidentiality Agreement as restrictive in the aggregate as the confidentiality agreement signed by such counterparty(ies).

(b) “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by Newco or Merger Sub) to engage in an Acquisition Transaction.

(c) “Acquisition Transaction” shall mean any transaction or series of related transactions, alone or in combination, (other than the Merger) involving:

(i) any direct or indirect purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), whether from the Company and/or any other Person(s), of shares of Company Common Stock representing more than twenty percent (20%) of the Company Common Stock outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” that, if consummated in accordance with its terms, would result in such Person or “group” beneficially owning more than twenty percent (20%) of the Company Common Stock outstanding after giving effect to the consummation of such tender or exchange offer;

(ii) any direct or indirect purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) of more than twenty percent (20%) of the consolidated assets of the Company and its Subsidiaries taken as a whole (measured by the fair market value thereof as of the date of such sale, transfer, acquisition or disposition); or

(iii) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company pursuant to which any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) would hold shares of Company Common Stock representing more than twenty percent (20%) of the Company Common Stock outstanding after giving effect to the consummation of such transaction.

(d) “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

(e) “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement.

(f) “Audited Company Balance Sheet” shall mean the consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2008 set forth in the Company’s Annual Report on Form 10-K filed by the Company with the SEC for the year ended December 31, 2008.

(g) “Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York, or is a day on which banking institutions located in the State of New York are authorized or required by law or other governmental action to close.

(h) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(i) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(j) “Company Board” shall mean the Board of Directors of the Company.

(k) “Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.

(l) “Company Common Stock” shall mean the Common Stock, par value $0.001 per share, of the Company.

(m) “Company Intellectual Property” shall mean Intellectual Property Rights owned by the Company or any of its Subsidiaries.

(n) “Company Material Adverse Effect” shall mean any change, event, violation, inaccuracy, effect or circumstance (each, an “Effect”) that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following (by itself or when aggregated) shall be deemed to be or constitute a “Company Material Adverse Effect” or shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur (subject to the limitations set forth below):

(i) changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally (but only to the extent such Effect has not had a disproportionate impact on the Company relative to other companies of a similar size operating in the industries in which the Company and its Subsidiaries conduct business);

(ii) changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world (but only to the extent such Effect has not had a disproportionate impact on the Company relative to other companies of a similar size operating in the industries in which the Company and its Subsidiaries conduct business);

(iii) changes in conditions in the industries in which the Company and its Subsidiaries conduct business, including changes in conditions in the software industry generally or the human capital management industry generally (but only to the extent such Effect has not had a disproportionate impact on the Company relative to other companies of a similar size operating in the industries in which the Company and its Subsidiaries conduct business);

(iv) changes in political conditions in the United States or any other country or region in the world (but only to the extent such Effect has not had a disproportionate impact on the Company relative to other companies of similar size operating in the industries in which the Company and its Subsidiaries conduct business);

(v) acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world (but only to the extent such Effect has not had a disproportionate impact on the Company relative to other companies of similar size operating in the industries in which the Company and its Subsidiaries conduct business);

(vi) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world (but only to the extent such Effect has not had a disproportionate impact on the Company relative to other companies of similar size operating in the industries in which the Company and its Subsidiaries conduct business);

(vii) any Effect resulting from the announcement of this Agreement or the pendency of the transactions contemplated hereby;

(viii) compliance with the terms of this Agreement;

(ix) any actions taken, or failure to take action, in each case, to which Newco has in writing following the date of this Agreement expressly approved, consented to or requested;

(x) changes in law or other legal or regulatory conditions (or the interpretation thereof);

(xi) changes in GAAP or other accounting standards (or the interpretation thereof);

(xii) changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself (provided, however, that the exception in this clause shall not in any way prevent or otherwise affect a determination that any Effect underlying such change has resulted in, or contributed to, a Company Material Adverse Effect);

(xiii) any failure, in and of itself, by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure, in and of itself, by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

(xiv) the availability or cost of equity, debt or other financing to Newco or Merger Sub;

(xv) any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company arising out of the Merger or in connection with any other transactions contemplated by this Agreement; and

(xvi) any matters expressly set forth in Section 1.1(n)(xvi) of the Company Disclosure Letter.

For purposes of this definition, the term “companies of a similar size” shall include (at a minimum) the seven most similar sized publicly-traded companies operating in the industries in which the Company and its Subsidiaries conduct business.

(o) “Company Options” shall mean any options to purchase shares of Company Common Stock outstanding under any of the Company Stock Plans.

(p) “Company Preferred Stock” shall mean the Preferred Stock, par value $0.001 per share, of the Company.

(q) “Company Stock-Based Award” shall mean each right of any kind, contingent or accrued, to receive shares of Company Common Stock or benefits measured in whole or in part by the value of a number of shares of Company Common Stock granted under the Company Stock Plans or Employee Plans (including performance shares, restricted stock, restricted stock units, phantom units, deferred stock units and dividend equivalents, but not including any 401(k) plan of the Company), other than Company Stock Options.

(r) “Company Stock Plans” shall mean (i) the Company’s Amended and Restated 2004 Equity Incentive Plan, the UK Sub-Plan of the Company’s Amended and Restated 2004 Equity Incentive Plan, the Docent, Inc. (“Docent”) 1997 Stock Option Plan, the Docent 2000 Omnibus Equity Incentive Plan, the Click2learn, Inc. (“Click2learn”) 1998 Equity Incentive Plan, and the Intelliprep Technologies, Inc. 2000 Equity Incentive Plan, and (ii) any other compensatory option plans or Contracts of the Company, including option plans or Contracts assumed by the Company pursuant to a merger, acquisition or other similar transaction.

(s) “Company Stockholders” shall mean holders of shares of Company Capital Stock.

(t) “Company Termination Fee” shall mean an amount in cash equal to $4,950,000; provided, however, that notwithstanding the foregoing, “Company Termination Fee” shall mean an amount in cash equal to $3,100,000 in the event that this Agreement is terminated pursuant to Section 8.1(h) in order to enter into a definitive agreement to consummate a Superior Proposal with a Person that is an Excluded Party.

(u) “Competing Acquisition Transaction” shall have the same meaning as an “Acquisition Transaction” under this Agreement except that all references therein to “twenty percent 20%” shall be references to “fifty percent (50%).”

(v) “Continuing Employees” shall mean each individual who is an employee of the Company immediately prior to the Effective Time and continues to be an employee of the Surviving Corporation, Newco or a Subsidiary thereof immediately following the Effective Time.

(w) “Continuing Party” shall mean a Person that has made an Acquisition Proposal that the Company Board has concluded prior to the No Shop Period Start Date constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal.

(x) “Contract” shall mean any written (or legally binding oral) contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense or other binding agreement.

(y) “Delaware Law” shall mean the DGCL and any other applicable law (including common law) of the State of Delaware.

(z) “DOJ” shall mean the United States Department of Justice or any successor thereto.

(aa) “DOL” shall mean the United States Department of Labor or any successor thereto.

(bb) “Environmental Law” shall mean any applicable law (and the regulations promulgated thereunder) relating to the protection of the environment (including ambient air, surface water, groundwater or land) or exposure of any Person to Hazardous Substances or otherwise relating to the production, use, emission, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of any Hazardous Substances or the investigation, clean-up or remediation thereof.

(cc) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(dd) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(ee) “Excluded Party” shall mean (i) any Person, group of related Persons or group with whom the Company shall have entered into an Alternative Acquisition Agreement with respect to a Superior Proposal prior to the No-Shop Period Start Date, or (ii) any Continuing Party that enters into an Alternative Acquisition Agreement with the Company with respect to a Superior Proposal on the first Business Day following the Continuing Discussion Period.

(ff) “FMLA” shall mean the Family Medical Leave Act of 1993, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(gg) “FTC” shall mean the United States Federal Trade Commission or any successor thereto.

(hh) “Fund Manager” shall mean AKKR Fund III Management Company, L.P. or its designee.

(ii) “GAAP” shall mean generally accepted accounting principles, consistently applied, as applied in the United States.

(jj) “Governmental Authority” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, and whether local or foreign.

(kk) “Hazardous Substance” shall mean any substance, material or waste that is characterized or regulated by a Governmental Authority under any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or “radioactive”, or words of similar meaning or effect, including petroleum and petroleum products, polychlorinated biphenyls and friable asbestos.

(ll) “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(mm) “Indebtedness” shall mean any of the following liabilities or obligations: (i) indebtedness for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection therewith), (ii) liabilities evidenced by bonds, debentures, notes, or other similar instruments or debt securities, (iii) liabilities under or in connection with letters of credit or bankers’ acceptances or similar items (in each case whether or not drawn, contingent or otherwise), (iv) liabilities related to the deferred purchase price of property or services other than those trade payables incurred in the ordinary course of business, (v) liabilities arising from cash/book overdrafts, (vi) liabilities under capitalized leases, (vii) liabilities under conditional sale or other title retention agreements, (viii) liabilities with respect to vendor advances or any other advances, (ix) liabilities arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates, (x) deferred purchase price liabilities related to past acquisitions, (xi) liabilities with respect to deferred compensation for services, (xii) liabilities or obligations for severance, change of control payments, stay bonuses, retention bonuses, success bonuses, and other bonuses and similar liabilities, (xiii) liabilities arising in connection with earnouts or other contingent payment obligations, (xiv) liabilities arising from any breach of any of the foregoing, and (xv) indebtedness of others guaranteed by the Company or its Subsidiaries or secured by any lien or security interest on the assets of the Company or its Subsidiaries.

(nn) “Intellectual Property Rights” shall mean the rights associated with or arising under any of the following anywhere in the world, without limitation: (i) patents, applications therefor, and patent disclosures (“Patents”); (ii) copyrights, copyright registrations and applications therefor, copyrightable works, and all other rights in works of authorship, however denominated (“Copyrights”); (iii) rights in industrial designs and any registrations and applications therefor; (iv) trademark rights and corresponding rights in trade names, logos and service marks, trademark or service mark, and registrations and applications therefor, trade dress, corporate names, and Internet domain names, together with all goodwill associated with each of the foregoing (“Trademarks”); (v) trade secrets rights and corresponding rights in confidential business and technical information and know-how (“Trade Secrets”); (vi) computer Software, Software products, and Software systems; (vii) all other intellectual property; and (viii) any similar or equivalent rights to any of the foregoing anywhere in the world (as applicable).

(oo) “IRS” shall mean the United States Internal Revenue Service or any successor thereto.

(pp) “IT Assets” means all of the following used by the Company and its Subsidiaries: electronic data processing and storage, information, record keeping, communications, telecommunications, hardware, networks, peripherals and computer systems, including any outsourced systems and processes (e.g., call centers) and all documentation associated with any of the foregoing.

(qq) “Knowledge” of the Company, with respect to any matter in question, shall mean the actual knowledge of Arun Chandra and Neil Laird after reasonable inquiry of those employees who would reasonably be expected to have actual knowledge of the matter in question.

(rr) “Legal Proceeding” shall mean any claim, investigation, action, charge, lawsuit, litigation or other similarly formal legal proceeding brought by or pending before any Governmental Authority.

(ss) “Minimum Closing Cash Amount” shall mean $36,500,000

(tt) “Nasdaq” shall mean the NASDAQ Global Market, any successor stock exchange or inter-dealer quotation system operated by The Nasdaq Stock Market, Inc. or any successor thereto.

(uu) “Net Cash” shall mean (i) the sum of the Company’s cash and cash equivalents (determined in a manner consistent with the Company’s balance sheet presented in the Company’s audited financial statements included in the Company SEC Reports), minus (ii) all liabilities for funded Indebtedness of the Company and its Subsidiaries of the type referred to in clauses (i), (ii) and (iii) of the definition of “Indebtedness”, plus (iii) any out of pocket cash payments incurred and paid by the Company prior to the Closing Date in connection with this Agreement (including Section 5.3 hereof) and the transactions contemplated hereby (A) to legal, financial and accounting advisors and (B) to the extent in compliance with the terms of this Agreement, to settle Transaction Litigation or obtain third party consents.

(vv) “Open Source” shall mean any open source, public source or freeware Software, or any modification or derivative thereof that is licensed pursuant to any GNU general public license or limited general public license or other Software that is licensed pursuant to a license that purports (including as a condition to the effectiveness of the license) to require the distribution of, or access to, source code or purports (including as a condition to the effectiveness of the license) to restrict the licensee’s ability to charge for distribution of or to use Software for commercial purposes.

(ww) “Permitted Liens” shall mean any of the following: (i) liens for Taxes, assessments and governmental charges or levies either not yet delinquent or which are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other liens or security interests that are not yet due or that are being contested in good faith and by appropriate proceedings; (iii) licenses to Intellectual Property Rights, leases and subleases (other than capital leases and leases underlying sale and leaseback transactions); (iv) liens imposed by applicable law (other than Tax law); (v) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vii) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar liens (or other encumbrances of any type), and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (viii) liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Recent SEC Reports filed as of the date of this Agreement; and (x) statutory, common law or contractual liens (or other encumbrances of any type) of landlords or liens against the interests of the landlord or owner of any Leased Real Property unless caused by the Company or any of its Subsidiaries.

(xx) “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, corporation (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity.

(yy) “Registered Intellectual Property” shall mean applications, registrations and filings for Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded with or by any state, government or other public or quasi-public legal authority.

(zz) “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

(aaa) “SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

(bbb) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

(ccc) “Software” means any and all (i) computer programs, libraries and middleware, including any and all Software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (iv) all programmer and user documentation, including user manuals and training materials, relating to any of the foregoing.

(ddd) “Subsidiary” of any Person shall mean (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

(eee) “Superior Proposal” shall mean any bona fide written Acquisition Proposal for an Acquisition Transaction not solicited in material violation of Section 5.3 on terms that the Company Board shall have determined in good faith (after consultation with its financial advisor and outside legal counsel) would be more favorable from a financial point of view to the Company Stockholders (in their capacity as such) than the Merger (and is reasonably likely to be consummated in accordance with its terms) (in each case taking into account any revisions to this Agreement made or proposed in writing by Newco prior to the time of determination); provided, however, that for purposes of the reference to an “Acquisition Proposal” in this definition of a “Superior Proposal,” all references to “twenty percent (20%)” in the definition of “Acquisition Transaction” shall be references to “fifty percent (50%).”

(fff) “Tax” shall mean any and all U.S. federal, state, local and non-U.S. taxes assessments and similar governmental charges and impositions, including taxes based upon or measured by gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

(ggg) “Transaction Litigation” shall mean any action commenced or, to any party’s knowledge, threatened against, such party or any of its Subsidiaries or Affiliates or otherwise relating to, involving or affecting such party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Merger or any other transaction contemplated hereby.

(hhh) “WARN” shall mean the United States Worker Adjustment and Retraining Notification Act.

1.2 Additional Definitions. The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Agreement	Preamble
Alternative Acquisition Agreement	5.3(e)(ii)
Assets	3.14
Capitalization Date	3.7(a)
Certificate of Merger	2.2

Term	Section Reference
Certificates	2.8(c)
Charter	2.5(a)
Closing	2.3
Closing Date	2.3
Collective Bargaining Agreement	3.19(a)
Commitment Letter	4.10(a)
Company	Preamble
Company Board Recommendation	3.3(a)
Company Board Recommendation Change	6.5(a)
Company Disclosure Letter	Article III
Company Intellectual Property	3.16(d)
Company Intellectual Property Agreements	3.16(c)
Company Products	3.16(b)
Company Registered Intellectual Property	3.16(a)
Company SEC Reports	3.9
Company Securities	3.7(d)
Company Stock-Based Award Consideration	2.7(d)
Company Stockholder Meeting	6.4
Confidentiality Agreement	9.4
Consent	3.6
Continuing Discussion Period	5.3(c)
Copyrights	1.1(nn)
Dissenting Company Shares	2.7(c)(i)
D&O Insurance	6.10(c)
Debt Financing	6.6
DGCL	Recitals
Dissenting Company Shares	2.7(c)
Effect	1.1(n)
Effective Time	2.2
Employee Plans	3.18(a)
ERISA Affiliate	3.18(a)
ESPP	2.7(g)
Exchange Fund	2.8(b)
Guarantee	Recitals
Guarantor	Recitals
Indemnified Persons	6.10(a)
In-Licenses	3.16(c)
International Employee Plans	3.18(a)
Investor	4.10(a)
Leased Real Property	3.15(b)
Lease	3.15(b)
Material Contract	3.13(a)
Material Customer Agreements	3.13(a)(iii)
Maximum Annual Premium	6.10(c)
Merger	Recitals
Merger Sub	Preamble
Newco	Preamble
Newco Expenses	8.3
Newco Representatives	5.3(f)
No-Shop Period Start Date	5.3(a)
Notice Period	5.3(f)

Term	Section Reference
Option Consideration	2.7(e)
Other Required Company Filing or Other Required Company Filings	3.27(a)
Other Required Newco Filing or Other Required Newco Filings	4.6(b)
Out-Licenses	3.16(c)
Owned Company Shares	2.7(a)(iii)
Patents	1.1(nn)
Payment Agent	2.8(a)
Per Share Price	2.7(a)(ii)
Proxy Statement	3.27(a)
PTO	3.16(a)
Recent SEC Reports	Article III
Representatives	5.3(a)
Requisite Stockholder Approval	3.4
Sublease	3.15(c)
Subsidiary Securities	3.8(c)
Surviving Corporation	2.1
Tax Returns	3.17(a)
Termination Date	8.1(c)
Trade Secrets	1.1(nn)
Trademarks	1.1(nn)
Uncertificated Shares	2.8(c)

1.3 Certain Interpretations.

(a) Unless otherwise indicated, all references herein to Articles, Sections, Annexes, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(d) When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(e) Unless otherwise indicted, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(f) Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(g) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(h) References to “dollars” and “$” are to the currency of the United States.

(i) References to “made available” shall mean that such documents or information referenced shall have been contained prior to the date hereof in the Company’s electronic data room for Shakespeare 2009 maintained by Merrill Corporation to which Newco and its counsel had access.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, on the Closing Date, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation of the Merger. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

2.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Newco, Merger Sub and the Company shall cause the Merger to be consummated under the DGCL by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance for record by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Newco, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

2.3 The Closing. The consummation of the Merger shall take place at a closing (the “Closing”) to occur at the offices of Kirkland & Ellis LLP at 300 North LaSalle Drive, Chicago, Illinois, on a date and at a time to be agreed upon by Newco, Merger Sub and the Company, which date shall be no later than the first (1st) Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder), of such conditions), or at such other location, date and time as Newco, Merger Sub and the Company shall mutually agree upon in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”

2.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.5 Charter and Bylaws.

(a) Charter. At the Effective Time, subject to the provisions of Section 6.10(a), the certificate of incorporation of the Company (the “Charter”) shall be amended and restated in its entirety to read substantially identically to the charter of Merger Sub, as in effect immediately prior to the Effective Time, and such amended and restated charter shall become the charter of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such Charter; provided, however, that at the Effective Time the Charter of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be “SumTotal Systems, Inc.”

(b) Bylaws. At the Effective Time, subject to the provisions of Section 6.10(a), the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the Bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the Charter of the Surviving Corporation and such Bylaws.

2.6 Directors and Officers.

(a) Directors. At the Effective Time, the initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the charter and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(b) Officers. At the Effective Time, the initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the charter and Bylaws of the Surviving Corporation until their respective successors are duly appointed.

2.7 Effect on Capital Stock.

(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Newco, Merger Sub, the Company, or the holders of any of the following securities, the following shall occur:

(i) each share of common stock, par value $0.001 per share, of Merger Sub that is outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and thereupon each certificate representing ownership of such shares of common stock of Merger Sub shall thereafter represent ownership of shares of common stock of the Surviving Corporation; and

(ii) each share of Company Common Stock that is outstanding immediately prior to the Effective Time (other than (A) Owned Company Shares, (B) Dissenting Company Shares and (C) for the avoidance of doubt, anything for which a payment is made pursuant to Section 2.7(d) or Section 2.7(e) below) shall be canceled and extinguished and automatically converted into the right to receive cash in an amount equal to $3.80 (the “Per Share Price”), without interest thereon, in accordance with the provisions of Section 2.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of in Section 2.10); and

(iii) each share of Company Common Stock that is held by the Company as treasury stock, owned by Newco or Merger Sub, or owned by any direct or indirect wholly-owned Subsidiary of Newco or Merger Sub, in each case immediately prior to the Effective Time (“Owned Company Shares”), shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(b) Adjustment to Per Share Price. The Per Share Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

(c) Statutory Rights of Appraisal.

(i) Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and held by Company Stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly exercised their statutory rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL (collectively, “Dissenting Company Shares”) shall not be converted into, or represent the right to receive, the Per Share Price pursuant to this Section 2.7. Such Company Stockholders shall be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Company Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares under such Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Price, without any interest thereon, upon surrender of the certificate or certificates or Uncertificated Shares that formerly evidenced such shares of Company Common Stock in the manner provided in Section 2.8.

(ii) The Company shall give Newco (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company in respect of Dissenting Company Shares and

(B) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law in respect of Dissenting Company Shares. The Company shall not, except with the prior written consent of Newco, voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for payment in respect of Dissenting Company Shares.

(d) Company Stock-Based Awards. Newco shall not assume any Company Stock-Based Awards and at the Effective Time each Company Stock-Based Award outstanding immediately prior to the Effective Time, whether vested or unvested, shall without any action on the part of Newco, Merger Sub, the Company or the holder thereof, be cancelled and converted into and shall become a right to receive an amount in cash, without interest, equal to the product of (x) the number of shares of Common Stock subject to the Company Stock-Based Award multiplied by (y) the excess, if any, of (A) the Per Share Price less (B) the exercise price per share attributable to such Company Stock-Based Award (if any) (the “Company Stock-Based Award Consideration”). The payment of the Company Stock-Based Award Consideration will be subject to withholding for all required taxes. The Company agrees to take all action necessary to effect this cancellation of Company Stock-Based Awards upon the Effective Time and to give effect to this Section 2.7(d) (including, without limitation, the satisfaction of the requirements of Rule 16b-3(e) under the Exchange Act). As soon as practicable (and in no event more than thirty (30) calendar days) following the Closing, the Company shall pay to each holder of a Company Stock-Based Awards the Company Stock-Based Consideration (if any), less any applicable withholding taxes, required to be paid to any such holder of a Company Stock-Based Award pursuant to this Section 2.7(d). The cancellation of a Company Stock-Based Award as provided in the first sentence of this Section 2.7(d) shall be deemed the termination, and satisfaction in full of, any and all rights the holder had or may have had in respect of such Company Stock-Based Award.

(e) Company Options. Newco shall not assume any Company Options and at the Effective Time each Company Option outstanding immediately prior to the Effective Time, whether vested or unvested, shall without any action on the part of Newco, Merger Sub, the Company or the holder thereof, be cancelled and converted into and shall become a right to receive an amount in cash, without interest, equal to the product of (x) the excess, if any, of (A) the Per Share Price less (B) the exercise price per share attributable to such Company Option, multiplied by (y) the total number of shares of Company Common Stock issuable upon exercise in full of such Company Option (the “Option Consideration”). The payment of the Option Consideration will be subject to withholding for all required taxes. The Company agrees to take all action necessary to effect this cancellation of Company Options upon the Effective Time and to give effect to this Section 2.7(e) (including, without limitation, the satisfaction of the requirements of Rule 16b-3(e) under the Exchange Act). As soon as practicable (and in no event more than thirty (30) calendar days) following the Closing, the Company shall pay to each holder of a Company Option the Option Consideration (if any), less any applicable withholding taxes, required to be paid to any such holder of a Company Option pursuant to this Section 2.7(e). The cancellation of a Company Option as provided in the first sentence of this Section 2.7(e) shall be deemed the termination, and satisfaction in full of, any and all rights the holder had or may have had in respect of such Company Option.

(f) (A) all Company Stock-Based Awards and all Company Stock Plans shall terminate as of the Effective Time, and the provisions in any other Employee Plan or Contract providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary thereof shall be canceled as of the Effective Time, and (B) the Company shall ensure that following the Effective Time no participant in any Company Stock Plan or other Employee Plan shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any Subsidiary thereof.

(g) Treatment of Employee Stock Purchase Plan. As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee administering the Company’s Employee Stock Purchase Plan (the “ESPP”)) shall adopt such resolutions or take such other actions as may be required to provide that, with respect to the ESPP: (i) each individual participating in the Offering Period (as defined in the ESPP) in progress as of the date of this Agreement (the “Final Offering”) shall not be permitted (x) to increase the amount of his or her rate of payroll contributions thereunder from the rate in effect when the Final Offering commenced, or (y) to make separate non-payroll contributions to the ESPP on or following the date of this Agreement; (ii) no individual who is not participating in the ESPP as of the date of this Agreement may commence participation in the ESPP following the date of this Agreement; (iii) the Final Offering Period then in progress shall terminate as provided in Section 14 of the ESPP (as further described below); (iv) each ESPP participant’s accumulated contributions under the ESPP shall be used to purchase shares of Company Common Stock in accordance with the terms of the ESPP as of the end of the Final Offering; and (v) the ESPP shall terminate immediately following the end of the Final Offering and no further rights shall be granted or exercised under the ESPP thereafter. All shares of Company Common Stock purchased in the Final Offering shall be cancelled at the Effective Time and converted into the right to receive the Merger Consideration in accordance with the terms and conditions of this Agreement. The Company shall provide the notice contemplated by Section 14 of the ESPP as promptly as practicable following the date of this Agreement, which notice shall provide that the Offering Period will be shortened by setting a new exercise date and that the exercise date shall be 10 business days following the date of the delivery of such notice.

2.8 Exchange of Certificates.

(a) Payment Agent. Prior to the Effective Time, Newco shall select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”).

(b) Exchange Fund. At the Effective Time, Newco shall deposit (or cause to be deposited, including by utilizing the Company’s cash) with the Payment Agent, for payment to the holders of shares of Company Common Stock pursuant to the provisions of this Article II, an amount of cash equal to the aggregate consideration to which holders of Company Common Stock and holders of Company Stock-Based Awards and Company Options become entitled under this Article II. Until disbursed in accordance with the terms and conditions of this Agreement, such funds shall be invested by the Paying Agent, as directed by Newco or the Surviving Corporation, in obligations of or guaranteed by the United States of America or obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America (such cash being referred to herein as the “Exchange Fund”). To the extent that there are any losses with respect to any investments of the Exchange Fund, the Exchange Fund diminishes for any reason below the level required for the Paying Agent to promptly pay the cash amounts contemplated by this Article II, or all or any portion of the Exchange Fund is unavailable Newco to promptly pay the cash amounts contemplated by this Article II for any reason, Newco shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times fully available for distribution and maintained at a level sufficient for the Paying Agent to make such payments contemplated by this Article II. Any income from investment of the Exchange Fund shall be payable to Newco.

(c) Payment Procedures. Promptly following the Effective Time, Newco and the Surviving Corporation shall cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of (i) a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock and (ii) uncertificated shares of Company Common Stock (the “Uncertificated Shares”) (A) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent), and/or (B) instructions for use in effecting the surrender of the Certificates and Uncertificated Shares in exchange for the Per Share Price payable in respect thereof pursuant to the provisions of this Article II. Upon surrender of Certificates for cancellation to the Payment Agent or to such other agent or agents as may be appointed by Newco, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such Certificate, by (y) the Per Share Price (less any applicable withholding taxes payable in respect thereof), and the Certificates so surrendered shall forthwith be canceled. Upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the holders of such Uncertificated Shares shall be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares, by (y) the Per Share Price (less any applicable withholding taxes payable in respect thereof), and the transferred Uncertificated Shares so surrendered shall forthwith be canceled. The Payment Agent shall accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Per Share Price payable upon the surrender of such Certificates and Uncertificated Shares pursuant to this Section 2.8. Until so surrendered, outstanding Certificates and Uncertificated Shares shall be deemed from and after the Effective Time, to evidence only the right to receive the Per Share Price, without interest thereon, payable in respect thereof pursuant to the provisions of this Article II.

(d) Transfers of Ownership. In the event that a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of the Company, or if the Per Share Price is to be paid in a name other than that in which the Certificates or Uncertificated Shares surrendered in exchange therefor are registered in the stock transfer books or ledger of the Company, the Per Share Price may be paid to a Person other than the Person in whose name the Certificate or Uncertificated Shares so surrendered is registered in the stock transfer books or ledger of the Company only if such Certificate is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Newco (or any agent designated by Newco) any transfer Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate or Uncertificated Shares, or established to the satisfaction of Newco (or any agent designated by Newco) that such transfer Taxes have been paid or are otherwise not payable.

(e) Required Withholding. Each of the Payment Agent, Newco and the Surviving Corporation shall be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock, Company Stock-Based Awards and Company Options such amounts as may be required to be deducted or withheld therefrom under U.S. federal or state, local or non-U.S. Tax laws. To the extent that such amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Newco, the Surviving Corporation or any other party hereto shall be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Distribution of Exchange Fund to Newco. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is six (6) months after the Effective Time shall be delivered to Newco upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered their Certificates or Uncertificated Shares representing such shares of Company Common Stock for exchange pursuant to the provisions of this Section 2.8 shall thereafter look for payment of the Per Share Price payable in respect of the shares of Company Common Stock represented by such Certificates or Uncertificated Shares solely to Newco (subject to abandoned property, escheat or similar laws), as general creditors thereof, for any claim to the applicable Per Share Price to which such holders may be entitled pursuant to the provisions of this Article II. Any amounts remaining unclaimed by holders of any such Certificates or Uncertificated Shares two (2) years after the Effective Time or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable law, become the property of the

Surviving Corporation free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

2.9 No Further Ownership Rights in Company Common Stock. From and after the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of Uncertificated Shares or a Certificate theretofore representing any shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Per Share Price payable therefor in accordance with the provisions of Section 2.7, or in the case of Dissenting Company Shares, the rights pursuant to Section 2.7(c). The Per Share Price paid in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of the Company Common Stock. From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

2.10 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Per Share Price payable in respect thereof pursuant to Section 2.7; provided, however, that Newco may, in its discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Newco, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.11 Necessary Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the directors and officers of the Company and Merger Sub shall take all such lawful and necessary action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

With respect to any Section of this Article III, except (i) as disclosed in the reports, statements and other documents filed by the Company with the SEC or furnished by the Company to the SEC, in each case pursuant to the Exchange Act (other than (x) any disclosures contained or referenced therein under the captions “Risk Factors”, “Forward-Looking Statements”, “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature, and (y) any disclosures included in any exhibits or other documents appended thereto), in each case on or after December 31, 2008 and prior to the date of this Agreement (the “Recent SEC Reports”) (it being understood that any matter disclosed in any Recent SEC Report shall be deemed to be disclosed in a section of the Company Disclosure Letter only to the extent that it is reasonably apparent from such disclosure in such Recent SEC Report that such disclosure is applicable to such section of the Company Disclosure Letter, other than, in each case, any matters required to be disclosed for purposes of Section 3.7 (Company Capitalization), Section 3.8 (Subsidiaries), Section 3.10 (Company Financial Statements), Section 3.12 (Absence of Changes), Section 3.16 (Intellectual Property) and Section 3.18 (Employee Plans) of this Agreement which matters shall be specifically disclosed in Sections 3.7, 3.8, 3.10, 3.12, 3.16 and 3.18 of the Company Disclosure Letter, respectively) or (ii) subject to the terms of Section 9.12 below, as set forth in the disclosure letter delivered by the Company to Newco and Merger Sub on the date of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Newco and Merger Sub as follows:

3.1 Organization; Good Standing. The Company is a corporation duly organized, validly existing and in good standing under Delaware Law, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to be in good standing would not have a Company Material Adverse Effect. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered or made available to Newco complete and correct copies of the Charter and bylaws of the Company, each as amended to date. The Company is not in violation of the Charter or its bylaws.

3.2 Corporate Power; Enforceability. The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and, subject to receiving the Requisite Stockholder Approval, to consummate the Merger. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder and the consummation of the Merger have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder or, subject to the receipt of the Requisite Stockholder Approval, the consummation of the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Newco and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally, and (b) is subject to general principles of equity.

3.3 Company Board Approval; Fairness Opinion; Anti-Takeover laws.

(a) The Company Board has unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement and consummate the Merger upon the terms and subject to the conditions set forth herein, (ii) approved the execution and delivery of this

Agreement by the Company, the performance by this Company of its covenants and obligations hereunder and the consummation of the Merger upon the terms and conditions set forth herein, and (iii) resolved to recommend that the Company Stockholders approve the Merger in accordance with the applicable provisions of the DGCL (the “Company Board Recommendation”).

(b) The Company Board has received the written opinion of its financial advisor RBC Capital Markets dated April 23, 2009 that, as of the date of such opinion and subject to the assumptions, qualifications and limitations set forth therein, the Per Share Price was fair, from a financial point of view, to the holders of Company Common Stock.

(c) Assuming that the representations of Newco and Merger Sub set forth in Section 4.7 are true and correct, the Company Board has taken all necessary actions such that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable “anti-takeover” law will not be applicable to the Merger.

3.4 Requisite Stockholder Approval. The affirmative vote of the holders of a majority the outstanding shares of Company Common Stock (the “Requisite Stockholder Approval”) is the only vote of the holders of any class or series of Company Capital Stock that is necessary under applicable law, the Charter and the Company’s bylaws to consummate the Merger.

3.5 Non-Contravention. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder and the consummation of the Merger do not and will not (i) violate or conflict with any provision of the Charter or bylaws of the Company or its Subsidiaries, (ii) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any Material Contract, (iii) assuming compliance with the matters referred to in Section 3.6 and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval, violate or conflict with any law or order applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets are bound, or (iv) result in the creation of any lien upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, defaults, terminations, accelerations or liens which would not have, individually or in the aggregate, a Company Material Adverse Effect or prevent or materially delay the consummation of the Merger or the ability of the Company to fully perform its covenants and obligations under this Agreement.

3.6 Requisite Governmental Approvals. No consent, approval, order or authorization of, filing or registration with, or notification to (any of the foregoing being referred to herein as a “Consent”), any Governmental Authority is required on the part of the Company in connection with the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder or the consummation of the Merger, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable laws of states in which the Company and its Subsidiaries are qualified to do business, (ii) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, and (iii) compliance with any applicable requirements of the HSR Act.

3.7 Company Capitalization.

(a) The authorized capital stock of the Company consists of (i) 100,000,000 shares of Company Common Stock, and (ii) 5,000,000 shares of Company Preferred Stock. As of the close of business in New York City on April 17, 2009 (the “Capitalization Date”): (A) 31,236,602 shares of Company Common Stock were issued and outstanding, (B) no shares of Company Preferred Stock were issued and outstanding, and (C) there were no shares of Company Capital Stock held by the Company as treasury shares. All outstanding shares of Company Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights. Since the close of business on the Capitalization Date, the Company has not issued or granted any shares of Company Capital Stock or any Company Securities other than pursuant to the exercise of Company Options granted prior to the date hereof under a Company Stock Plan and pursuant to Company Stock-Based Awards granted prior to the date hereof.

(b) As of the Capitalization Date, the Company has reserved 10,799,571 shares of Company Common Stock for issuance under the Company Stock Plans, of which as of the Capitalization Date 7,255,118 shares of Company Common Stock have been reserved for future issuance pursuant to outstanding grants under the Company Stock Plans, and, since such date, no additional shares have been reserved. As of the close of business on the Capitalization Date, there were (i) outstanding Company Options to acquire up to 1,545,164 shares of Company Common Stock (x) with an exercise price per share less than the Price Per Share and (y) with a weighted average exercise price (rounded to the nearest penny) of $3.03, and, since such date, the Company has not granted, committed to grant or otherwise created or assumed any obligation with respect to any Company Options, and (ii) Company Stock-Based Awards representing the right to receive 996,243 shares of Company Common Stock, and, since such date, the Company has not granted, committed to grant or otherwise created or assumed any obligation with respect to any Company Stock-Based Awards. As of the close of business on the Capitalization Date, there were outstanding Company Options to acquire up to 4,713,711 shares of Company Common Stock with an exercise price per share equal to or greater than the Price Per Share.

(c) All outstanding shares of Company Common Stock have been, and all shares that may be issued pursuant to any Company Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid, nonassessable and free of preemptive rights.

(d) Except as set forth in this Section 3.7 or Section 3.7 of the Company Disclosure Letter, as of the Capitalization Date (and since such date, none were granted, committed to grant, reserved, created or assumed) there were (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, warrants or other rights or binding arrangements to acquire from the Company, or that obligates the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company, (v) no outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company or its Subsidiaries (the items in clauses (i), (ii), (iii), (iv) and (v), together with the capital stock of the Company, being referred to collectively as “Company Securities”), (vi) voting trusts, proxies or similar arrangements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of the Company, (vii) obligations or binding commitments of any character restricting the transfer of any shares of capital stock of the Company to which the Company is a party or by which it is bound, and (viii) no other obligations by the Company to make any payments based on the price or value of any Company Securities. With respect to each Company Stock-Based Award and Company Option, the Company Disclosure Letter sets forth (i) the record owner, (ii) the vesting status (to the extent not fully accelerated at the Effective Time), (iii) the exercise price, and (iv) the Company Plan pursuant to which such Company Stock-Based Award or Company Option was issued. Neither the Company nor any of its Subsidiaries is a party to any Contract that obligates the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of the Company or any of its Subsidiaries. The Company does not have a stockholder rights plan in effect.

(e) Neither the Company nor any of its Subsidiaries is a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any securities of the Company.

(f) At or prior to the Effective Time, the Company shall have taken all necessary action such that all Company Stock-Based Awards and Company Options shall be cancelled as of the Effective Time, and shall be of no further force or effect thereafter, and, for the avoidance of doubt, no such Company Stock-Based Awards or Company Options shall be assumed by the Surviving Corporation.

(g) Except for the Company Stock Plans listed specifically in clause (i) of the definition thereof, there are no Company Stock Plans.

3.8 Subsidiaries.

(a) Section 3.8(a) of the Company Disclosure Letter contains a complete and accurate list of the name, jurisdiction of organization, capitalization and schedule of stockholders of each Subsidiary of the Company. Each of the Subsidiaries of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its respective organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States). Each of the Subsidiaries of the Company has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets, except where the failure to be in good standing would not have a Company Material Adverse Effect. Each of the Subsidiaries of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered or made available to Newco complete and correct copies of the charters and bylaws or other constituent documents, as amended to date, of each of the Subsidiaries of the Company. None of the Subsidiaries of the Company is in violation of its charter, bylaws or other constituent documents.

(b) All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) have been duly authorized, validly issued and are fully paid and nonassessable and (ii) are owned, directly or indirectly, by the Company, free and clear of all liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent the Subsidiaries of the Company from conducting their respective businesses as of the Effective Time in substantially the same manner such businesses are conducted on the date hereof. Except for the capital stock and other ownership interests of the Subsidiaries of the Company, the Company does not own, directly or indirectly, more than five percent (5%) of the capital stock or other voting or equity securities or interests in any Person.

(c) There are no outstanding (i) securities of any Subsidiary convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiaries of the Company, (ii) options, warrants or other rights or arrangements obligating the Company or any of its Subsidiaries to acquire from any Subsidiaries of the Company, or that obligates any Subsidiaries of the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiaries of the Company, (iii) obligations of any Subsidiaries of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiaries of the Company, (iv) outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Subsidiaries of the Company, being referred to collectively as “Subsidiary Securities”), (v) voting trusts, proxies or other similar agreements or understandings to which any Subsidiary of the Company is a party or by which any Subsidiary of the Company is bound with respect to the voting of any shares of capital stock of any Subsidiary of the Company, (v) obligations or commitments of any character restricting the transfer of any shares of capital stock of any Subsidiary of the Company, or (vii) other obligations by any Subsidiaries of the Company to make any payments based on the price or value of any shares of any Subsidiaries of the Company. Neither the Company nor any of its Subsidiaries is a party to any Contract that obligates any Subsidiaries of the Company to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

3.9 Company SEC Reports. The Company has filed all forms, reports and documents with the SEC that have been required to be filed by it under applicable laws prior to the date hereof, and the Company will file prior to the Effective Time all forms, reports and documents with the SEC that are required to be filed by it under applicable laws prior to such time (all such forms, reports and documents, together with all exhibits and schedules thereto, the “Company SEC Reports”). Each Company SEC Report complied, or will comply, as the case may be, as of its filing date, in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date such Company SEC Report was, or will be, filed. True and correct copies of all Company SEC Reports filed prior to the date hereof have been furnished to Newco or are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each Company SEC Report did not and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report, except as disclosed in certifications filed with the Company SEC Reports. Neither the Company nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

3.10 Company Financial Statements.

(a) The consolidated financial statements of the Company and its Subsidiaries filed with the Company SEC Reports have been or will be, as the case may be, prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q), and fairly present in all material respects, or will present in all material respects, as the case may be, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended. There are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act that have not been so described in the Company SEC Reports.

(b) The Company has established and maintains a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Company Board and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries. Neither the Company nor, to the Knowledge of the Company,

the Company’s independent registered public accounting firm, has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by the Company and its Subsidiaries, in each case which has not been subsequently remediated, or (B) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries.

(c) Neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the Securities Act)) where the purpose or effect of such Contract is to avoid disclosure of any material transaction involving the Company or any of its Subsidiaries in the Company’s consolidated financial statements.

(d) Section 3.10(d) of the Company Disclosure Letter sets forth a list of all Indebtedness of the Company and its Subsidiaries, in the case of each clause in the definition thereof, greater than $100,000 (whether or not contingent).

3.11 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities, other than (a) liabilities reflected or otherwise reserved against in the Audited Company Balance Sheet or in the consolidated financial statements of the Company and its Subsidiaries included in the Company SEC Reports filed prior to the date of this Agreement, (b) liabilities arising under this Agreement or incurred in connection with the transactions contemplated by this Agreement, (c) liabilities incurred in the ordinary course of business consistent with past practice and (d) liabilities that would not have a Company Material Adverse Effect.

3.12 Absence of Certain Changes.

(a) Since December 31, 2008 through the date hereof, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice, and there has not been or occurred any Company Material Adverse Effect.

(b) Since December 31, 2008 through the date hereof, the Company has not taken any action that would be prohibited by Section 5.2 if proposed to be taken after the date hereof.

3.13 Material Contracts.

(a) For all purposes of and under this Agreement, a “Material Contract” shall mean any of the following:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to the Company and its Subsidiaries, taken as whole;

(ii) any employment or consulting Contract (in each case, under which the Company has continuing obligations as of the date hereof) with any executive officer or other employee of the Company or its Subsidiaries or member of the Company Board providing for an annual base salary in excess of $175,000;

(iii) any material Contract with any of the twenty (20) largest customers of the Company and its Subsidiaries, determined on the basis of revenues received by the Company or any of its Subsidiaries for the fiscal year ended December 31, 2008 (the “Material Customer Agreements”);

(iv) any Contract containing any covenant (A) limiting the right of the Company or any of its Subsidiaries to engage in any material line of business or to compete with any Person in any line of business that is or could reasonably be expected to be material to the Company, or (B) prohibiting the Company or any of its Subsidiaries from engaging in business with any Person or levying a fine, charge or other payment for doing so, in each case other than any such Contracts that (x) may be cancelled without material liability to the Company or its Subsidiaries upon notice of ninety (90) days or less or (y) are not, individually or in the aggregate, material to the Company and its Subsidiaries;

(v) any Contract (A) relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of a material amount of assets other than in the ordinary course of business, or (B) pursuant to which the Company or any of its Subsidiaries will acquire any material ownership interest in any other Person or other business enterprise other than the Company’s Subsidiaries;

(vi) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case in excess of $500,000, other than (A) accounts receivables and payables, and (B) loans to direct or indirect wholly-owned Subsidiaries, in each case in the ordinary course of business consistent with past practice;

(vii) any Lease or Sublease set forth in Sections 3.15(b) and 3.15(c) of the Company Disclosure Letter;

(viii) any Contract providing for the payment, increase or vesting of any material benefits or compensation in connection with the transactions contemplated hereby (other than Contracts evidencing Company Options or Company Stock-Based Awards);

(ix) any Contract providing for severance in excess of $75,000 (other than those pursuant to which severance is required by applicable Law);

(x) any Contract relating to or evidencing Indebtedness of the Company or any of its Subsidiaries, in the case of each clause in the definition thereof, greater than $100,000 (whether or not contingent);

(xi) any Contract providing for indemnification of any officer, director, manager or employee by the Company or its Subsidiaries;

(xii) any Contract that involves any material joint venture, partnership or similar arrangement; and

(xiii) any Company Intellectual Property Agreements required to be listed pursuant to Section 3.16(c) of the Company Disclosure Letter.

(b) Section 3.13(b) of the Company Disclosure Letter contains a complete and accurate list of all Material Contracts to or by which the Company or any of its Subsidiaries is a party or is bound.

(c) Each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and is in full force and effect, and neither the Company nor any of its Subsidiaries party thereto, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default, or otherwise modify any rights or obligations thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults that would not have a Company Material Adverse Effect.

3.14 Personal Property and Assets. The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries (the “Assets”) are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as presently conducted, and the Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such Assets that are material to the Company and its Subsidiaries, taken as a whole, free and clear of all liens other than Permitted Liens.

3.15 Real Property.

(a) Neither the Company nor any of its Subsidiaries owns or has ever owned any real property.

(b) Section 3.15(b) of the Company Disclosure Letter contains a complete and accurate list of all of the existing material leases, subleases, licenses or other agreements under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property in excess of 7,500 square feet (such property, the “Leased Real Property”, and each such lease, sublease, license or other agreement, a “Lease”). The Company has heretofore delivered or made available to Newco a complete and accurate copy of all Leases (including all modifications, amendments, supplements, waivers and side letters thereto). With respect to each of the Leases: (A) the Company’s or Subsidiary’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed, and to the Company’s or Subsidiary’s knowledge, there are no disputes with respect to such Lease; (B) the Company or Subsidiary has not collaterally assigned or granted any other security interest in such Lease or any interest therein; (C) the Company or Subsidiary has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; and (D) there are no liens or encumbrances on the estate or interest created by such Lease, other than Permitted Liens which are not of the type described in clause (iii) of the definition thereof. The Company and/or its Subsidiaries have and own valid leasehold estates in the Leased Real Property, free and clear of all liens other than Permitted Liens. To the knowledge of the Company, neither the Company nor any of its Subsidiaries is in material breach of or default under any Lease.

(c) Section 3.15(c) of the Company Disclosure Letter contains a complete and accurate list of all of the existing subleases, licenses or similar agreements (each a “Sublease”) granting to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy, now or in the future, any of the Leased Real Property. With respect to each of the Subleases: (A) to the Company’s Knowledge, there are no disputes with respect to such Sublease; and (B) the other party to such Sublease is not an Affiliate of, and otherwise does not have any economic interest in, the Company or any Subsidiary.

(d) Section 3.15(d) of the Company Disclosure Letter sets forth for each Lease and Sublease (i) the expiration date of such Lease or Sublease, (ii) any payments in connection with such Lease or Sublease triggered or accelerated in connection with the transactions contemplated by this Agreement and (iii) the amount of the security deposit, if any, applicable to such Lease or Sublease.

3.16 Intellectual Property.

(a) Section 3.16(a) of the Company Disclosure Letter sets forth the following that are owned by or filed on behalf of, in the name of or former name of, the Company or its Subsidiaries (i) all Registered Intellectual Property (the “Company Registered Intellectual Property”), (ii) all domain names, (iii) all material unregistered trademarks and service marks, and (iv) any proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) in which any of the Company Registered Intellectual Property is involved. The Company and its Subsidiaries are current in the payment of all necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property.

(b) Section 3.16(b)(i) of the Company Disclosure Letter lists all products, Software and services currently offered or distributed, sold or licensed by or on behalf of the Company and any of its Subsidiaries (“Company Products”). Except as set forth in Section 3.16(b) (ii) of the Company Disclosure Letter, the Company owns all material Software components making up or used in the Company Products, and all Intellectual Property Rights therein.

(c) Section 3.16(c)(i) of the Company Disclosure Letter is a complete list (including the names of the parties) of all Contracts that are in effect as of the date of this Agreement under which the Company or any of its Subsidiaries is granted a right or license to any third party’s Intellectual Property Rights (“In-Licenses”) that are material to the operation of the Company’s business (other than licenses and related services agreements for commercially available technology or Intellectual Property Rights and non-disclosure agreements and consulting agreements entered into in the ordinary course of business). Section 3.16(c)(ii) of the Company Disclosure Letter is a complete list (including the names of the parties) of all material Contracts that are in effect as of the date of this Agreement under which the Company or any of its Subsidiaries has granted to any third party any licenses or rights under any Company Intellectual Property (“Out-Licenses”, together with In-Licenses, “Company Intellectual Property Agreements”), other than the Material Customer Agreements or any other customer, developer and reseller licenses, service agreements, and other agreements entered into in the ordinary course of business (including in the course of the licensing of any Company products or provision of any services by Company or its Subsidiaries). Company is not, none of the Company’s Subsidiaries are, and to the Knowledge of the Company, no third parties to the Company Intellectual Property Agreements, are, in material breach thereof. To the Knowledge of the Company, there are no material pending or threatened in writing disputes regarding the scope of any Company Intellectual Property Agreements or the performance of the parties under such Company Intellectual Property Agreements.

(d) The Company and its Subsidiaries own and possess all right, title and interest in and to all of the Intellectual Property Rights set forth or required to be set forth in Section 3.16(a). The Company Intellectual Property is free and clear of all liens other than Permitted Liens. To the Knowledge of the Company, the Company Intellectual Property and Intellectual Property Rights licensed by the Company or any of its Subsidiaries, respectively, is sufficient for the operation of its and their respective businesses. Neither the Company nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Company Intellectual Property, to any other person.

(e) The Company and each of its Subsidiaries has taken commercially reasonable steps to protect the confidentiality of material confidential information that they wish to, or are obligated by third parties to, protect as Trade Secrets, and, to the Knowledge of the Company, there is no misappropriation from the Company of material Trade Secrets by any third party. To the Knowledge of the Company, third parties having had or currently having access to any part of the source code of a Company Product have maintained and will continue to maintain such Software source code and related information as material confidential information, using at least reasonable efforts to protect the confidentiality of such source code and related information.

(f) To the Knowledge of the Company, (i) no Person is infringing, misappropriating or otherwise violating any Company Intellectual Property to the extent that such action has caused the Company to lose material customer business and (ii) the operation of the Company’s or its Subsidiaries’ business has not and does not as currently conducted infringe upon, misappropriate, or otherwise violate the Intellectual Property Rights of any third party where such infringement, misappropriation or violation would materially adversely effect the current operations or products of the Company or its Subsidiaries.

(g) Except as set forth in Section 3.16(g) of the Company Disclosure Letter, no Company Product is subject to any obligation or condition under any Open Source license in a manner that would result in the Company being obligated to license material Software source code that is owned by the Company or any of its Subsidiaries as a condition to such Open Source license under the terms of any Open Source License.

(h) Section 3.16(h) of the Company Disclosure Letter is a complete list of all Governmental Entities with which the Company or its Subsidiaries, acting as primary contractor, have entered into material Out-Licenses.

(i) Neither the Company nor any of its Subsidiaries is a party to any agreement whereby the execution and delivery of this Agreement and the consummation of the Merger will result in (i) the Company or its Subsidiaries granting to any third party any additional or new rights or licenses to any material Company Intellectual Property under any Company Intellectual Property Agreement that were not granted prior to the execution and delivery of this Agreement, (ii) the termination or cancellation by a third party of any material Company Intellectual Property Agreement that would not have been terminated or cancelled absent execution and delivery of this Agreement, or (iii) the imposition of any Lien on any material Company Intellectual Property that would not have been imposed absent execution and delivery of this Agreement, except where any of the foregoing (in clauses (i) through (iii)) would not have a Company Material Adverse Effect.

(j) The Company and its Subsidiaries have taken all commercially reasonable steps to safeguard the internal and external integrity of the IT Assets and the data that the IT Assets contain (including the data of their customers and vendors). With respect to the IT Assets, to the Knowledge of the Company (i) there have been no unauthorized intrusions or breaches of security, and (ii) there has not been any material malfunction in the preceding three years that has not been remedied or replaced in all material respects.

3.17 Tax Matters.

(a) The Company and each of its Subsidiaries have timely filed (taking into account valid extensions) all material U.S. federal, state, local and non-U.S. returns, estimates, information statements and reports (including amendments thereto) relating to any and all Taxes (“Tax Returns”) required to be filed by any of them and have paid all material Taxes that have become payable, except for any such material Taxes with respect to which the most recent financial statements contained in the Company SEC Reports reflect an adequate reserve (in accordance with GAAP), as such reserve is adjusted for the passage of time since the date of such financial statements in the ordinary course of business and consistent with past practices. No liabilities for material Taxes have been incurred by the Company or any of its Subsidiaries since the date of the most recent financial statements contained in the Company SEC Reports other than in the ordinary course of business consistent with past practices, except for any such liabilities for material Taxes incurred in connection with any transaction contemplated by this Agreement. No unpaid deficiencies or adjustments for any material Taxes have been asserted or proposed in writing to the Company, proposed, against the Company or any of its Subsidiaries that are not subject to adequate reserves (in accordance with GAAP), nor has the Company or any of its Subsidiaries executed any waiver, except in connection with any ongoing tax examination, of any statute of limitations on or extended the period for the assessment or collection of any material Tax.

(b) The Company and each of its Subsidiaries have timely paid or withheld with respect to their Employees and other third parties (and paid over any amounts withheld to the appropriate Taxing authority) all material U.S. federal and state income taxes, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other similar Taxes required to be paid or withheld.

(c) No audit or other examination of any material Tax Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination.

(d) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(e) Neither the Company nor any of its Subsidiaries has engaged in a “listed transaction,” as set forth in Treas. Reg. § 1.6011 4(b)(2).

(f) Neither the Company nor any of its Subsidiaries (a) is a party to or bound by or currently has any material liability under any Tax sharing, allocation or indemnification agreement or obligation, other than any such agreement or obligation entered into in the ordinary course of purchasing, selling, leasing or licensing assets or subsidiaries or (b) has any material liability for the Taxes of any Person other than the Company and its Subsidiaries under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, or otherwise by operation of law.

(g) There is no Contract to which the Company or its Subsidiaries is a party, including the provisions of this Agreement, covering any employee or former employee of the Company or its Subsidiaries, which, individually or collectively, will give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code due to the consummation of the transactions contemplated hereby, including the Merger.

3.18 Employee Plans.

(a) Section 3.18(a)(i) and Section 3.18(a)(ii) of the Company Disclosure Letter, respectively, set forth a complete and accurate list of (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and (ii) all other material employment, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement, disability, insurance, vacation, deferred compensation, severance, termination, retention, change of control and other similar fringe, welfare or other employee benefit plans, programs, agreement, contracts, policies or binding arrangements (whether or not in writing) maintained or contributed to for the benefit of any current employee or director of the Company, any of its Subsidiaries or any other trade or business (whether or not incorporated) which would be treated as a single employer with the Company or any of its Subsidiaries under Section 414 of the Code (an “ERISA Affiliate”), or with respect to which the Company or any of its Subsidiaries has any current material liability, contingent or otherwise (together the “Employee Plans”). With respect to each Employee Plan, to the extent applicable the Company has made available to Newco complete and accurate copies of (A) the most recent annual report on Form 5500 required to have been filed with the IRS for each Employee Plan, including all schedules thereto; (B) the most recent determination letter, if any, from the IRS for any Employee Plan that is intended to qualify under Section 401(a) of the Code; (C) the plan documents and summary plan descriptions, or a written description of the terms of any Employee Plan that is not in writing; (D) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; (E) any notices to or from the IRS or any office or representative of the DOL or any similar Governmental Authority relating to any compliance issues in respect of any such Employee Plan; and (F) with respect to each material Employee Plan that is maintained in any non-U.S. jurisdiction (the “International Employee Plans”), to the extent applicable, (x) the most recent annual report or similar compliance documents required to be filed with any Governmental Authority with respect to such plan and (y) any document comparable to the determination letter reference under clause (B) above issued by a Governmental Authority relating to the satisfaction of law necessary to obtain the most favorable tax treatment. All contributions, premiums and other payments required to be made with respect to any Employee Plan have been timely made, accrued or reserved for and no Employee Plan has any unfunded liability that has not been fully accrued.

(b) No Employee Plan is, and neither the Company nor any of its ERISA Affiliates has any current or potential liability with respect to, (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA) or (iii) subject to Section 302 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA.

(c) Each Employee Plan has been maintained, funded, operated and administered in all material respects in accordance with its terms and with all applicable law, including the applicable provisions of ERISA, the Code and any applicable regulatory guidance issued by any Governmental Authority.

(d) No Employee Plan in existence prior to January 1, 2005 that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) and not subject to Section 409A of the Code has been materially modified (as defined under Section 409A of the Code) since October 3, 2004 and all Employee Plans subject to Section 409A of the Code have been operated and administered in good faith compliance with Section 409A of the Code from the period beginning December 31, 2004 through the date hereof.

(e) As of the date hereof, there are no material Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust under any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan with respect to the administration or operation of such plans, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.

(f) None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a material penalty assessed pursuant to Section 502(i) of ERISA or a material tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of its Subsidiaries or any Employee Plan or for which the Company or any of its Subsidiaries has any indemnification obligation.

(g) No Employee Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA provides post-termination or retiree life insurance, health or other welfare benefits to any person, except as may be required by Section 4980B of the Code or any similar law.

(h) Each Employee Plan that is intended to be “qualified” under Section 401(a) of the Code has received a favorable determination letter from the IRS to such effect and, to the Knowledge of the Company, no fact, circumstance or event has occurred or exists that would reasonably be expected to materially and adversely affect the qualified status of any such Employee Plan.

(i) To the extent applicable, each International Employee Plan has been approved by the relevant taxation and other Governmental Authorities so as to enable the Company or any of its Subsidiaries and the participants and beneficiaries under the relevant International Employee Plan to enjoy the most favorable taxation status possible and the Company is not aware of any ground on which such approval may cease to apply.

(j) Neither the execution or delivery of this Agreement by the Company nor the consummation of the Merger will (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, or (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation.

(k) Neither the Company nor any of its Subsidiaries has any plan or commitment to amend any Employee Plan or establish any new employee benefit plan or to increase any benefits under any Employee Plan.

3.19 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, labor union contract, or trade union agreement (each a “Collective Bargaining Agreement”). To the Knowledge of the Company, there are no activities or proceedings of any labor or trade union to organize any employees of the Company or any of its Subsidiaries with regard to their employment with the Company or any of its Subsidiaries. No Collective Bargaining Agreement is being negotiated by the Company or any of its Subsidiaries. There is no strike, lockout, slowdown, or work stoppage against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened directly against the Company or any of its Subsidiaries.

(b) The Company and its Subsidiaries have complied in all material respects with applicable laws and orders with respect to employment (including applicable laws, rules and regulations regarding wage and hour requirements, immigration status, discrimination in employment, employee health and safety, and collective bargaining), except for such noncompliance as has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The Company and each of its Subsidiaries have withheld all amounts (other than such amounts as are immaterial in the aggregate) required by applicable law to be withheld from the wages, salaries, and other payments to employees, and are not, to the Knowledge of the Company, liable for any material arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. Neither the Company nor any of its Subsidiaries is liable for any material payment to any trust or other fund or to any

Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).

3.20 Environmental Matters. Except as is not reasonably likely to result in material liability to the Company or any of its Subsidiaries taken as a whole:

(a) Neither the Company nor any of its Subsidiaries has received any written notice alleging that the Company or any Subsidiary has violated any applicable Environmental Law.

(b) Neither the Company nor any of its Subsidiaries has transported, produced, processed, manufactured, generated, used, treated, handled, stored, released or disposed of any Hazardous Substances, except in compliance with applicable Environmental Laws.

(c) Neither the Company nor any of its Subsidiaries has exposed any employee to Hazardous Substances in violation of any Environmental Law.

(d) Neither the Company nor any of its Subsidiaries is a party to or is the subject of any pending, or to the Knowledge of the Company threatened Legal Proceeding alleging the Company’s or any Subsidiary’s noncompliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, or remediation under any Environmental Law. Neither the Company nor any of its Subsidiaries is subject to any order or agreement by or with any Governmental Authority imposing any material liability or obligation with respect to any of the foregoing.

3.21 Permits. The Company and its Subsidiaries are in compliance with the terms of all permits from Governmental Authorities required to conduct their businesses as currently conducted, and no suspension or cancellation of any such permits is pending or, to the Knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that would not have, individually or in the aggregate, a Company Material Adverse Effect.

3.22 Compliance with Laws. The Company and each of its Subsidiaries is in compliance with all laws and orders that are applicable to the Company and its Subsidiaries or to the conduct of the business or operations of the Company and/or its Subsidiaries, except for such violations or noncompliance that would not have, individually or in the aggregate, a Company Material Adverse Effect. No representation or warranty is made in this Section 3.22 with respect to (a) compliance with the Exchange Act, which is exclusively addressed by Section 3.9 and Section 3.10, (b) compliance with applicable Tax laws, which is exclusively addressed by Section 3.17, (c) compliance with ERISA and other applicable laws relating to employee benefits, which is exclusively addressed by Section 3.18, (d) compliance with labor law matters, which is exclusively addressed by Section 3.19, or (e) compliance with Environmental Laws, which is exclusively addressed by Section 3.20.

3.23 Legal Proceedings; Orders.

(a) There are no material Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.

(b) Neither the Company nor any of its Subsidiaries is subject to any material legal order or judgment of any kind or nature.

(c) There is not currently any internal investigation or inquiry being conducted (i) by the Company, (ii) at the request of the Company by any Governmental Authority or (iii) at the request of the Company by any third party, concerning any financial, accounting, Tax (other than as disclosed on Section 3.17(c) of the Company Disclosure Letter) conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

3.24 Insurance. The Company and its Subsidiaries have all material policies of insurance covering the Company, its Subsidiaries or any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is in a form and amount that is customarily carried by persons conducting business similar to that of the Company and which the Company believes is adequate for the operation of its business. All such insurance policies are in full force and effect, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except for such defaults that would not have, individually or in the aggregate, a Company Material Adverse Effect. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies and there has been no threatened termination of, or material premium increase with respect to, any such policies.

3.25 Related Party Transactions. Except for compensation or other employment arrangements in the ordinary course, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly-owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K of the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

3.26 Brokers. Except for RBC Capital Markets, there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

3.27 Proxy Statement and Other Required Company Filings.

(a) The preliminary and definitive proxy statements to be filed by the Company with the SEC (as amended or supplemented, the “Proxy Statement”) as well as any other document that is required to be filed by the Company with the SEC in connection with the Merger (each, a “Other Required Company Filing” and collectively, the “Other Required Company Filings”) shall not, on each relevant filing date, on the date of mailing to the Company Stockholders and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Newco or Merger Sub or any of their Affiliates, partners, members, stockholders, directors, officers, employees, agents or other representatives for inclusion or incorporation by reference in the Proxy Statement.

(b) The information supplied by the Company or any of its directors, officers, employees, affiliates, agents or other representatives for inclusion or incorporation by reference in any of the Other Required Newco Filings will not, at the time the applicable Other Required Newco Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

3.28 Solvency. Through the Effective Time (i) the amount of the “fair saleable value” of the assets of each of the Company and its Subsidiaries will exceed (A) the value of all liabilities of the Company and such Subsidiaries, and (B) the amount that will be required to pay the probable liabilities of the Company and such Subsidiaries on their existing debts (including contingent liabilities) as such debts become absolute and matured, (ii) each of the Company and its Subsidiaries will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged, and (iii) each of the Company and its Subsidiaries will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of the foregoing, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

NEWCO AND MERGER SUB

Newco and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Organization; Good Standing. Newco is duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to be in good standing would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Newco to fully perform its covenants and obligations under this Agreement. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to be in good standing would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Merger Sub to fully perform its covenants and obligations under this Agreement. Neither Newco nor Merger Sub is in material violation of the charter or its bylaws, except for such violations that have not had and would not have, individually or in the aggregate, a material adverse effect on the ability of Newco or Merger Sub to consummate the Merger and fully perform their respective obligations under this Agreement.

4.2 Power; Enforceability. Each of Newco and Merger Sub has the requisite power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and to consummate the Merger. The execution and delivery of this Agreement by each of Newco and Merger Sub, the performance by each of Newco and Merger Sub of its respective covenants and obligations hereunder and the consummation of the Merger have been duly authorized by all necessary corporate action on the part of each of Newco and Merger Sub and no additional proceedings on the part of Newco or Merger Sub are necessary to authorize the execution and delivery of this Agreement by each of Newco and Merger Sub, the performance by each of Newco and Merger Sub of its respective covenants and obligations hereunder or the consummation of the Merger. This Agreement has been duly executed and delivered by each of Newco and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Newco and Merger Sub, enforceable against each of Newco and Merger Sub in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally, and (b) is subject to general principles of equity.

4.3 Non-Contravention. The execution and delivery of this Agreement by each of Newco and Merger Sub, the performance by each of Newco and Merger Sub of their respective covenants and obligations hereunder and the consummation of the Merger do not and will not (i) violate or conflict with any provision of the charters or bylaws or other constituent documents of Newco or Merger Sub, (ii) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Newco or Merger Sub is a party or by which Newco, Merger Sub or any of their properties or assets may be bound, (iii) assuming the consents, approvals and authorizations referred to in Section 4.4 have been obtained, violate or conflict with any law or order applicable to Newco or Merger Sub or by which any of their properties or assets are bound or (iv) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of Newco or Merger Sub, except in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, defaults, terminations, accelerations or liens which would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Newco and Merger Sub to fully perform their respective covenants and obligations under this Agreement.

4.4 Requisite Governmental Approvals. No Consent of any Governmental Authority is required on the part of Newco, Merger Sub or any of their Affiliates in connection with the execution and delivery of this Agreement by each of Newco and Merger Sub, the performance by each of Newco and Merger Sub of their respective covenants and obligations under this Agreement or the consummation of the Merger, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable laws of states in which the Company and its Subsidiaries are qualified to do business, (ii) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (iii) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws, and (iv) such other Consents, the failure of which to obtain would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Newco and Merger Sub to fully perform their respective covenants and obligations under this Agreement.

4.5 Legal Proceedings; Orders.

(a) As of the date hereof, there are no Legal Proceedings pending or, to the knowledge of Newco or any of its Affiliates, threatened against Newco or Merger Sub that would, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Newco and Merger Sub to fully perform their respective covenants and obligations under this Agreement.

(b) As of the date hereof, neither Newco nor Merger Sub is subject to any legal order that would prevent or materially delay the consummation of the Merger or the ability of Newco and Merger Sub to fully perform their respective covenants and obligations under this Agreement.

4.6 Proxy Statement; Other Required Company Filings.

(a) The information supplied by Newco, Merger Sub or any of their respective Affiliates, partners, members, stockholders, directors, officers, employees, agents or other representatives to the Company in writing specifically for inclusion or incorporation by reference in the Proxy Statement will not, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first sent to the Company Stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by Newco, Merger Sub or any of their respective Affiliates, partners, members, stockholders, directors, officers, employees, agents or other representatives to the Company in writing specifically for inclusion or incorporation by reference in any of the Other Required Company Filings will not, at the time the applicable Other Required Company Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(b) Any document that is required to be filed by Newco, Merger Sub or any of their respective Affiliates with the SEC in connection with the transactions contemplated by this Agreement (each, an “Other Required Newco Filing” and collectively, the “Other Required Newco Filings”) will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act. None of the Other Required Newco Filings will, when filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by Newco or Merger Sub with respect to information supplied by the Company or any of its Affiliates, directors, officers, employees, agents or other representatives for inclusion or incorporation by reference in any of the Other Required Newco Filings.

4.7 Ownership of Company Capital Stock. Neither Newco, Merger Sub nor any of their respective Affiliates, partners, members, stockholders, officers or employees own, individually or in the aggregate, more than fifteen percent (15%) of the Company’s outstanding Common Stock.

4.8 Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Newco or Merger Sub.

4.9 Operations of Merger Sub. Each of Newco and Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, neither Newco nor Merger Sub will have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement, the Commitment Letter, the Guarantee and any activities or obligations contemplated by this Agreement.

4.10 Financing.

(a) Newco and Merger Sub have delivered to the Company a complete and accurate copy of an executed commitment letter (the “Commitment Letter”) from Accel-KKR Capital Partners III, L.P. (the “Investor”) pursuant to which the Investor has committed, on the terms and subject solely and exclusively to the conditions set forth therein, to invest the cash amounts set forth therein in Newco to fully finance the Merger and other transactions contemplated by this Agreement.

(b) The Commitment Letter has not been amended or modified, and the commitment set forth in the Commitment Letter has not been withdrawn or rescinded in any respect. The Commitment Letter, in the form so delivered to the Company on the date hereof, is in full force and effect and is a legal, valid and binding obligation of Newco and, to the knowledge of Newco, the Investor for so long as it remains in full force and effect. There are no conditions precedent or other contingencies related to the funding of the full amount of the financing contemplated by the Commitment Letter, other than as expressly set forth in the Commitment Letter. Subject solely and exclusively to the conditions set forth in the Commitment Letter, the aggregate proceeds of the financing contemplated by the Commitment Letter, together with the available cash of the Company (in an amount equal to at least the Minimum Closing Cash Amount) and assuming the accuracy of the Company’s representations and warranties herein, will be sufficient to enable Newco and Merger Sub to consummate the Merger upon the terms contemplated by this Agreement, to make all payments contemplated by this Agreement in connection with the Merger (including payment of all amounts payable under Article II of this Agreement in connection with or as a result of the Merger) and to pay all fees and expenses associated therewith. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Newco or Merger Sub under any term or condition of the Commitment Letter, subject to the Company’s compliance with this Agreement and the satisfaction (or waiver by Newco) of the conditions in Sections 7.1 and 7.2 hereof. Subject to the Company’s compliance with this Agreement and the satisfaction (or waiver by Newco) of the conditions in Sections 7.1 and 7.2 hereof, neither Newco nor Merger Sub has any reason to believe that it will be unable to satisfy on a timely basis any term or condition to be satisfied by it in the Commitment Letter. Newco has fully paid any and all commitment and other fees that have been incurred and are due and payable in connection with the Commitment Letter, and Newco will pay when due all other commitment and other fees arising under the Commitment Letter as and when they become payable.

(c) As of the date hereof, neither Newco nor Merger Sub, nor any of their respective Affiliates, is (and prior to the No Shop Period Start Date neither shall be) a party to or otherwise bound by any Contracts, or has (or prior to the No Shop Period Start Date shall have) any formal or informal arrangements or other understandings (whether or not binding), with any Person (including any stockholder, director, officer or other employee of the Company or any of its Subsidiaries) concerning any equity investments to be made in or contributions to be made to Newco or Merger Sub in connection with the Merger and/or any other transactions contemplated by this Agreement other than as set forth in the Commitment Letter or with their respective Affiliates. As of the date hereof, neither Newco nor Merger Sub, nor any of their respective Affiliates, is (and prior to the No Shop Period Start Date neither shall be) a party to or otherwise bound by any Contracts, or has (or prior to the No Shop Period Start Date shall have) any formal or informal arrangements or other understandings (whether or not binding), with any Person (including any stockholder, director, officer or other employee of the Company or any of its Subsidiaries) concerning the ownership and operation of Newco, Merger Sub, the Surviving Corporation or any of its Subsidiaries at any time from and after the Effective Time.

(d) As of the date hereof, neither Newco nor Merger Sub, nor any of their respective Affiliates, is (and prior to the No Shop Period Start Date neither shall be) a party to any Contracts, or has (or prior to the No Shop Period Start Date shall have) made or entered into any formal or informal arrangement or other understanding (whether or not binding), with any other Person that has or would have the effect of requiring such Person to provide Newco or Merger Sub with financing or other potential sources of capital (whether equity, debtor a hybrid thereof) in any such case on an exclusive basis in connection with the Merger or any other transaction contemplated by this Agreement, or that has or would have the effect of preventing, impairing or otherwise limiting the ability of any Person to provide financing or other potential sources of capital (whether equity, debt or a hybrid thereof) to any other Person in connection with any transaction involving the Company.

4.11 Stockholder and Management Arrangements. Except as expressly authorized by the Company, as of the date hereof, neither Newco or Merger Sub, or any of their respective Affiliates, is (and prior to the No Shop Period Start Date neither shall be) a party to any Contracts, or has (or prior to the No Shop Period Start Date shall have) made or entered into any formal or informal arrangements or other understandings (whether or not binding), with any stockholder, director, officer or other Affiliate of the Company or any of its Subsidiaries relating to this Agreement, the Merger or any other transactions contemplated by this Agreement, or the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time.

4.12 Solvency. Assuming all of the Company’s representations and warranties contained herein are true and correct and the satisfaction of all conditions to Closing set forth in Sections 7.1 and 7.2 hereof, as of the Effective Time and immediately after giving effect to all of the transactions contemplated by this Agreement, including the Merger and the payment of the aggregate merger consideration pursuant hereto, and payment of all related fees and expenses of Newco, Merger Sub, the Company and their respective Subsidiaries in connection therewith, (i) the amount of the “fair saleable value” of the assets of each of the Surviving Corporation and its Subsidiaries will exceed (A) the value of all liabilities of the Surviving Corporation and such Subsidiaries, and (B) the amount that will be required to pay the probable liabilities of the Surviving Corporation and such Subsidiaries on their existing debts (including contingent liabilities) as such debts become absolute and matured, (ii) each of the Surviving Corporation and its Subsidiaries will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged, and (iii) each of the Surviving Corporation and its Subsidiaries will be able to pay its liabilities as they mature. For purposes of the foregoing, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged” and “able to pay its liabilities as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

4.13 No Other Company Representations or Warranties. Except for the representations and warranties set forth in Article III, Newco and Merger Sub hereby acknowledge and agree that (a) neither the Company nor any of its Subsidiaries, nor any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to Newco, Merger Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, and (b) neither the Company nor any of its Subsidiaries, nor or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, nor any other Person, will have or be subject to any liability or indemnification obligation or other obligation of any kind or nature to Newco, Merger Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, resulting from the delivery, dissemination or any other distribution to Newco, Merger Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, or the use by Newco, Merger Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, of any such information provided or made available to any of them by the Company or any of its Subsidiaries, or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Newco, Merger Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, in “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of the Merger or any other transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing in this Section 4.13 or this Agreement shall (i) relieve any Person of liability for fraud or willful misconduct (ii) prevent Newco and Merger Sub from relying on the representations and warranties of the Company set forth in this Agreement, the other agreements or certificates entered into or delivered by the Company in connection with this Agreement or statements made in any documents filed by the Company with the SEC or furnished by the Company to the SEC or (iii) be given effect in any claim in respect of fraud or willful misconduct.

4.14 Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Newco and Merger Sub and their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, Newco and Merger Sub and their respective Affiliates, stockholders, directors, officers, employees, agents, representatives and advisors have received and may continue to receive after the date hereof (including, without limitation, pursuant to Section 6.8 of this Agreement) from the Company and its Affiliates, stockholders, directors, officers, employees, agents, representatives and advisors certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Newco and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that Newco and Merger Sub will have no claim against the Company or any of its Subsidiaries, or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, with respect thereto. Accordingly, Newco and Merger Sub hereby acknowledge and agree that none of the Company or any of its Subsidiaries, nor any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, nor any other Person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans. Notwithstanding the foregoing, nothing in this Section 4.14 or this Agreement shall (i) relieve any Person of liability for fraud or willful misconduct (ii) prevent Newco and Merger Sub from relying on the representations and warranties of the Company set forth in this Agreement, the other agreements or certificates entered into or delivered by the Company in connection with this Agreement or statements made in any documents filed by the Company with the SEC or furnished by the Company to the SEC or (iii) be given effect in any claim in respect of fraud or willful misconduct.

ARTICLE V

INTERIM OPERATIONS OF THE COMPANY

5.1 Affirmative Obligations. Except (x) as expressly contemplated by this Agreement, (y) as set forth in Section 5.1 of the Company Disclosure Letter, or (z) as approved by Newco, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall, and the Company shall cause each of its Subsidiaries to, (i) use reasonable efforts to maintain its existence in good standing under applicable law, (ii) subject to the restrictions and exceptions set forth in Section 5.2 or elsewhere in this Agreement, conduct its business and operations only in the ordinary and usual course of business and in a manner consistent with prior practice, and (iii) use reasonable efforts to (A) preserve intact its material assets, properties, Contracts or other legally binding understandings, licenses and business organizations, (B) keep available the services of its current officers and key employees and (C) preserve the current relationships with customers, suppliers, distributors, lessors, licensors, licensees, creditors, contractors and other Persons with which the Company or any of its Subsidiaries has business relations.

5.2 Forbearance Covenants. Except as set forth in Section 5.2 of the Company Disclosure Letter or as approved by Newco, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not do any of the following and shall not permit any of its Subsidiaries to do any of the following (it being understood and hereby agreed that if any action is expressly permitted by any of the following subsections, such action shall be expressly permitted under Section 5.1 also):

(a) amend its Charter or bylaws or comparable organizational documents;

(b) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(c) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities or any Subsidiary Securities, except for the issuance and sale of shares of Company Common Stock pursuant to Company Options or Company Stock-Based Awards outstanding as of the Capitalization Date in accordance with their terms as of the date hereof;

(d) directly or indirectly acquire, repurchase or redeem any Company Securities or Subsidiary Securities (other than repurchases of Company Securities pursuant to the terms and conditions of Company Stock-Based Awards outstanding as of the date of this Agreement in accordance with their terms as of the date hereof;

(e) (i) adjust, split, combine or reclassify any shares of capital stock, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock, except for cash dividends made by any direct or indirect wholly-owned Subsidiary of the Company to the Company or one of its Subsidiaries, (iii) pledge or encumber any shares of its capital stock or any of its other securities, or (iv) modify the terms of any shares of its capital stock or any of its other securities;

(f) (i) incur, assume or suffer any Indebtedness (including any long-term or short-term debt) or issue any debt securities, except for (A) trade payables incurred in the ordinary course of business, and (B) loans or advances to direct or indirect wholly-owned Subsidiaries, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except with respect to obligations of direct or indirect wholly-owned Subsidiaries of the Company, (iii) make any loans, advances or capital contributions to or investments in any other Person, except for travel advances in the ordinary course of business consistent with past practice to employees of the

Company or any of its Subsidiaries, or (iv) mortgage or pledge any of its or its Subsidiaries’ assets, tangible or intangible, or create or suffer to exist any lien thereupon (other than Permitted Liens);

(g) (i) enter into, adopt, amend (including acceleration of vesting), modify or terminate any bonus, profit sharing, compensation, severance, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any director, officer or employee in any manner, except in any such case as may be required by applicable law, or (ii) increase the compensation of any director, officer or employee, pay any special bonus or special remuneration to any director, officer or employee, or pay any benefit not required by any plan or arrangement as in effect as of the date hereof, except in any such case as may be required by applicable law;

(h) (i) settle any pending or threatened material Legal Proceeding, except for the settlement of any Legal Proceedings that is (x) reflected or reserved against in the Audited Company Balance Sheet, and (y) the settlement of which is not in excess of $250,000 or (ii) settle any pending or threatened Legal Proceeding related to or arising out of this Agreement, the transactions contemplated hereby or any other Acquisition Proposal;

(i) except as required by applicable law or GAAP, revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable, other than in the ordinary course of business and consistent with past practice;

(j) except as may be required as a result of a change in applicable law or in GAAP, make any change in any of the accounting principles or practices used by it;

(k) (i) make or change any material Tax election, (ii) settle or compromise any material Tax liability, or (iii) consent to any extension or waiver of any limitation period with respect to any claim or assessment for material Taxes;

(l) (i) incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith that individually or in the aggregate, are in excess of $500,000, except in the ordinary course of business consistent with past practices, (ii) waive, release, grant or transfer any right of material value, other than in the ordinary course of business, consistent with past practice, or waive any material benefits of, or agree to modify in any material adverse respect, or, subject to the terms hereof, fail to enforce, or consent to any material matter with respect to which its consent is required under, any material confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party, (iii) enter into, modify, amend or terminate (A) any Contract which if so entered into, modified, amended or terminated could be reasonably likely to have a Company Material Adverse Effect or (B) except in the ordinary course of business, any Material Contract, (iv) maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice, (v) engage in any transaction with, or enter into any agreement, arrangement or understanding with any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated under the Exchange Act that would be required to be disclosed under such Item 404, (vi) effectuate a “plant closing” or “mass layoff,” as those terms are defined in WARN, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any of its Subsidiaries, (vii) grant any material refunds, credits, rebates or other allowances by the Company or its Subsidiaries to any end user, customer, reseller or distributor, in each case, other than in the ordinary course of business, or (viii) abandon or allow to lapse or expire any registration or application for material Company Intellectual Property;

(m) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any material equity interest therein;

(n) sell, transfer or encumber all or any material portion of its or its Subsidiaries’ assets outside of the ordinary course of business; or

(o) enter into a Contract to take any of the actions prohibited by this Section 5.2.

The parties hereto acknowledge and hereby agree that the restrictions set forth in this Section 5.2 are not intended to give Newco or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms, conditions and restrictions of this Agreement, control and supervision over their own business and operations.

5.3 No Solicitation.

(a) Notwithstanding anything to the contrary set forth in this Agreement, during the period commencing with the execution, delivery and effectiveness of this Agreement and continuing until 12:01 a.m. (Eastern time) on May 24, 2009 (the “No-Shop Period Start Date”), the Company and its Subsidiaries and their respective Affiliates, directors, officers, employees, consultants, agents, representatives and advisors (collectively, “Representatives”) shall have the right (acting under the direction of the Company Board), to directly or indirectly, pursuant to an Acceptable Confidentiality Agreement (i) initiate, solicit and/or encourage the submission of one or more Acquisition Proposals from one or more Persons (and/or such Persons’ Affiliates, directors, officers, employees, consultants, agents, representatives and advisors), including by furnishing to any Person (and/or such Person’s Affiliates, directors, officers, employees, consultants, agents, representatives and advisors) any non-public information relating to the Company or any of its Subsidiaries or by affording to any Person (and/or such Persons’ Affiliates, directors, officers, employees, consultants, agents, representatives and advisors) access to the business, properties, assets, books, records or other non-public information, or to the personnel, of the Company or any of its Subsidiaries (provided that the Company shall promptly make available to Newco any material non-public information concerning the Company and its Subsidiaries that is provided to any Person given such access which was not previously made available to Newco), (ii) continue, enter into, participate in and/or engage in any discussions or negotiations with one or more Persons (and/or such Persons’ Affiliates, directors, officers, employees, consultants, agents, representatives and advisors) with respect to one or more Acquisition Proposals or any other proposals that could lead to an Acquisition Proposal, and (iii) to the extent not otherwise prohibited by this Agreement, otherwise cooperate with, assist or take any action to facilitate any Acquisition Proposals or any other proposals that could lead to any Acquisition Proposals. The Company agrees that any commercially sensitive non-public information shall be provided to any Person only if in the good faith judgment of the Company the provision of such information would not be reasonably likely to be materially detrimental to the Company’s and its Subsidiaries’ business taken as a whole.

(b) Subject to the terms of Section 5.3(d), on the No-Shop Period Start Date the Company shall cease and cause to be terminated any discussions or negotiations with any Person (other than any Continuing Party) that would otherwise be prohibited by this Section 5.3(b). On the No Shop Period Start Date, the Company shall deliver a written notice to each such Person (other than with respect to a Person that is then a Continuing Party) to the effect that the Company is ending all discussions and negotiations with such Person with respect to any Acquisition Proposal, effective on and from the No-Shop Period Start Date, and the notice shall also request such Person to promptly return or destroy all confidential information concerning the Company and the Company’s Subsidiaries. Subject to the terms of Section 5.3(d), during the period commencing with the No-Shop Period Start Date and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company and its Subsidiaries shall not, nor shall they authorize or knowingly permit any of their respective Representatives to, directly or indirectly, (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, an Acquisition Proposal, (ii) furnish to any Person (other than Newco, Merger Sub or any designees of Newco or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries, or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries (other than Newco, Merger Sub or any designees of Newco or Merger Sub), in any such case with the intent to induce the making, submission or announcement of, or to encourage, facilitate or assist, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition

Proposal, (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal, (iv) approve, endorse or recommend an Acquisition Proposal, (v) grant any waiver, amendment or release under any standstill or confidentiality agreement, or anti-takeover laws, or otherwise knowingly facilitate any effort or attempt by any Person to make an Acquisition Proposal (including providing consent or authorization to make an Acquisition Proposal to the Company Board pursuant to any existing confidentiality agreement), or (vi) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction (other than a Acceptable Confidentiality Agreement) or that conflicts with this Agreement or requires the Company to abandon this Agreement.

(c) Notwithstanding the foregoing or anything to the contrary in this Agreement, the Parties acknowledge and agree that any Continuing Party shall cease to be a Continuing Party for all purposes under this Agreement upon the later of (i) 12:01 a.m., Pacific time, on the 45th day following the date of this Agreement if the Company has not entered into an Alternative Acquisition Agreement with such Continuing Party or (ii) if, prior to the 45th day following the date of this Agreement (x) the Company has concluded such proposal constitutes a Superior Proposal and (y) the Notice Period provided in Section 5.3(f) shall have commenced, the earlier of (A) if the Continuing Party’s proposal ceases to be a Superior Proposal, the third Business Day thereafter if the Continuing Party’s proposal does not once again (taking into account any modifications or amendments that such Continuing Party may have made to such Superior Proposal during the three Business Day Period) constitute a Superior Proposal during such three Business Day period (it being understood that if the Continuing Party shall make, amend or modify its proposal during such period, it shall be considered a new proposal for purposes of Section 5.3(f)) and (B) the end of a Notice Period if such Continuing Party’s proposal remains a Superior Proposal (the “Continuing Discussion Period”). No later than the first Business Day following the No-Shop Period Start Date, the Company shall provide Newco with a complete list of Continuing Parties, including their identity.

(d) Notwithstanding anything to contrary set forth in this Section 5.3 or elsewhere in this Agreement, at all times during the period commencing as of the No-Shop Period Start Date and continuing until the Company’s receipt of the Requisite Stockholder Approval, the Company Board and/or any authorized committee thereof may, directly or indirectly through one or more Representatives, participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company or any of its Subsidiaries to, and/or afford access to the business, properties, assets, books, records or other non-public information, or to the personnel, of the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement to (provided that the Company shall promptly make available to Newco any material non-public information concerning the Company and its Subsidiaries that is provided to any Person given such access which was not previously made available to Newco):

(i) any Continuing Party (and/or such Continuing Party’s Affiliates, directors, officers, employees, consultants, agents, representatives and advisors); and/or

(ii) any Person (and/or such Persons’ Affiliates, directors, officers, employees, consultants, agents, representatives and advisors) that has made or delivered to the Company a written Acquisition Proposal after the No-Shop Period Start Date that was not solicited in breach of Section 5.3(b), provided that solely in the case of this clause (ii), the Company Board or any authorized committee thereof shall have determined in good faith (after consultation with its financial advisor and outside legal counsel) that (A) such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal and (B) the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable laws.

(e) Except as expressly provided by Section 5.3(f), at any time after the date hereof (whether before or after the No-Shop Period Start Date), neither the Company Board nor any committee thereof shall:

(i) effect a Company Board Recommendation Change; or

(ii) cause or permit the Company or any Subsidiary of the Company to enter into any acquisition agreement, merger agreement or similar definitive agreement (an “Alternative Acquisition

Agreement”) relating to any Acquisition Proposal (other than any Acceptable Confidentiality Agreement).

(f) Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Requisite Stockholder Approval, (x) the Company Board may if it has not received a bona fide written Acquisition Proposal that constitutes a Superior Proposal, effect a Company Board Recommendation Change, or (y) if the Company has received a bona fide written Acquisition Proposal from any Person that is not withdrawn and that the Company Board concludes in good faith constitutes a Superior Proposal, (1) the Company Board may effect a Company Board Recommendation Change with respect to such Superior Proposal, and (2) the Company Board may authorize the Company to terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, if and only if:

(i) in the case of clauses (x) and (y) above, the Company Board determines in good faith, after consultation with its independent financial advisor and outside legal counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable Laws;

(ii) in the case of clause (x) above, the Company shall have complied in all material respects with its obligations under this Section 5.3 with respect to such Acquisition Proposal (if any) relating to such Company Board Recommendation Change;

(iii) in the case of clause (y) above, the Company shall have complied in all material respects with its obligations under this Section 5.3 with respect to such Superior Proposal;

(iv) in the case of clauses (x) and (y) above, (A) the Company shall have provided prior written notice to Newco at least three (3) Business Days in advance (the “Notice Period”), to the effect that absent any revision to the terms and conditions of this Agreement, the Company Board has resolved to effect a Company Board Recommendation Change and/or to terminate this Agreement pursuant to this Section 5.3(f), which notice shall specify the basis for such Company Board Recommendation Change or termination, including in the case of Section 5.3(f)(y) the identity of the party making the Superior Proposal, the material terms thereof and copies of all relevant documents relating to such Superior Proposal; and (B) prior to effecting such Company Board Recommendation Change or termination, the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, (1) negotiate with Newco and any representative or agent of Newco (including, without limitation, any director or officer of Newco) (collectively, “Newco Representatives”) in good faith (to the extent Newco desires to negotiate) to make such adjustments in the terms and conditions of this Agreement such that the Company Board would not effect a Company Board Recommendation Change and/or terminate this Agreement, and (2) permit Newco and the Newco Representatives to make a presentation to the Company Board regarding this Agreement and any adjustments with respect thereto (to the extent Newco desires to make such presentation); provided, that in the event of any material or substantive revisions to the Acquisition Proposal that the Company Board has determined to be a Superior Proposal, the Company shall be required to deliver a new written notice to Newco and to comply with the requirements of this Section 5.3 (including this Section 5.3(f)) with respect to such new written notice; and

(v) in the case of clause (y) above, the Company shall have validly terminated this Agreement in accordance with Section 8.1(h), including the payment of the Company Termination Fee in accordance with Section 8.3(b)(iii).

The Company shall comply with the provisions of this Section 5.3(f) regardless of whether the Superior Proposal is from a Continuing Party. None of the Company, the Company Board or any committee of the Company Board shall enter into any binding agreement with any Person to limit or not to give prior notice to Newco of its intention to effect a Company Board Recommendation Change or to terminate this Agreement in light of a Superior Proposal.

(g) The Company agrees that it will, upon request of Newco, keep Newco reasonably informed regarding of the matters contemplated by this Section 5.3 (including any Acquisition Proposals). Without limiting the generality of the foregoing, (i) the Company agrees that it will promptly (and, in any event, within 48 hours) notify Newco if any proposals or offers with respect to an Acquisition Proposal are received by the Company or any representative or agent of the Company (including, without limitation, any director or officer of the Company or its Subsidiaries) indicating, in connection with such notice, the identity of the Person or group of Persons making such offer or proposal, the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Newco reasonably informed, on a prompt basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified and (ii) following the No Shop Period Date, the Company agrees that it will promptly (and, in any event, within 48 hours) notify Newco if any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any representative or agent of the Company (including, without limitation, any director or officer of the Company or its Subsidiaries) indicating, in connection with such notice, the identity of the Person or group of Persons and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified.

5.4 Payoff Letters. The Company shall use its reasonable best efforts to obtain and deliver to Newco payoff letters with respect to all Indebtedness of the Company and its Subsidiaries outstanding as of the Closing under the credit facility pursuant to that certain Credit Agreement, dated October 4, 2005, among the Company, Wells Fargo Foothill, Inc., as agent, and the lenders signatory thereto, as amended, (whether or not drawn) and any funded Indebtedness and releases of all liens securing any such Indebtedness, conditioned only on the payment of the amounts described in such payoff letters.

ARTICLE VI

ADDITIONAL COVENANTS

6.1 Required Action and Forbearance.

(a) Upon the terms and subject to the conditions set forth in this Agreement, Newco and Merger Sub, on the one hand, and (subject to the Company’s rights under Section 6.3, Section 6.4 and Section 6.5) the Company, on the other hand, shall use all reasonable efforts to take (or cause to be taken) all actions, and do (or cause to be done), and assist and cooperate with the other party or parties hereto in doing, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Merger, including by, in each case, subject to the parties’ reasonable efforts:

(i) causing the conditions to the other (or both) parties to the Merger set forth in Article VII to be satisfied;

(ii) obtaining all consents, waivers, approvals, orders and authorizations from Governmental Authorities, including any no action relief reasonably required to effect deregistration of the Company’s Common Stock following the Effective Time, and making all registrations, declarations and filings with Governmental Authorities, that are necessary to consummate the Merger;

(iii) obtaining all consents, waivers and approvals and delivering all notifications under any Material Contracts in connection with this Agreement and the consummation of the Merger so as to maintain and preserve the benefits under such Material Contracts as of the consummation of the Merger; and

(iv) executing and delivering any Contracts and other instruments that are necessary to consummate the Merger.

(b) In addition to the foregoing, subject to the terms and conditions of this Agreement, neither Newco or Merger Sub, on the one hand, nor the Company, on the other hand, shall take any action, or fail to take any action, that is intended to, or has (or would reasonably be expected to have) the effect of, preventing, impairing, delaying or otherwise adversely affecting the consummation of the Merger or the ability of such party to fully perform its obligations under this Agreement. For the avoidance of doubt no action by the Company taken in compliance with Section 5.3 hereof shall be considered a violation of this Section 6.1.

(c) Notwithstanding anything to the contrary set forth in this Section 6.1 or elsewhere in this Agreement, if the other party to any Contract that constitutes a Material Contract conditions its grant of a consent (including by threatening to exercise a “recapture” or other termination right) upon, or otherwise requires in response to a notice or consent request regarding this Agreement, the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments), or the provision of additional security (including a guaranty), the Company shall be solely responsible for making all such payments or providing all such additional security; provided that the Company shall not make any such payments or agree to make any such payments without the prior written consent of Newco.

(d) Prior to the Effective Time, the Company shall use its best efforts to obtain all necessary waivers, consents or releases, in form and substance reasonably satisfactory to Newco, from holders of Company Options and other equity awards under the Company Stock Plans and take all such other action, without incurring any liabilities in connection therewith, as Newco may deem to be necessary to give effect to the transactions contemplated by Article II. As promptly as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee thereof administering the Company Stock Plans) shall adopt such resolutions or take such other actions as are required to give effect to the transactions contemplated by Article II

6.2 Antitrust Filings.

(a) Each of Newco and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall, to the extent required in the reasonable judgment of counsel to Newco and the Company, (i) file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby as required by the HSR Act within ten (10) calendar days following the execution and delivery of this Agreement, and (ii) file comparable pre-merger or post-merger notification filings, forms and submissions with any foreign Governmental Authority that are required by the other applicable Antitrust Laws in connection with the Merger. Each of Newco and the Company shall (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information that may be required in order to make such filings, (iii) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing is made under any other Antitrust Laws, and (iv) take all action necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Antitrust Laws applicable to the Merger as soon as practicable, and to obtain any required consents under any other Antitrust Laws applicable to the Merger as soon as practicable. Each of Newco and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall promptly inform the other of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement in connection with such filings. If any party hereto or Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement pursuant to the HSR or any other Antitrust Laws applicable to the Merger with respect to which any such filings have been made, then such party shall make (or cause to be made), as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

(b) In furtherance and not in limitation of the foregoing, if and to the extent necessary to obtain clearance of the Merger under the HSR Act and any other Antitrust Laws applicable to the Merger, each of Newco and Merger Sub (and their respective Affiliates, if applicable) shall (i) offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, the sale, divestiture, license or other disposition of any and all of the capital stock, assets, rights, products or businesses of the Newco and

Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, and any other restrictions on the activities of the Newco and its Subsidiaries and the Company and its Subsidiaries, and (ii) contest, defend and appeal any Legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or any other transactions contemplated by this Agreement.

6.3 Proxy Statement and Other Required SEC Filings.

(a) The Company shall use its best efforts to cause the preliminary proxy materials relating to the Company Stockholder Meeting to be filed with the SEC no later than the close of business on the tenth (10th) day following the date hereof. Prior to filing the preliminary proxy materials, definitive proxy materials (which, for the avoidance of doubt, shall include the written opinion of RBC Capital Markets referred to in Section 3.3(b) hereof) or any other filing with the SEC or any other Governmental Entity, the Company shall provide Newco (which term shall in all instances in this Section 6.3 also include Newco’s counsel) with reasonable opportunity to review and comment on each such filing in advance. If the Company determines that it is required to file with the SEC any Other Required Company Filing under applicable law, the Company shall promptly prepare and file with the SEC such Other Required Company Filing. If Newco, Merger Sub or any of their respective Affiliates determine that they are required to file any Other Required Newco Filing under applicable law, then Newco, Merger Sub and their respective Affiliates, if applicable, shall promptly prepare and file with the SEC such Other Required Newco Filing. The Company shall cause the Proxy Statement and any Other Required Company Filing to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and Nasdaq. Newco and Merger Sub shall cause any Other Required Newco Filing to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC. The Company, Newco and Merger Sub, as the case may be, shall furnish all information concerning the Company, on the one hand, and Newco and Merger Sub (and their respective Affiliates, if applicable), on the other hand, as the other may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement, any Other Required Company Filing and any Other Required Newco Filing. If at any time prior to the Company Stockholder Meeting, any information relating to the Company, Newco or Merger Sub, or any of their respective partners, members, stockholders, directors, officers or other Affiliates, should be discovered by the Company, Newco or Merger Sub which should be set forth in an amendment or supplement to the Proxy Statement, any Other Required Company Filing or any Other Required Newco Filing, as the case may be, so that the Proxy Statement, any Other Required Company Filing or Other Required Newco Filing, as the case may be, would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other, and an appropriate amendment or supplement to the Proxy Statement or the applicable Other Required Company Filing or Other Required Newco Filing describing such information shall be promptly prepared and filed with the SEC and, to the extent required by applicable law or the SEC or its staff, disseminated to the Company Stockholders. The Company agrees that no other matters shall be brought before the Company Stockholder Meeting or included in the Proxy Statement other than the approval of this Agreement and the Merger.

(b) (i) The Company and its Affiliates, on the one hand, and Newco, Merger Sub and their respective Affiliates, on the other hand, shall not file with the SEC the Proxy Statement, any Other Required Company Filing or any Other Required Newco Filing, as the case may be, or any amendment or supplement thereto, and (ii) the Company and its Affiliates, on the one hand, and Newco, Merger Sub and their respective Affiliates, on the other hand, shall not correspond or otherwise communicate with the SEC or its staff with respect to the Proxy Statement, any Other Required Company Filing or any Other Required Newco Filing, as the case may be, in any such case referenced in the preceding clause (i) or (ii) without providing the other, to the extent practicable, a reasonable opportunity to review and comment thereon or participate therein, as the case may be.

(c) The Company, on the one hand, and Newco and Merger Sub, on the other hand, shall advise the other, promptly after it receives notice thereof, of any receipt of a request by the SEC or its staff for an amendment or revisions to the Proxy Statement, any Other Required Company Filing or any Other Required Newco Filing, as the case may be, any receipt of comments from the SEC or its staff on the Proxy Statement, any Other Required Company Filing or any Other Required Newco Filing, as the case may be, or any receipt of a request by the SEC or its staff for additional information in connection therewith.

(d) Unless the Company Board or any authorized committee thereof shall have effected a Company Board Recommendation Change in accordance with the terms of Section 5.3(f), the Company shall include the Company Board Recommendation in the Proxy Statement and, if applicable, any Other Required Company Filings.

(e) Subject to applicable law, the Company shall (a) establish a record date for the Company Stockholder Meeting and (b) use all reasonable efforts to cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as practicable following the filing thereof with the SEC and confirmation from the SEC that it will not comment on, or that it has no additional comments on, the Proxy Statement (in no event later than five (5) Business Days after such clearance).

6.4 Company Stockholder Meeting. The Company shall (a) take all action necessary in accordance with Delaware Law and its certificate of incorporation and by-laws to duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholder Meeting”) as promptly as reasonably practicable following the mailing of the Proxy Statement for the purpose of obtaining the Requisite Stockholder Approval, and (b) use all reasonable efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement (subject to the Company’s right to effect a Company Board Recommendation Change in accordance with the terms of this Agreement); provided, however, without limiting the Company’s obligation to convene and hold the Company Stockholder Meeting as promptly as reasonably practicable, nothing herein shall prevent the Company from postponing or adjourning the Company Stockholder Meeting if (x) there are holders of insufficient shares of the Company Common Stock present or represented by a proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting, (y) the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable law, order or a request from the SEC or its staff, or (z) the Company Board or any authorized committee thereof shall have determined in good faith (after consultation with outside legal counsel) that it is necessary or appropriate to postpone or adjourn the Company Stockholder Meeting, including in order to give Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to Company Stockholders or otherwise made available to Company Stockholders by issuing a press release, filing materials with the SEC or otherwise (including in connection with any Company Board Recommendation Change); and provided further, that notwithstanding the foregoing, Newco may require the Company to adjourn or postpone the Company Stockholders Meeting one (1) time; and provided further that notwithstanding anything to the contrary set forth in this Agreement, the Company shall not be required to convene and hold the Company Stockholder Meeting at any time prior to the tenth (10th) Business Day immediately following the No-Shop Period Start Date.

6.5 Company Board Recommendation.

(a) Neither the Company Board nor any committee thereof shall (A) withhold, withdraw, amend, qualify or modify in a manner adverse to Newco, or publicly propose to withhold, withdraw, amend, qualify or modify in a manner adverse to Newco, the Company Board Recommendation, (B) adopt, approve or recommend or publicly propose to adopt, approve or recommend an Acquisition Proposal, (C) fail to publicly reaffirm the Company Board Recommendation in the absence of a publicly announced Acquisition Proposal within two (2) Business Days after Newco so requests in writing, (D) fail to recommend against any publicly announced Acquisition Proposal and reaffirm the Company Board Recommendation, in each case, within ten (10) Business Days following the public announcement of such Acquisition Proposal and in any event at least two (2) Business Days prior to the Company Stockholders Meeting, or (E) fail to include the Company Board Recommendation in the Proxy Statement (any action described in clauses (A) through

(E), a “Company Board Recommendation Change”); provided, however, that a “stop, look and listen” communication by the Company Board or any authorized committee thereof to the Company Stockholders pursuant to Rule 14d-9(f) of the Exchange Act, or any substantially similar communication, shall not be deemed to be a Company Board Recommendation Change; and provided further, that at any time prior to the receipt of the Requisite Stockholder Approval, the Company Board and/or any authorized committee thereof may effect a Company Board Recommendation Change in accordance with Section 5.3.

(b) Nothing in this Agreement shall prohibit the Company Board or any authorized committee thereof from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, and (ii) making any disclosure to the Company Stockholders that the Company Board or any authorized committee thereof shall have determined to make in good faith (after consultation with its outside legal counsel) in order to comply with its fiduciary duties under applicable law; provided, however, that, in either such case, any such statement(s) or disclosures made by the Company Board or any authorized committee thereof shall be subject to the terms and conditions of this Agreement, including the provisions of Article VIII and shall be deemed a Company Board Recommendation Change unless the Company Board expressly recommends against any publicly announced Acquisition Proposal and publicly reaffirms the Company Board Recommendation within the time period set forth in Section 6.5(a)(D) above.

(c) No Company Board Recommendation Change shall change the approval of the Company Board for purposes of causing any anti-takeover laws to be inapplicable to the transactions contemplated by this Agreement or, for the avoidance of doubt, relieve the Company of its obligations under Sections 6.3 and 6.4 to convene and hold the Company Stockholder Meeting (unless this Agreement is earlier terminated). The Company shall promptly notify Newco of any breach, to the Knowledge of the Company, of any existing confidentiality agreement (including the standstill provisions thereof) by the counterparty thereto, or any request by the counterparty to any existing confidentiality agreement that the Company or the Company Board waive the standstill provision thereof or authorize or give permission to such counterparty to take actions that would otherwise be prohibited by the standstill provisions thereof. To the extent Newco and/or the Company believes that there has been a breach of any existing confidentiality agreement (including the standstill provisions thereof) by the counterparty thereto, upon Newco’s request, the Company shall take all reasonable actions to enforce such existing confidentiality agreement.

6.6 Financing.

(a) Newco and Merger Sub shall take (or cause to be taken) all actions, and do (or cause to be done) all things, necessary, proper or advisable to obtain the financing contemplated by the Commitment Letter, subject to the terms and conditions of this Agreement and the Commitment Letter, including (i) maintaining in effect the Commitment Letter, (ii) satisfying on a timely basis all conditions applicable to Newco and Merger Sub set forth in the Commitment Letter that are within their control (other than, for the avoidance of doubt, Newco or Merger Sub’s conditions to Closing in Article VII hereof), (iii) so long as all conditions to Closing set forth in Sections 7.1 and 7.2 are satisfied (or waived by Newco), consummating the financing contemplated by the Commitment Letter at the Effective Time (and in any event prior to the Termination Date), and (iv) fully enforcing the Investor’s obligations (and the rights of Newco and Merger Sub) under the Commitment Letter, including (at the request of the Company) by filing one or more lawsuits (or assigning such right to the Company) against the Investor to fully enforce the Investor’s obligations (and the rights of Newco and Merger Sub) thereunder.

(b) Neither Newco nor Merger Newco shall amend, alter, or waive, or agree to amend, alter or waive (in any case whether by action or inaction), any term of the Commitment Letter without the prior written consent of the Company. Newco shall promptly (and in any event within one Business Day) notify the Company of (i) the expiration or termination (or attempted or purported termination, whether or not valid) of the Commitment Letter, or (ii) any refusal by the Investor to provide, any stated intent by the Investor to refuse to provide, or any expression of concern or reservation by the Investor regarding the enforceability of the Commitment Letter subject to the terms thereof or its ability to provide the full financing contemplated by the Commitment Letter.

(c) Prior to the Closing, the Company shall use its reasonable efforts to assist Newco in the arrangement of any third party debt financing requested by Newco for the purpose of financing the merger, fees and expenses incurred in connection therewith, and the other transactions contemplated hereby (the “Debt Financing”) (it being understood that the receipt of such Debt Financing is not a condition to Closing), including: (i) participating in meetings, presentations and due diligence sessions; (ii) assisting with the preparation of materials for presentations, memoranda and similar documents required in connection with Newco’s Debt Financing; and (iii) executing and delivering any definitive financing documents and certificates as may be reasonably requested by Newco, provided that such documents will not take effect until the Effective Time; provided, however, that nothing herein shall require such cooperation to the extent it would require the Company to agree to pay any fees, reimburse any expenses or give any indemnities prior to the Effective Time for which it is not reimbursed or indemnified.

6.7 Anti-Takeover Laws. The Company and the Company Board shall (i) take all actions necessary and within their power to ensure that no takeover statute or similar statute or regulation is or becomes applicable to this Agreement or the transactions contemplated hereby and (ii) if any takeover statute or similar statute or regulation becomes applicable to this Agreement or any transactions contemplated hereby, take all action necessary and within their power to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated hereby.

6.8 Access. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall afford Newco and its financial advisors, financing sources, business consultants, legal counsel, accountants and other agents and representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records and personnel of the Company; provided, however, that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable law or regulation (including any laws or regulations relating to security clearances) requires the Company to restrict or otherwise prohibit access to such documents or information, (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information, or (c) access to a Contract to which the Company or any of its Subsidiaries is a party or otherwise bound would violate or cause a default under, or give a third party the right terminate or accelerate the rights under, such Contract; and provided further, that nothing in this Section 6.8 shall be construed to require the Company or its Representatives to prepare any appraisals or opinions. Any investigation conducted pursuant to the access contemplated by this Section 6.8 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries. Any access to the Company’s properties shall be subject to the Company’s reasonable security measures and insurance requirements and shall not include the right to perform invasive testing. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Newco or any of its financial advisors, business consultants, legal counsel, accountants and other agents and representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.8.

6.9 Section 16(b) Exemption. The Company shall take all actions reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.10 Directors’ and Officers’ Exculpation, Indemnification and Insurance.

(a) The Surviving Corporation and its Subsidiaries shall (and Newco shall cause the Surviving Corporation and its Subsidiaries to) honor and fulfill in all respects the obligations of the Company and its

Subsidiaries under any and all indemnification agreements between the Company or any of its Subsidiaries and any of their respective current or former directors, officers or employees (and in the case of employees, pursuant to those indemnification agreements set forth on Section 6.10 of the Company Disclosure Letter made available to Newco prior to the date of this Agreement) and any person who becomes a director, officer or employee of the Company or any of its Subsidiaries prior to the Effective Time (the “Indemnified Persons”). In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Newco shall cause the Surviving Corporation and its Subsidiaries to) cause the charters and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Charter and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as of the date hereof, and during such six-year period such provisions shall not be repealed, amended or otherwise modified in any manner except as required by applicable law.

(b) Without limiting the generality of the provisions of Section 6.10(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall (and Newco shall cause the Surviving Corporation to) indemnify and hold harmless each Indemnified Person from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to (i) any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director or officer of the Company or any of its Subsidiaries or other Affiliates (regardless of whether such action or omission, or alleged action or omission, occurred prior to or at the Effective Time), or (ii) any of the transactions contemplated by this Agreement; provided, however, that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Newco a written notice asserting a claim for indemnification under this Section 6.10(b), then the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved. In the event of any such claim, proceeding, investigation or inquiry, (i) the Surviving Corporation shall have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, the Surviving Corporation will be deemed to have waived any right to object to the Indemnified Person’s entitlement to indemnification hereunder with respect thereto), (ii) each Indemnified Person shall be entitled to retain his or her own counsel, whether or not the Surviving Corporation shall elect to control the defense of any such claim, proceeding, investigation or inquiry, (iii) the Surviving Corporation shall pay all reasonable fees and expenses of any counsel retained by an Indemnified Person promptly after statements therefor are received, whether or not the Surviving Corporation shall elect to control the defense of any such claim, proceeding, investigation or inquiry, and (iv) no Indemnified Person shall be liable for any settlement effected without his or her prior express written consent. Notwithstanding anything to the contrary set forth in this Section 6.10(b) or elsewhere in this Agreement, neither the Surviving Corporation nor any of its Affiliates (including Newco) shall settle or otherwise compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, proceeding, investigation or inquiry for which indemnification may be sought by an Indemnified Person under this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such claim, proceeding, investigation or inquiry.

(c) During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall (and Newco shall cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the D&O Insurance, on terms with respect to the coverage and amounts that are equivalent to those of the D&O Insurance; provided, however, that in satisfying its obligations under this Section 6.10(c), the Surviving

Corporation shall not be obligated to pay annual premiums in excess of two hundred fifty percent (250%) of the amount paid by the Company for coverage for its last full fiscal year (such two hundred fifty percent (250%) amount, the “Maximum Annual Premium”) (which premiums the Company represents and warrants to be as set forth in Section 6.10(c) of the Company Disclosure Letter); provided, however, that that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company may purchase a six-year “tail” prepaid policy on the D&O Insurance, provided that the annual cost for such “tail” policy shall not exceed the Maximum Annual Premium. In the event that the Company elects to purchase such a “tail” policy prior to the Effective Time, the Surviving Corporation shall (and Newco shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of the Surviving Corporation (and Newco) under the first sentence of this Section 6.10(c) for so long as such “tail” policy shall be maintained in full force and effect.

(d) If the Surviving Corporation (or Newco) or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of the Surviving Corporation (or Newco) set forth in this Section 6.10.

(e) The obligations set forth in this Section 6.10 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 6.10(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 6.10(c) (and their heirs and representatives). Each of the Indemnified Persons or other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 6.10(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.10, with full rights of enforcement as if a party thereto. The rights of the Indemnified Persons (and other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 6.10(c) (and their heirs and representatives)) under this Section 6.10 shall be in addition to, and not in substitution for, any other rights that such persons may have under the charters, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable law (whether at law or in equity).

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.10 is not prior to or in substitution for any such claims under such policies.

6.11 Employee Matters.

(a) Newco hereby acknowledges that a “change of control” (or similar phrase) within the meaning of each of the Employee Plans listed on Section 6.11(a) of the Company Disclosure Letter, as applicable, will occur as of the Effective Time, as applicable.

(b) Immediately after the Effective Time, the Surviving Corporation shall (and Newco shall cause the Surviving Corporation to) honor all Employee Plans listed on Section 6.11(b) of the Company Disclosure Letter in accordance with their terms as in effect immediately prior to the Effective Time, provided that nothing in this sentence shall prohibit the Surviving Corporation from amending or terminating any Employee Plans, arrangements or agreements in accordance with their terms or if otherwise required by applicable law.

(c) To the extent that an Employee Plan is made available to any Continuing Employee on or following the Effective Time, the Surviving Corporation shall cause to be granted to such Continuing Employee credit for all service with the Company and its Subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting and solely for purposes of vacation accrual and severance pay, benefit entitlement); provided, however, that such service need not be credited to the extent that it would result in duplication of coverage or benefits.

(d) Notwithstanding anything to the contrary set forth in this Agreement, no provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Newco or the Surviving Corporation to terminate, any Continuing Employee at any time and for any or no reason, (ii) require Newco or the Surviving Corporation to continue any Employee Plan or prevent the amendment, modification or termination thereof after the Effective Time or (iii) create any third party beneficiary rights or obligations in any Person (including any Continuing Employee or any dependent or beneficiary thereof) other than the parties to this Agreement.

6.12 Obligations of Merger Sub. Newco shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement.

6.13 Notification of Certain Matters.

(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall give prompt notice to Newco and Merger Sub upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in any such case if and only to the extent that such untruth or inaccuracy, or such failure, would reasonably be expected to cause any of the conditions to the obligations of Newco and Merger Sub to consummate the transactions contemplated hereby set forth in Section 7.2(a) or Section 7.2(b) to fail to be satisfied at the Closing; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of Newco and Merger Sub to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to Newco pursuant to this Section 6.13(a).

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, Newco shall give prompt notice to the Company upon becoming aware that any representation or warranty made by Newco or Merger Sub in this Agreement has become untrue or inaccurate in any material respect, or of any failure of Newco or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in any such case if and only to the extent that such untruth or inaccuracy, or such failure, would reasonably be expected to cause any of the conditions to the obligations of the Company to consummate the transactions contemplated hereby set forth in Section 7.3(a) or Section 7.3(b) to fail to be satisfied at the Closing; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of Newco or Merger Sub set forth in this Agreement or the conditions to the obligations of the Company to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to the Company pursuant to this Section 6.13(b).

6.14 Public Statements and Disclosure. Neither the Company, on the one hand, nor Newco and Merger Sub, on the other hand, shall issue any public release or make any public announcement or disclosure concerning this Agreement or the Merger without the prior written consent of the other party(ies) (which consent shall not be unreasonably withheld, delayed or conditioned), except as such release, announcement or disclosure may be required by applicable law or the rules or regulations of any applicable securities exchange or regulatory or Governmental Authority to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its all reasonable efforts to allow the other party(ies) hereto reasonable time to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party); provided, however, that the restrictions set forth in this Section 6.14 shall not apply to any release, announcement or disclosure made or proposed to be made by the Company pursuant to Section 6.5.

6.15 Transaction Litigation. The Company and Newco shall give each other the opportunity to participate in the defense, settlement and/or prosecution of any Transaction Litigation; provided, that neither the Company nor any Subsidiary or Company representative or agent shall compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Transaction Litigation or consent to the same unless Newco shall have consented in writing.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of Newco, Merger Sub and the Company to consummate the Merger shall be subject to the satisfaction or waiver (where permissible under applicable law) prior to the Effective Time, of each of the following conditions:

(a) Requisite Stockholder Approval. The Company shall have received the Requisite Stockholder Approval.

(b) Antitrust Laws. All waiting periods (and any extensions thereof) applicable to the Merger (if any) under the HSR Act and foreign Antitrust Laws shall have expired or otherwise been terminated or requisite consents shall have been obtained, as the case may be.

(c) No Prohibitive Laws or Injunctions. No temporary restraining order, preliminary or permanent injunction or other judgment issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any action have been taken by any Governmental Authority of competent jurisdiction, and no statute, rule, regulation or order shall have been enacted, entered, enforced or deemed applicable to the Merger, which prohibits, makes illegal, or enjoins the consummation of the Merger.

7.2 Conditions to the Obligations of Newco and Merger Sub. The obligations of Newco and Merger Sub to consummate the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Newco:

(a) Representations and Warranties. (i) Other than the representations and warranties set forth in Sections 3.1, 3.2, 3.3(c), the second and last sentences of Section 3.7(a), the second sentence of Section 3.7(b), the first sentence of Section 3.7(d), Section 3.8(b) and 3.12(a), the representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except for such failures to be true and correct which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (ii) (A) the representations and warranties set forth in Sections 3.1, 3.2, 3.3(c), 3.8(b) and 3.12(a) that are not qualified by Company Material Adverse Effect shall be true and correct in all material respects as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date) and (B) the representations and warranties set forth in Sections 3.1 and 3.12(a) that are qualified by Company Material Adverse Effect shall be true and correct in all respects (without disregarding such Company Material Adverse Effect qualifications) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), and (iii) the representations and warranties set forth in the second and last sentences of Section 3.7(a), the second sentence of Section 3.7(b), and the first sentence of Section 3.7(d) shall be true and correct as of the Closing Date as if made at and as of the Closing Date, except for such inaccuracies as are de minimis in the aggregate.

(b) Performance of Obligations of the Company. The Company shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.

(c) Officer’s Certificate. Newco and Merger Sub shall have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof, certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(d) have been satisfied.

(d) Company Material Adverse Effect. No Company Material Adverse Effect shall have arisen or occurred following the execution, delivery and effectiveness of this Agreement that is continuing.

(e) Maintenance of Cash Position. Newco shall have received (i) evidence, in form and substance reasonably satisfactory to Newco, that immediately prior to the Effective Time, the Company will hold Net Cash equal to at least the Minimum Closing Cash Amount, and (ii) a certificate signed on behalf of the Company by the Chief Financial Officer of the Company as to the amount of Net Cash of the Company as of such time.

(f) SEC Reports. The Company shall have filed all periodic reports on Form 10-K or Form 10-Q with the SEC, the filing deadlines for which that are applicable to the Company precede the Effective Time.

7.3 Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Newco and Merger Sub set forth in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except (i) for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Newco and Merger Sub to fully perform their respective covenants and obligations under this Agreement, (ii) for changes contemplated by this Agreement, and (iii) for those representations and warranties that address matters only as of a particular date, which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such particular date that would not, individually or in the aggregate, prevent the Merger or materially prevent or materially impair the ability of Newco and Merger Sub to comply with and perform their respective covenants and obligations under this Agreement.

(b) Performance of Obligations of Newco and Merger Sub. Newco and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by Newco and Merger Sub at or prior to the Closing.

(c) Officer’s Certificate. The Company shall have received a certificate of Newco and Merger Sub, validly executed for and on behalf of Newco and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be validly terminated only as follows (it being understood and hereby agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) at any time prior to the Effective Time (notwithstanding the prior receipt of the Requisite Stockholder Approval), by mutual written agreement of Newco and the Company; or

(b) by either Newco or the Company, at any time prior to the Effective Time (notwithstanding the prior receipt of the Requisite Stockholder Approval), in the event that any Governmental Authority of competent jurisdiction shall have (i) enacted a law that is in effect at the time of such termination and renders the Merger illegal at the time of such termination, or (ii) formally issued a permanent, final and non-appealable injunction that prohibits the Merger and, in each case, each of the parties shall have used its reasonable efforts to resist, appeal, obtain consent under, resolve or lift, as applicable, the law or injunction; or

(c) by either Newco or the Company, at any time prior to the Effective Time (notwithstanding the prior receipt of the Requisite Stockholder Approval), in the event that the Effective Time shall not have occurred by 11:59 p.m. (Pacific time) on October 15, 2009 (such date and time being referred to herein as the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any party hereto whose actions or omissions have been the cause of, or resulted in, either (i) the failure to satisfy the conditions to the obligations of the terminating party to consummate the Merger set forth in Article VII prior to the Termination Date, or (ii) the failure of the Effective Time to have occurred prior to the Termination Date; or

(d) by either Newco or the Company, at any time prior to the Effective Time, in the event that the Company shall have failed to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the Merger; or

(e) by Newco, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.1 or 7.2, provided that if such breach is capable of being cured by the Termination Date, Newco shall not be entitled to terminate this Agreement prior to the delivery by Newco to the Company of written notice of such breach, delivered at least thirty (30) days prior to such termination, stating Newco’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination, and Newco shall not be entitled to terminate this Agreement if such breach has been cured prior to termination; or

(f) by Newco, if at any time the Company Board or any authorized committee thereof shall have effected a Company Board Recommendation Change; or

(g) by the Company, if Newco or Merger Sub shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.1 or 7.3, provided that if such breach is capable of being cured by the Termination Date, the Company shall not be entitled to terminate this Agreement prior to the delivery by the Company to Newco of written notice of such breach, at least thirty (30) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(g) and the basis for such termination, and the Company shall not be entitled to terminate this Agreement if such breach has been cured prior to termination; or

(h) by the Company, at any time prior to receiving the Requisite Stockholder Approval, in the event that: (A) the Company shall have received a Superior Proposal, (B) the Company Board or any authorized committee thereof shall have authorized the Company to enter into a definitive agreement to consummate the transaction contemplated by such Superior Proposal, (C) the Company shall have complied in all material respects with Section 5.3 with respect to such Acquisition Proposal and (D) concurrently with the termination of this Agreement, the Company pays Newco the Company Termination Fee contemplated by

Section 8.3(b)(iii) and enters into the definitive agreement to consummate the transaction contemplated by such Superior Proposal.

The party hereto terminating this Agreement pursuant to this Section 8.1 shall deliver prompt written notice thereof to the other party(ies) hereto setting forth in reasonable detail the provision of this Section 8.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination under such provision.

8.2 Notice of Termination; Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 8.1 shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any partner, member, stockholder, director, officer, employee, affiliate, agent or other representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of Section 6.14, this Section 8.2, Section 8.3 and Article IX, each of which shall survive the termination of this Agreement, and (b) subject to Section 8.3 and Section 9.8, nothing in this Agreement shall relieve any party or parties hereto, as applicable, from liability for any breach of, or fraud in connection with, this Agreement. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

8.3 Fees and Expenses.

(a) General. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties, as applicable, incurring such fees and expenses whether or not the Merger is consummated.

(b) Company Payments.

(i) In the event that (A) this Agreement is validly terminated (x) pursuant to Section 8.1(e) as a result of a breach by the Company of the covenants contained in Sections 5.3, 6.3 or 6.4 or (y) pursuant to Section 8.1(d), (B) with respect to a termination under Section 8.1(d), following the execution and delivery of this Agreement and prior to the termination of this Agreement pursuant to Section 8.1(d), an Acquisition Proposal shall have been made public, and (C) within one year following the termination of this Agreement pursuant to Section 8.1(d) or Section 8.1(e), either a Competing Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for a Competing Acquisition Transaction and such Competing Acquisition Transaction is subsequently consummated, then the Company shall pay to Fund Manager the Company Termination Fee (less any expenses previously paid to Newco pursuant to Section 8.3(e)), by wire transfer of immediately available funds to an account or accounts designated in writing by Fund Manager.

(ii) In the event that this Agreement is validly terminated pursuant to Section 8.1(f), the Company shall pay to Fund Manager an amount in cash equal to $4,950,000, by wire transfer of immediately available funds to an account or accounts designated in writing by Fund Manager, within two (2) Business Days after the Company receives a written demand for payment from Fund Manager.

(iii) In the event that this Agreement is validly terminated pursuant to Section 8.1(h), the Company shall pay to Fund Manager the Company Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Fund Manager, as a condition to the effectiveness of such termination.

(c) Single Payment Only. The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, whether nor not the Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events. The Fund Manager shall have the right to assign the right to receive the Company Termination fee to one or more Persons in its sole discretion.

(d) Liquidated Damages. In the event that Fund Manager shall receive the Company Termination Fee, the receipt of such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Newco, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of Newco, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against the Company or any of its Affiliates arising out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination.

(e) Expense Reimbursement. In the event this Agreement is terminated by either Newco or the Company pursuant to Section 8.1(d) or by Newco pursuant to Section 8.1(e), then the Company shall, following receipt of an invoice therefor, promptly (in any event within two (2) Business Days) pay all of Newco’s reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by Newco and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (including the Debt Financing and the financing contemplated by the Commitment Letter) (the “Newco Expenses”), which amount shall in no event exceed $1,000,000 in the aggregate, by wire transfer of same day funds to one or more accounts designated by Newco; provided, that the existence of circumstances which could require the Company Termination Fee to become subsequently payable by the Company pursuant to Section 8.3(b) shall not relieve the Company of its obligations to pay the Newco Expenses pursuant to this Section 8.3(e); provided, further, that the payment by the Company of Newco Expenses pursuant to this Section 8.3(e) shall not relieve the Company of any subsequent obligation to pay the Company Termination Fee pursuant to Section 8.3(b).

8.4 Amendment. Subject to applicable law and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Newco, Merger Sub and the Company; provided, however, that in the event that the Company has received the Requisite Stockholder Approval, no amendment shall be made to this Agreement that requires the approval of such Company Stockholders under the DGCL without such approval.

8.5 Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE IX

GENERAL PROVISIONS

9.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Newco and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall so survive the Effective Time in accordance with their respective terms.

9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) immediately upon delivery by hand or by facsimile (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below:

(a)	if to Newco or Merger Sub, to:

c/o Accel-KKR Capital Partners III, L.P.

2500 Sand Hill Road, Suite 100

Menlo Park, California 94025

Attention: Ben Bisconti

Telecopy No.: (650) 289-2461

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Attention: Jeffrey Seifman, P.C.

                   Carol Anne Huff

                   Shelly M. Hirschtritt

Telecopy No.: (312) 862-2200

(b)	if to the Company (prior to the Effective Time), to:

SumTotal Systems, Inc.

1808 North Shoreline Boulevard

Mountain View, California 94043

Attention: Arun Chandra

                   Neil Laird

Telecopy No.: (650) 962-0378

with copies (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304-1050

Attention: Katharine A. Martin

                   Bradley L. Finkelstein

Telecopy No.: (650) 493-6811

9.3 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that Newco shall have the right to assign all or any portion of its rights and obligations under this Agreement (i) from and after the Effective Time, in connection with a merger or consolidation involving Newco or other disposition of all or substantially all of the assets of Newco or the Surviving Corporation, or (ii) from and after the Effective Time, to any lender providing financing to Newco or the Surviving Corporation or any of their Affiliates, for collateral security purposes, and any such lender may exercise all of the rights and remedies of Newco hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.4 Confidentiality. Newco, Merger Sub and the Company hereby acknowledge that Newco and the Company have previously executed a Mutual Confidential Disclosure Agreement, dated August 8, 2008 (as amended, the “Confidentiality Agreement”), which will continue in full force and effect in accordance with its terms until the Effective Time. For purposes of the Confidentiality Agreement, the execution of this Agreement by the Company shall constitute written consent by the Company to allow Newco, Merger Sub and Newco’s Representatives to take all actions permitted or contemplated by this Agreement, including contacting potential debt or, following the No-Shop Period Start Date equity financing sources and entering into agreements with such Persons, including stockholders or members or management as contemplated by Section 4.10 and Section 4.11 hereof, so long as such Persons agree to be bound by the Confidentiality Agreement.

9.5 Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Guarantee, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER NEWCO AND MERGER SUB, ON THE ONE HAND, NOR THE COMPANY, ON THE OTHER HAND, MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE (OR MADE AVAILABLE BY) BY ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

9.6 Third Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by the terms and provisions of Sections 6.10 and 9.8(e), and (b) subject to Section 9.8, after the Effective Time and the consummation of the Merger in accordance with the terms hereof, the rights of holders of shares of the Company Common Stock, Company Options and Company Stock-Based Awards solely to receive the merger consideration set forth in Article II.

9.7 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.8 Remedies.

(a) Except as otherwise provided herein (including, without limitation, Sections 9.8(b), (c), (d), and (e) below), any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. For purposes of clarity, the Company may not seek any remedy except, and solely as provided in Sections 9.8(c) and (d) below, subject to the terms and conditions contained therein.

(b) The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, on the one hand, or Newco and Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Commitment Letter or the Guarantee, the Company, on the one hand, and Newco and Merger Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, the Commitment Letter and the Guarantee by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement, the Commitment Letter and the Guarantee, and this right shall include the right of the Company to cause Newco and Merger Sub to fully enforce the terms of the Commitment letter against the Investor to the fullest extent permissible pursuant to the Commitment Letter and applicable laws and to thereafter cause the Merger to be consummated, so long as all conditions to the Merger have been satisfied. The Company, on the one hand, and Newco and Merger Sub, on the other hand, hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Newco or Merger Sub, on the other hand, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of Newco and Merger Sub under this Agreement.

(c) The Company hereby agrees that specific performance shall be its sole and exclusive remedy with respect to breaches by Newco or Merger Sub or any other Person or otherwise in connection with this Agreement or the transactions contemplated hereby and, except as provided in Section 9.8(d) below, that it may not seek or accept any other form of relief that may be available for breach under this Agreement, the Commitment Letter or the Guarantee or otherwise in connection with this Agreement or the transactions contemplated hereby (including monetary damages).

(d) If a court of competent jurisdiction has declined to specifically enforce the obligations of Newco and Merger Sub to consummate the Merger pursuant to a claim for specific performance brought against Newco and Merger Sub pursuant to this Section 9.8 and has instead granted an award of damages for such alleged breach against Newco or Guarantor, the Company may enforce such award and accept damages for such alleged breach (which Newco agrees may include damages based upon a decrease in share value or lost premium) only if, within two (2) weeks following such determination, Newco and Merger Sub are not willing to consummate the Merger in accordance with Article II of this Agreement. In addition, the Company agrees to cause any Legal Proceeding still proceeding to be dismissed with prejudice at such time as Newco and Merger Sub consummate the Merger in accordance with Article II of this Agreement or are otherwise willing to do so.

(e) The Company further agrees that (x) the seeking of the remedies provided for in Section 9.8(b) by Newco or Merger Sub shall not in any respect constitute a waiver by either Newco or Merger Sub of its right to seek any other form of relief that may be available to either of them under this Agreement (including monetary damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in Section 9.8(b) are not available or otherwise are not granted, and (y) nothing set forth in Section 9.8(a) shall require Newco or Merger Sub to institute any proceeding for (or limit Newco’s or Merger Sub’s right to institute any proceeding for) specific performance under Section 9.8(a) prior or as a condition to exercising any termination right under Article VIII (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to Section 9.8(b) or anything set forth in this Section 9.8(e) restrict or limit Newco’s or Merger Sub’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement that may be available then or thereafter. Notwithstanding anything set forth herein to the contrary, from and after the Effective Time, none of the Company, its Affiliates, or their respective current or former directors, stockholders, optionholders, officers or employees shall be entitled to seek or recover monetary or other damages or relief (including equitable relief) against Newco, the Surviving Corporation, the Guarantor, the Investor or any of their respective Affiliates in connection with this Agreement or the transactions contemplated hereby except for (a) claims against the Surviving Corporation as set forth and contemplated by Section 6.10 and (b) after the Effective Time and the consummation of the Merger in accordance with the terms hereof, the claims against the Surviving Corporation by holders of shares of the Company Common Stock solely to receive the merger consideration (or, in lieu there of, to enforce valid and perfected appraisal claims under Section 242 of the DGCL) as set forth in Article II. If any Legal Proceedings instituted by the Company or its Affiliates against Newco, Merger Sub, the Guarantor, the Investor or any of their respective Affiliates are pending as of the Effective Time, the Company shall cause such Legal Proceedings to be dismissed with prejudice as of the Effective Time, except for claims against the Surviving Corporation as set forth and contemplated by Section 6.10. The provisions of this Section 9.8 are intended to be for the benefit of, and shall be enforceable by, the Guarantor, the Investor and their respective Affiliates.

9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

9.10 Consent to Jurisdiction. Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, the Commitment Letter and the Guarantee, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.10 or in such other manner as may be permitted by applicable law, and nothing in this Section 9.10 shall affect the right of any party to serve legal process in any other manner permitted by applicable law, (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive general jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in the event any dispute or controversy arises out of this Agreement, the Commitment Letter, the Guarantee or the transactions contemplated hereby or thereby, the Commitment Letter, the Guarantee, or for recognition and enforcement of any judgment in respect thereof, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (d) agrees that any actions or proceedings arising in connection with this Agreement, the Commitment Letter, the Guarantee or the transactions contemplated hereby or thereby shall be brought, tried and determined only in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same and (f) agrees that it will not bring any action relating to this Agreement, the Commitment Letter, the Guarantee or the transactions contemplated hereby or thereby in any court other than the aforesaid courts. Each of Newco, Merger Sub and the Company agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

9.11 WAIVER OF JURY TRIAL. EACH OF NEWCO, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE COMMITMENT LETTER, THE GUARANTEE OR THE ACTIONS OF NEWCO, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.

9.12 Company Disclosure Letter References. The parties hereto agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding section or subsection of this Agreement, and (ii) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (ii) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure.

9.13 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

ST SOFTWARE HOLDINGS, LLC

By:	/s/ Benjamin Bisconti
Name:	Benjamin Bisconti
Title:	President

ST MERGERSUB, INC.

By:	/s/ Benjamin Bisconti
Name:	Benjamin Bisconti
Title:	President

SUMTOTAL SYSTEMS, INC.

By:	/s/ Arun Chandra
Name:	Arun Chandra
Title:	Chief Executive Officer

[AGREEMENT AND PLAN OF MERGER]

Annex B

RBC Capital Markets Corporation Two Embarcadero Center Suite 1200 San Francisco, CA 94111

Telephone: (415) 633-8500

April 23, 2009

The Board of Directors

SumTotal Systems, Inc.

1808 North Shoreline Boulevard

Mountain View, CA 94043

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders (the “Stockholders”) of the common stock, par value $0.001 per share (the “Common Stock”), of SumTotal Systems, Inc., a Delaware corporation (the “Company”), of the Per Share Price (as defined below) provided for under the terms of the proposed Agreement and Plan of Merger (the “Agreement”) by and among ST Software Holdings, LLC, a Delaware limited liability company (“Newco”), ST Mergersub, Inc., a Delaware corporation and wholly-owned subsidiary of Newco (“Merger Sub”), and the Company. Capitalized terms used herein shall have the meanings used in the Agreement unless otherwise defined herein.

The Agreement provides, among other things, that, subject to the terms and conditions specified therein, at the Effective Time, Merger Sub will merge with and into the Company (the “Merger”) and, at the Effective Time, each share of Common Stock (a “Share”) issued and outstanding immediately prior to the Effective Time (other than (i) any Owned Company Shares, all of which will be cancelled for no consideration, (ii) any Dissenting Company Shares, and (iii) shares issuable pursuant to any Company Stock-Based Awards or Company Options) will be converted into the right to receive $3.80 in cash without interest (the “Per Share Price”) and the separate corporate existence of Merger Sub will thereupon cease. Under a proposed Guarantee of Accel-KKR Capital Partners III, L.P. (“Guarantor”) to be entered into concurrently with the Agreement, and to the extent, subject to the conditions and for the period specified in such Guarantee, Guarantor will guarantee the obligations of Newco and Merger Sub under the Agreement.

RBC Capital Markets Corporation (“RBC”), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes.

We are acting as financial advisor to the Board of Directors of the Company (the “Company Board”) in connection with the Merger, and we will receive a fee for our services upon delivery of this opinion, which is not contingent upon the successful completion of the Merger. In addition, for our services as financial advisor to the Company in connection with the Merger, if the Merger is successfully completed we will receive an additional larger fee (against which will be credited the fee paid to RBC for analysis provided to the Company Board under a prior engagement in 2008). Further, in the event that the Merger is not completed and the Company consummates at any time thereafter, pursuant to a definitive agreement entered into during the term of RBC’s engagement or (unless RBC has terminated its engagement) during the 12 months following such term, another “Transaction”, (i) if such Transaction constitutes a change in control of the Company or a disposition of an interest in a material amount of the Company’s assets we will be entitled to a specified Transaction fee based on the “Aggregate Transaction Value” of such other “Transaction”, and (ii) if such Transaction is not within the categories referred to in (i) above, the Company Board and we have agreed to negotiate a reasonable and customary fee for the Transaction (all as specified in our engagement agreement with the Company dated October 15, 2008, as amended April 3, 2009). In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of our engagement and to reimburse the reasonable out-of-pocket expenses incurred by us in performing our services (subject to a limit which may not be exceeded without the Company’s written approval). In the past two years we have provided the following investment banking and financial advisory services to the Company, in addition to our services as financial advisor to the Company Board in connection with the Merger: (i) in 2007, we acted as sole placement agent to the Company in connection with its registered direct offering of common stock, for which we received customary fees, and (ii) in 2008, we provided certain financial analysis to the Company, for which we received a customary fee that will be credited against the contingent fee we will receive if the Merger is completed. RBC and/or one or more of its affiliates hold(s) passive investments in certain of the investment funds managed by Guarantor. In the ordinary course of business, RBC may act as a market maker and broker in the publicly traded securities of the Company and receive customary compensation, and may also actively trade securities of the Company for our own account and the accounts of our customers, and, accordingly, RBC and its affiliates, may hold a long or short position in such securities.

For the purposes of rendering our opinion, we have undertaken such review and inquiries as we deemed necessary or appropriate under the circumstances, including the following: (i) we reviewed the financial terms of the draft Agreement received by us on April 23, 2009 (the “Latest Draft Agreement”); (ii) we reviewed and analyzed certain publicly available financial and other data with respect to the Company and certain other relevant historical operating data relating to the Company made available to us from published sources and from the internal records of the Company; (iii) we reviewed financial estimates, projections and forecasts of the Company (“Forecasts”), prepared by the management of the Company; (iv) we conducted discussions with members of the senior management of the Company with respect to the business prospects and financial outlook of the Company as a standalone entity; (v) we reviewed the reported prices and trading activity for Company Common Stock; and (vi) we performed other studies and analyses as we deemed appropriate.

In arriving at our opinion, we performed the following analyses in addition to the review, inquiries, and analyses referred to in the preceding paragraph: (i) we compared the financial metrics of selected precedent transactions with the financial metrics implied by the Per Share Price; (ii) we compared selected market valuation metrics of the Company and other comparable publicly traded companies with the financial metrics implied by the Per Share Price; and (iii) we compared the premiums paid in selected precedent transactions with the premiums implied by the Per Share Price.

Several analytical methodologies have been employed and no one method of analysis should be regarded as critical to the overall conclusion we have reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusions we have reached are based on all the analysis and factors presented, taken as a whole, and also on application of our own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. We therefore give no opinion as to the value or merit standing alone of any one or more parts of the analyses.

In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all the information that was publicly available to us and all of the financial, legal, tax, operating and other information provided to or discussed with us by the Company (including, without limitation, the financial statements and related notes thereto of the Company), and have not assumed responsibility for independently verifying and have not independently verified such information. We have assumed that all Forecasts provided to us by the management of the Company were reasonably prepared on bases reflecting the best currently available estimates and good

RBC Capital Markets Corporation

faith judgments of the future financial performance of the Company, as a standalone entity. We express no opinion as to such Forecasts or the assumptions upon which they were based.

In rendering our opinion, we have not assumed any responsibility to perform, and have not performed, an independent evaluation or appraisal of any of the assets or liabilities of the Company, and we have not been furnished with any such valuations or appraisals. We have not assumed any obligation to conduct, and have not conducted, any physical inspection of the property or facilities of the Company. We have not investigated, and make no assumption regarding, any litigation or other claims affecting the Company. We have not investigated, and make no assumption, regarding the solvency of the Company, Newco or Merger Sub nor the impact (if any) on such solvency of the financing for the Merger contemplated by the Commitment Letter nor of any Debt Financing.

We have assumed, in all respects material to our analysis, that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We have further assumed that the executed version of the Agreement will not differ, in any respect material to our opinion, from the Latest Draft Agreement.

Our opinion speaks only as of the date hereof, is based on the conditions as they exist and information which we have been supplied as of the date hereof, and is without regard to any market, economic, financial, legal, or other circumstances or event of any kind or nature which may exist or occur after such date. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon events occurring after the date hereof and do not have an obligation to update, revise or reaffirm this opinion.

The opinion expressed herein is provided for the information and assistance of the Company Board in connection with the Merger. We express no opinion and make no recommendation to any Stockholder as to how such Stockholder should vote with respect to the Merger. All advice and opinions (written and oral) rendered by RBC are intended for the use and benefit of the Company Board. Such advice or opinions may not be reproduced, summarized, excerpted from or referred to in any public document or given to any other person without the prior written consent of RBC. If required by applicable law, such opinion may be included in any disclosure document filed by the Company with the SEC with respect to the Merger; provided, however, that such opinion must be reproduced in full and that any description of or reference to RBC be in a form reasonably acceptable to RBC and its counsel. RBC shall have no responsibility for the form or content of any such disclosure document, other than the opinion itself. RBC consents to a description of and the inclusion of the text of this opinion in any filing required to be made by the Company with the SEC in connection with the Merger and in materials delivered to the Stockholders that are a part of such filings; provided, however, that such description must be in a form reasonably acceptable to RBC.

Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger or the relative merits of the Merger compared to any alternative business strategy or transaction in which the Company might engage.

Our opinion addresses solely the fairness of the Price Per Share, from a financial point of view, to the Stockholders. Our opinion does not in any way address other terms or arrangements of the Merger or the Agreement, including, without limitation, the financial or other terms of any other agreement contemplated by, or to be entered into in connection with, the Agreement. Further, in rendering our opinion we express no opinion about the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or class of such persons, relative to the compensation to the public Stockholders.

Our opinion has been approved by RBC’s M&A Fairness Opinion Committee.

RBC Capital Markets Corporation

Based on our experience as investment bankers and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Price Per Share is fair, from a financial point of view, to the Stockholders.

Very truly yours,

/s/ RBC Capital Markets Corporation

RBC CAPITAL MARKETS CORPORATION

RBC Capital Markets Corporation

Annex C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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